SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Bay View Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Bay View Logo]

September __, 2002

Dear Bay View Capital Corporation Stockholder:

     We invite you to attend a special meeting of our stockholders to consider and act upon our plan of dissolution and stockholder liquidity under which we will:

     •     sell all of our assets, including the sale of the retail banking assets of Bay View Bank, N .A. (the “Bank”) to U.S. Bank;

     •     pay all of our debts and liabilities;

     •     distribute the remaining proceeds of our asset sales to our stockholders; and

     •     dissolve our corporation.

     We currently estimate that the total distributions to our stockholders will range from $6.85 to $7.00 per share in cash compared to the closing price range of our common stock of $          to $         since we announced our plan on July 22, 2002. We do not anticipate any distributions prior to March 31, 2003; we further anticipate that approximately 80% of the total stockholder distributions will be made not later than December 31, 2003 and that all significant stockholder distributions will be completed by June 30, 2004. Stockholders will recognize gain or loss for federal income tax purposes on the amounts distributed to them depending on the amount of the adjusted tax basis in their shares. Any loss for federal income tax purposes will generally be recognized only when the final distribution is received.

     The special meeting will be held at 11:00 a.m., local time, at our main offices, which are located at 1840 Gateway Drive, San Mateo, California. At the special meeting, in addition to voting on our plan of dissolution and stockholder liquidity, you will also be asked to consider and act upon approval of the sale of the Bank’s retail banking assets to U.S. Bank. If you vote to authorize our plan of dissolution and stockholder liquidity, you will also be granting our board of directors discretion to determine whether to proceed or not proceed with our plan of dissolution and stockholder liquidity and to sell our assets at its discretion. The principal contingency to consummation of the sale of the Bank’s assets to U.S. Bank is the Bank’s ability to secure the approximately $2.2 billion in cash the Bank will pay to U.S. Bank for its assumption of the Bank’s deposit liabilities. If the Bank is unable to secure that funding, it is obligated to pay a termination fee of $5.0 million to U.S. Bank.

     Our officers and directors, who own approximately 1.64% of our outstanding common stock, have advised us that they intend to vote for approval of our plan of dissolution and stockholder liquidity and for approval of the sale of the Bank’s retail banking assets to U.S. Bank.

SEE “RISK FACTORS” FOR IMPORTANT INFORMATION ON VARIOUS RISKS
RELATING TO THE MATTERS TO BE VOTED ON AT THE SPECIAL MEETING.
“RISK FACTORS” BEGINS ON PAGE __.

     The background of the special meeting is as follows:

     •     As we have previously reported, the substantial losses that Bay View Capital Corporation (“we,” “us,” “our” or the “Company”) suffered in 2000 materially adversely affected our regulatory capital levels and those of the Bank, our principal subsidiary. This adverse effect on our regulatory capital levels and those of the Bank resulted in the imposition of regulatory agreements by the Board of Governors of the Federal Reserve System (the “FRB”) with respect to the Company and the Office of the Comptroller of the Currency (the “OCC”) with respect to the Bank.

     •     In March 2001, in light of the critical financial condition and the uncertain future of the Company and the Bank, we retained the current management of the Company to develop and implement a strategic plan to restore the Company’s and the Bank’s financial stability. The principal elements of the strategic plan developed by our current management were the sale of the Bank’s higher risk assets, including the sale of its franchise loan servicing operations and franchise loans, and a renewed focus on the Bank’s commercial and retail banking platforms.

     •     Following the significant and successful turnaround actions undertaken and completed in 2001 under the strategic plan, the Company began active consideration of various alternatives to maximize its value to its stockholders.

     •     We retained Credit Suisse First Boston Corporation to assist us in evaluating a variety of transactions. Through this evaluation process, we determined that greater stockholder value could be obtained by adopting a plan of dissolution and stockholder liquidity providing for the sale of selected assets of the Bank to more than one purchaser rather than by an alternative approach such as selling all of the Company or the Bank as a whole. We believe this fact is largely the result of the mismatch between the character of the Bank’s and our assets and liabilities, which resulted from strategies of prior management.

     •     As a result, the Company pursued the separate sales of the Bank’s significant operations. This process resulted in the Bank’s July 22, 2002 agreements to sell its retail banking assets (its deposits, branches and branch, MoneyCare and service center operations), as well as approximately $373.0 million of single family residential mortgages, home equity and commercial loans to U.S. Bank National Association (“U.S. Bank”) and to sell to Washington Mutual Bank, FA approximately $1.0 billion of multifamily and commercial real estate loans. This latter sale has been substantially completed.

     Our board of directors has unanimously approved the agreement between the Bank and U.S. Bank and our plan of dissolution and stockholder liquidity and concluded that the agreement between the Bank and U.S. Bank and the plan of dissolution and stockholder liquidity and the transactions the plan contemplates are fair to and in the best interests of the Company and our stockholders because it will enable us to realize substantially all of the value of our deferred tax assets of $181 million and because the deposit premium offered by U.S. Bank was higher than that offered by anyone else.

     ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS TO AUTHORIZE A PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY AND APPROVE THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK.

     The accompanying notice of special meeting and proxy statement explain our plan of dissolution and stockholder liquidity in greater detail, including the agreement to sell the Bank’s retail banking assets to U.S. Bank, and provide specific information concerning the special meeting. We are also enclosing a copy of our Form 10-Q Quarterly Report reflecting our financial condition at June 30, 2002 and the results of our operations for the six months ended June 30, 2002. We recommend that you read these materials carefully, including the appendices, which include the full text of our plan of dissolution and stockholder liquidity and of the Bank’s agreement with U.S. Bank.

     Your vote is important. Because approval of the proposals requires the affirmative vote of the holders of a majority of our outstanding shares of common stock, if you fail to return the enclosed proxy card or otherwise vote in favor of the proposals, it will have the effect of voting against the proposals. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and do so.

Sincerely,

John R. McKean, Chairman of the Board	Robert B. Goldstein, President and Chief Executive Officer

[Bay View logo]

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER __, 2002

To the Stockholders of BAY VIEW CAPITAL CORPORATION:

     A special meeting of stockholders (“you” refers to stockholders) of Bay View Capital Corporation (“we,” “us,” “our” or the “Company”) will be held at 11:00 a.m., local time, on           , September      , 2002, at our main offices, which are located at 1840 Gateway Drive, San Mateo, California for the following purposes:

•	To consider and vote upon a proposal to authorize a plan of dissolution and stockholder liquidity under which we will sell or otherwise dispose of all of our assets, including the sale of the Bank’s retail banking assets to U.S. Bank, and, after we pay or make arrangements to pay our liabilities and expenses, we will distribute the net proceeds of our asset sales to our stockholders, as described in greater detail in the accompanying proxy statement; and

•	To consider and vote upon a proposal to approve the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of the Purchase and Assumption Agreement dated as of July 22, 2002 between the Bank and U.S. Bank, as described in greater detail in the accompanying proxy statement.

     Our board of directors has fixed the close of business on August 20, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment, postponement or continuation thereof. A list of the stockholders entitled to vote at the special meeting will be available for examination at our main offices at 1840 Gateway Drive, San Mateo, California by any stockholder for any purpose related to the special meeting during ordinary business hours for the ten days prior to the special meeting as well as at the meeting.

     Please review the accompanying proxy statement and other materials carefully for a more complete description of the matters to be acted upon at the special meeting, including our plan of dissolution and stockholder liquidity, the full text of which is included as Appendix A to the accompanying proxy statement, and the agreement between the Bank and U.S. Bank, the full text of which is included as Appendix B to the accompanying proxy statement.

     Our board of directors has determined that the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank are advisable and fair to and in the best interests of the Company and our stockholders. Accordingly, our board of directors unanimously approved our plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank and unanimously recommends that you vote “FOR” the proposals to authorize our plan of dissolution and stockholder liquidity and to approve the sale of the Bank’s retail banking assets to U.S. Bank.

     You are requested to complete, sign, date and return the enclosed form of proxy in the envelope provided, whether or not you expect to attend the special meeting in person. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Carolyn P. Williams-Goldman, Secretary

September      , 2002
San Mateo, California

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND OUR SPECIAL MEETING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
INFORMATION CONCERNING THE SPECIAL MEETING
Date, Time and Place of the Special Meeting
Purpose of the Special Meeting
Record Date for Voting; Voting at the Meeting; Quorum
Vote Required
Voting Your Shares by Proxy
Revoking Your Proxy
Solicitation of Proxies
Voting Shares Held in “Street Name”
Voting in Person
No Appraisal Rights
PROPOSAL 1 — TO APPROVE OUR PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY
Introduction
Background of Our Plan of Dissolution and Stockholder Liquidity
Description of Our Plan of Dissolution and Stockholder Liquidity
Abandonment of Our Plan of Dissolution and Stockholder Liquidity
Sale of Remaining Assets
Payment of Claims and Obligations
Distributions to Stockholders
Contingency Reserve; Liquidating Trust
Final Record Date
Listing and Trading of Our Common Stock; Interests in the Liquidating Trust
Continuing Liability of Stockholders After Dissolution
No Appraisal Rights
Regulatory Approvals
Accounting Treatment
Certain Consequences of Our Plan of Dissolution and Stockholder Liquidity
Debt Securities and Capital Securities of the Company and the Bank
Conflicts of Interest; Interest of Certain Persons in Matters To Be Acted Upon
Material Federal Income Tax Consequences of Our Plan of Dissolution and Stockholder Liquidity
PROPOSAL 2 — TO APPROVE THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK
Background of the Transaction with U.S. Bank
Description of the Company, the Bank and U.S. Bank
Description of the Agreement between the Bank and U.S. Bank
Opinion of the Bank’s Financial Advisor
Certain Projections Provided to the Bank’s Financial Advisor
Recommendation of Our Board of Directors to Our Stockholders
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
APPENDIX A BAY VIEW CAPITAL CORPORATION PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY
APPENDIX B
Revised Preliminary Proxy Materials

(i)

Appendices:
Appendix A	—	Plan of Dissolution and Stockholder Liquidity of Bay View Capital Corporation	A-1
Appendix B	—	Purchase and Assumption Agreement Dated as of July 22, 2002 Between Bay View Bank, N.A. and U.S. Bank National Association	B-1
Appendix C	—	Opinion of Credit Suisse First Boston Corporation	C-1

(ii)

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS AND OUR SPECIAL MEETING

     In an effort to summarize the information contained in this proxy statement in a clear manner, we have decided to use a question and answer format. However, the following questions and answers are only intended to be a summary of the information contained in this proxy statement. We encourage you to read the full text of this proxy statement, which describes the proposals in greater detail.

Q. What are our stockholders being asked to approve?

A. Each of our stockholders is being asked to vote in favor of proposals to:

     •     Authorize a plan of dissolution and stockholder liquidity pursuant to which we will sell or otherwise dispose of all of our assets, including the sale of the Bank’s retail banking assets to U.S. Bank, and, after we pay or make arrangements to pay our liabilities and expenses, we will make distributions of the net proceeds of our asset sales to our stockholders and then dissolve; and

     •     Approve the sale of the Bank’s retail banking assets to U.S. Bank.

Q. Why has our board of directors decided to sell our assets and dissolve the Company?

A. Following the significant and successful turnaround actions undertaken and completed in 2001 under our strategic plan:

     •     We began active consideration of various alternatives to maximize value for our stockholders;

     •     We retained Credit Suisse First Boston Corporation to assist in the evaluation of a variety of transactions;

     •     Through this evaluation process, we determined that greater stockholder value could be obtained by adopting a plan of dissolution and stockholder liquidity that provided for the sale of selected assets of the Bank to more than one purchaser rather than by an alternative approach such as selling all of the Company or the Bank as a whole because we could realize substantially all of the value of our deferred tax assets of approximately $181 million and because the deposit premium offered by U.S. Bank was higher than that offered by anyone else. As a result, the Company pursued the separate sales of the Bank’s significant operations; and

     •     This process resulted in the July 22, 2002 agreements with U.S. Bank National Association (“U.S. Bank”) to sell it the Bank’s retail banking assets as well as approximately $373.0 million of single family residential mortgage, home equity and commercial loans and with Washington Mutual Bank, FA (“Washington Mutual”) to sell it approximately $1.0 billion of multifamily and commercial real estate loans.

Q. What benefits will the Bank receive from the transaction with U.S. Bank?

A. The principal benefits are:

     •     The deposit premium of approximately $429 million that the Bank will receive from the transaction with U.S. Bank will allow us to realize substantially all of the value of our deferred tax assets;

     •     We will be able to convert our intangible goodwill asset to a tangible asset and increase our tangible equity from $3.60 per share at June 30, 2002 to a pro forma net assets in liquidation at June 30, 2002 of approximately $7.00 per share. Reference is made to the Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation on page      .

Q. What other actions are contemplated by the plan of dissolution and stockholder liquidity?

A. Under the plan of dissolution and stockholder liquidity, the full text of which is included as Appendix A to this proxy statement and which we encourage you to read carefully, we intend to sell our remaining assets in an orderly manner and to collect all additional monies owed to us. We will then pay or make adequate accruals and reserves for the payment of all of our known liabilities and obligations, including our debt securities, Capital Securities and our expenses related to the sale of our assets and our plan of dissolution and stockholder liquidity. We presently believe the amount of additional accruals and reserves would not exceed $80 million. We may also set aside a contingency reserve to cover any contingent liabilities remaining at the time of our first distribution to stockholders. We cannot presently estimate this amount. After we have paid these liabilities or provided for their payment, we will make one or more liquidating distributions to our stockholders, representing the net proceeds of our asset sales.

Q. What will our stockholders receive if the plan of dissolution and stockholder liquidity is approved?

A. We currently estimate that the total distributions to our stockholders will range from $6.85 to $7.00 per share in cash compared to the closing price range of our common stock of $         to $         since we announced our plan on July 22, 2002. However, it is not possible at this time to indicate an exact amount for the total distributions we intend to make to our stockholders for a number of reasons, including:

     •     the need to obtain approval of the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”) to make any distributions;

     •     possible negative post-closing purchase price adjustments pursuant to the Bank’s agreements with U.S. Bank and Washington Mutual;

     •     the amount of the Bank’s deposits during the period prior to the closing of the transaction with U.S. Bank may be lower than we expect;

     •     the proceeds that we in fact receive from the disposition of other assets that are not yet subject to purchase commitments could be less than we currently anticipate;

     •     our expenses and other obligations prior to liquidation could be greater than we currently anticipate;

     •     our operations could be less profitable during the period prior to liquidation and could require more cash than we currently anticipate as a result of the impact of future events we cannot currently predict;

     •     claims for indemnification that we do not currently anticipate could be made under the various agreements governing prior and future asset sales;

     •     the year in which various sales close may alter the amount and timing of the imposition of income taxes on us and, if sales do not close in the year anticipated, the realization of deferred tax assets could be less than anticipated; and

     •     proposed legislation may be enacted in California that would suspend deduction of net operating loss carryforwards in 2002 and 2003, and, thereby increase California taxes imposed on us.

     As a result, no assurance can be given as to the amount of the distributions that will be made to our stockholders or that these distributions would be equal to the sum of the per share net assets in liquidation.

Q. When will our stockholders receive distributions if the plan of dissolution and stockholder liquidity is authorized?

A. We do not anticipate any distributions to stockholders prior to March 31, 2003. We further anticipate that approximately 80% of the total stockholder distributions will be made not later than December 31, 2003 and that all significant stockholder distributions will be completed by June 30, 2004. At June 30, 2002, we and the Bank had approximately $263.0 million of principal and accrued interest outstanding under our debt securities and capital securities that must be repaid, or the repayment provided for, as well as our other liabilities that must be paid, before we can make any significant distributions to our stockholders.

Q. What are the financial interests of our management under our plan of dissolution and stockholder liquidity and the transaction with U.S. Bank?

A. Our five highest paid executive officers will receive change-in-control benefits totaling $7.73 million and tax gross-up payments of $3.5 million if our plan of dissolution and stockholder liquidity is authorized and the sale of the Bank’s retail banking assets to U.S. Bank is consummated. Total change-in-control payments to all of our employees under these circumstances, including our five highest paid executive officers, will total approximately $18.2 million and anticipated severance to our other employees over the next three to six months is estimated at $4.1 million. Our five highest paid executive officers will also realize gains on stock options they hold aggregating $1.8 million based on a stock price of $5.52 as of August 5, 2002, while all of our employees as a group, including our five highest paid executive officers, will realize gains on stock options that total approximately $2.75 million. Two of our five highest paid executive officers will serve as non-employee members of our board of directors after closing of the sale of the Bank’s retail banking assets to U.S. Bank and will receive annual directors’ fees of $36,000 in the case of Mr. Rose and $56,000 in the case of Mr. Goldstein who will serve as chairman of the board; each of them would also receive $18,000 per year for serving on the executive committee of our board of directors.

Q. How will the Company and the Bank provide for repayment of their outstanding debt securities and capital securities?

A. The Company currently anticipates that the following actions will be taken with respect to outstanding debt securities and capital securities concurrently with the closing of the transaction with U.S. Bank and assuming receipt of the necessary approvals from the FRB and the OCC and approval of certain actions by the holders of our capital securities:

     $99.7 million of our 9-1/8% Subordinated Notes. Concurrently with the closing of the transaction with U.S. Bank, we will provide for the redemption of our 9-1/8% Subordinated Notes at the applicable redemption price of par plus a premium of 4.563%.

     $90.0 million of our 9.76% Junior Subordinated Deferrable Interest Debentures (“Junior Debentures”) and related Capital Securities (the “Capital Securities”) issued by Bay View Capital I (the “Trust”). We plan to hold a meeting of the holders of our Capital Securities on September

      , 2002 to consider and act upon proposals (i) to approve the waiver of those provisions of the legal instruments governing the Junior Debentures that, absent waiver, prevent us from selling or otherwise disposing of all of our assets pursuant to our plan of dissolution and stockholder liquidity and (ii) approve the amendment of certain provisions of the legal instruments governing the Capital Securities and the Junior Debentures to permit the Trust to make an optional redemption offer under which each holder of Capital Securities could elect to have the Capital Securities owned by such holder redeemed at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption. We anticipate paying accrued and unpaid distributions on the Capital Securities promptly following the closing of the transaction with U.S. Bank, and, if the proposal is approved by the holders of the Capital Securities, we further anticipate making the optional redemption offer in the first quarter of 2003.

     If the proposal is rejected by the holders of the Capital Securities, concurrently with the closing of the transaction with U.S. Bank and as permitted by the applicable indenture, we will instead make adequate provision for the redemption of the Junior Debentures on December 31, 2003 at par value plus outstanding accrued interest. The proceeds from the redemption of the Junior Debentures will be used to redeem the Capital Securities on December 31, 2003 at $25.00 per Capital Security plus accrued and unpaid distributions to December 31, 2003, all as provided in the legal instruments governing the Junior Debentures and the Capital Securities. This action would render inapplicable the provisions in the indenture governing the Junior Debentures that would otherwise prohibit the sale or other disposition of all of our assets.

     $50.0 million of the Bank’s 10% Subordinated Notes. We intend to cause the Bank to redeem its 10% Subordinated Notes at par following the closing of the transaction with U.S. Bank, but in no event later than the end of the first quarter of 2003.

     These actions are not only subject to our need to obtain approvals from the FRB and the OCC but also to our having sufficient funds available. We may not make any distributions to our stockholders under our plan of dissolution and stockholder liquidity to the extent that such distributions would impair our ability to satisfy our repayment obligations under outstanding debt securities, the Capital Securities and other liabilities.

Q. What if the Company cannot convert all of its assets to cash?

A. Management currently anticipates that the Company will be able to liquidate all of its assets. However, if a conclusion is ultimately reached that sufficient value cannot be obtained for certain of the Bank’s subsidiary operations or that adverse market conditions would delay future asset sales, the Company will consider distributing the stock of such subsidiaries to its stockholders or distributing the assets to a liquidating trust.

Q. Can I sell my shares of common stock if the proposals to adopt the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets are approved?

A. Yes. Our common stock currently trades on the New York Stock Exchange (the “NYSE”) and closed at $         on September    , 2002. We anticipate that our common stock will continue to be listed on the NYSE if our stockholders authorize the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank and will remain listed until we make a significant distribution to stockholders, which we anticipate will occur not later than December 31, 2003, and establish a final record date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law.

Q. Will the Company proceed with the plan of dissolution and stockholder liquidity if we cannot consummate the sale of the Bank’s retail banking assets to U.S. Bank?

A. No. Proceeding with other aspects of the plan of dissolution and stockholder liquidity, including the redemption or providing for the redemption of our debt securities and the Capital Securities, is contingent upon the closing of the transaction with U.S. Bank.

     Q. What is the principal contingency relating to the consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank?

A. We must arrange additional sources of funding in order to complete the transaction with U.S. Bank. The purchase and assumption agreement with U.S. Bank provides that U.S. Bank, as the acquiring party, will assume the Bank’s liabilities to pay its depositors the balance in their deposit accounts in accordance with the terms of such accounts. As a result, at the closing of the transaction with U.S. Bank, the Bank must pay cash to U.S. Bank in an amount equal to the amount of the deposit liabilities of the Bank that U.S. Bank is assuming.

     The following table illustrates the funds required and the anticipated sources of those funds to complete the transaction with U.S. Bank:

Amount
Funds Required	(in millions)
Payment to U.S. Bank for assumption of liabilities	$3,033

Anticipated Source of Funds
Deposit premium to be paid by U.S. Bank	$429
Purchase price of loans and property to be sold to U.S. Bank	382

Amount
(in millions)
Cash from the securitization of automobile loans	453
Cash from the securitization of automobile lease residuals	155
Proceeds from sale of marketable securities	222
Cash and cash equivalents as of August 27, 2002	1,816

$3,457

Q. What regulatory approvals are needed to consummate the transaction with U.S. Bank?

A. Before the sale of the Bank’s retail banking assets to U.S. Bank can be consummated, approval must be obtained from the OCC under the Bank Merger Act. In addition, we need to receive permission from the FRB and the Bank needs to receive permission from the OCC under the regulatory agreements to which we and the Bank are currently subject in order to take certain actions necessary to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank.

Q. When do you expect to make the required regulatory filings and obtain the required regulatory approvals?

A. U.S. Bank made the necessary filings under the Bank Merger Act on August      , 2002. Both we and the Bank have made written requests of the FRB and the OCC, respectively, to permit the various actions we must take to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank that otherwise would be restricted by the regulatory orders.

Q. What are the other contingencies to the completion of the transaction with U.S. Bank?

A. There are certain usual and customary conditions that must be satisfied before U.S. Bank is obligated to complete the transaction, including, among others:

     •     that the Bank’s representations and warranties in the agreement continue to be true and correct in all material respects;

     •     that the Bank shall have complied with all of its covenants and obligations under the agreement;

     •     that the transaction has been approved by our stockholders;

     •     there having occurred no material adverse change with respect to the Bank’s business;

     •     the Bank shall have obtained consents from substantially all of the lessors of its branch locations to the assignment of the related leases to U.S. Bank; and

     •     the Bank shall have obtained an opinion from a nationally recognized business valuation expert acceptable to U.S. Bank to the effect that, as of the closing date and after giving effect to the Bank’s transactions pursuant to its agreements with U.S. Bank and Washington Mutual, the Bank’s assets have a value in excess of the Bank’s liabilities and indebtedness, that the Bank’s capitalization is not unreasonably small in relation to its continuing business and that the Bank will be able to pay its indebtedness and other accrued and probable liabilities as they become due.

Q. What will happen if the plan of dissolution and stockholder liquidity is not authorized?

A. In this event, we would not proceed with the sale of the Bank’s retail banking assets to U.S. Bank and the plan of dissolution and stockholder liquidity and we would not proceed with our plan for redemption of our debt securities and the Capital Securities as described in this proxy statement. Instead, we would continue to operate the Bank, which is now well-capitalized, and our other business units, and we would continue to consider other strategies for maximizing stockholder value in the future and we would plan to redeem our debt securities and the Capital Securities in accordance with the legal instruments currently governing those securities. We would, however, continue pursuing those asset sales that are consistent with our strategic plan.

     In the event the agreement between the Bank and U.S. Bank is terminated by U.S. Bank because the Bank breaches any of its representations, warranties or covenants in the agreement between the Bank and U.S. Bank relating to the Bank’s use of its reasonable best efforts to have sufficient funds available to consummate the transactions contemplated by the agreement or is terminated by the Bank or U.S. Bank after March 31, 2003 and, at the time of termination, the Bank did not have sufficient funds to consummate the transactions contemplated by the agreement, the Bank has agreed to pay U.S. Bank a termination fee of $5.0 million. In addition, if the agreement between the Bank and U.S. Bank is terminated by either the Bank or U.S. Bank because our stockholders do not approve our plan of dissolution and stockholder liquidity and the sale of our retail assets to U.S. Bank and within nine months after termination (18 months in certain circumstances), we or the Bank enter into a definitive agreement relating to an acquisition proposal (as defined in the agreement between the Bank and U.S. Bank), the Bank has agreed to pay U.S. Bank a termination fee of $20.0 million.

     If we do not consummate the deposit transaction with U.S. Bank or a similarly large sale of deposits during 2002, we will write-off through a provision for income taxes approximately $15.5 million in deferred tax assets that will expire in 2002. In addition, we believe that we would need to make significant investments in technology and other infrastructure improvements that have been deferred and that may adversely impact near-term operating results.

Q. What is our board of directors’ recommendation?

A. Our board of directors has unanimously determined that our plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank are fair to you and in your best interests and the best interests of the Company and recommends that you vote to authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank. The principal reason for our board of directors’ decision is that our plan maximizes the value to our stockholders because it enables us to realize substantially all of the value of our deferred tax assets of approximately $181 million and the fact that the deposit premium offered by U .S. Bank was higher than that offered by anyone else. In making this determination, our board of directors also took into account the unanimous approval by the Bank’s board of directors of the agreement between the Bank and U.S. Bank and the opinion of Credit Suisse First Boston Corporation, the Bank’s independent financial advisor, as to the fairness from a financial point of view of the consideration to be received by the Bank under its agreement with U.S. Bank. The members of our board of directors own approximately 1.17% of our outstanding common stock and each of them has advised us that he or she will vote for approval of the proposals.

Q. What was the opinion of the Bank’s financial advisor?

A. Credit Suisse First Boston Corporation, as the financial advisor to the Company and the Bank, presented a written opinion to the board of directors of the Bank to the effect that, as of July 22, 2002, the date of Credit Suisse First Boston Corporation’s opinion, and based upon the assumptions made by Credit Suisse First Boston Corporation, the matters it considered and the limitations of its review as set forth in its written opinion, the consideration to be paid to the Bank by U.S. Bank as specified in the Bank’s agreement between the Bank and U.S. Bank is fair to the Bank from a financial point of view. For its work as our financial advisor, if we complete the transaction with U.S. Bank, Credit Suisse First Boston Corporation will be entitled to receive an advisory fee of approximately $2.9 million. Credit Suisse First Boston Corporation is also entitled to a fee of $500,000 for providing the fairness opinion.

     Credit Suisse First Boston Corporation did not provide any other opinion to us, including any opinion relating to our plan of dissolution and stockholder liquidity, the sales of our assets or our subsequent distribution of the net proceeds of those sales to our stockholders.

Q. Does the plan of dissolution and stockholder liquidity involve any risks to our stockholders?

A. Under Delaware law, our stockholders could be held liable for payment to our creditors for their pro rata share of any deficiency, to the extent our stockholders have previously received distributions from us, if:

     •     we fail to make adequate provision for the payment of our expenses and liabilities; or

     •     in the event that we transfer our assets to a liquidating trust, the assets held in the liquidating trust are less than the amount of our expenses and liabilities.

     This risk exists, because, as part of our plan of dissolution and stockholder liquidity, we are obligated to pay, or make provision for the payment of, our expenses and our fixed and contingent liabilities.

Q. What are the federal and state tax consequences to the Company of the plan of dissolution and stockholders liquidity and the sale of the Bank’s retail banking assets?

A. The Bank’s sales of assets to U.S. Bank and Washington Mutual will be taxable transactions. We will be able to apply our federal net operating loss carryforwards and other previously deferred tax deductions to offset a substantial portion of the taxable gain resulting from our sales of assets to U.S. Bank, Washington Mutual and other parties. Our California net tax loss carryforwards are much less than our federal net loss carryforwards. As a result, the tax loss carryforwards and other previously deferred tax deductions will partially offset taxable income recognized pursuant to our plan of dissolution and stockholder liquidity. Therefore, we expect to incur and pay California franchise taxes, even if no federal income tax is payable in the year of the sale of the Bank’s retail banking assets to U.S. Bank. We may, however, have net taxable income after use of our federal net operating loss carryforwards and other deductions and may incur federal income taxes on such net taxable income. Non-cash property distributions, if any, will be treated as taxable sales by the Company.

Q. What are the tax consequences of the distributions to our stockholders?

A. A stockholder will recognize gain or loss only to the extent the distributions such stockholder receives exceed or are less than such stockholder’s adjusted tax basis in the shares. We expect that this gain or loss will be treated as a long-term capital gain or loss if the shares are held as capital assets and have been held for more than one year or as short-term capital gain or loss taxed at ordinary income tax rates if the shares have not been held for more than one year. Any loss generally will be recognized only when the final distribution from the Company has been received. For individuals, the maximum federal income tax rate applicable to long-term capital gains is generally 20%. Deductions for capital losses are subject to various limitations. If we transfer assets to a liquidating trust, a stockholder may be subject to tax upon the transfer to the trust or during the term of the liquidating trust whether or not the stockholder receives any cash or other property from the trust. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE EFFECT OF THE STOCKHOLDER DISTRIBUTIONS

UNDER FEDERAL TAX LAW (OR FOREIGN TAX LAW WHERE APPLICABLE), AND UNDER THEIR OWN STATE AND LOCAL TAX LAWS. See “Material Federal Income Tax Consequences of Our Plan of Dissolution and Stockholder Liquidity” on page                     .

Q. What will the pro forma impact be on our tangible equity per share of the Bank’s transactions with U.S. Bank and Washington Mutual and our plan of dissolution and stockholder liquidity?

A. We estimate that the pro forma effect of our asset sales on our tangible equity per share will be to increase it from $3.60 to $7.00.

     The table below summarizes the pro forma effect on our tangible equity per share at June 30, 2002 from our plan of dissolution and stockholder liquidity, including the Bank’s transactions with U.S. Bank and Washington Mutual. Reference is made to the complete detailed unaudited pro forma condensed consolidated statement of net assets in liquidation, including notes, which can be found on pages      .

UNAUDITED SUMMARY PRO FORMA NET ASSETS IN LIQUIDATION PER SHARE
AS OF JUNE 30, 2002

Tangible equity per share	$3.60
Sales to U.S. Bank and Washington Mutual	3.53
Redemption of subordinated notes	(0.08)
Impact of cashless exercise of stock options	(0.07)
Liquidation value adjustments	(0.48)

Sub-total	6.50
Net deferred gains in liquidation	0.50

Net assets in liquidation per share	$7.00

Q. Am I entitled to appraisal rights?

A. No. Delaware law does not provide appraisal rights to the stockholders of a Delaware corporation that authorizes a plan of dissolution or that sells substantially all of its assets.

Q. Who is entitled to vote at the special meeting?

A. Our board of directors has established the close of business on August 20, 2002 as the record date for determining holders of shares of our common stock entitled to vote at the special meeting. You will not be entitled to vote at the special meeting if you were not a stockholder of record as of the close of business on August 20, 2002.

Q. What quorum of stockholders is required at the special meeting?

A. The presence, in person or by proxy, of the holders of shares representing at least a majority of our outstanding common stock is required for a quorum for the transaction of business at the special meeting.

Q. What vote of stockholders is required to approve the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank?

A. Under Delaware law, each proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Because each proposal must be approved by the holders of a majority of our outstanding common stock, as compared to a majority of the shares of common stock present and voting at the special meeting, each share that is not voted in favor of a proposal will have the effect of a vote against that proposal.

Q. What do I need to do now?

A. You should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting, even if you plan to attend the special meeting and vote in person.

Q. How do I vote in person?

A. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot when you arrive at the special meeting. If your shares are held in street name, which means that your shares are registered in the name of a bank, broker or other financial institution or its nominees instead of your own name, you should make sure that your holder of record votes your shares in the manner you direct.

Q. If my shares are held in street name by my broker, will my broker vote my shares for me?

A. If you are not a holder of record but you are a “beneficial holder”, meaning that your shares are registered in a name other than your own, such as a street name, you must either direct the financial institution who is the holder of record of your shares as to how you want your shares to be voted or obtain a proxy card from the financial institution so that you can vote yourself.

Q. May I change my vote after I mail my signed proxy card?

A. Yes. You may change your vote by following any of these procedures:

•	sending in a later dated and signed proxy card;

•	sending in a written revocation before the special meeting; or

•	attending the special meeting and voting in person.

     Your attendance at the special meeting will not, by itself, revoke your proxy. You must also vote your shares in person at the special meeting.

     If your shares are held in “street name” and you wish to change your vote, you must follow the instructions received from your holder of record to change your vote. You should contact your holder of record directly for more information on its procedures.

Q. What happens if I do not send in my proxy or if I abstain from voting?

A. If you do not send in your proxy, or do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the proposals because it will constitute one fewer vote for each of your shares for approval of the proposals.

Q. Who can answer my questions?

A. If you have additional questions about our plan of dissolution and stockholder liquidity or the sale of the Bank’s retail banking assets to U.S. Bank, or would like additional copies of this proxy statement, please call Carolyn P. Williams-Goldman, Executive Vice President, General Counsel and Secretary of the Company, at 650-312-7200.

Q. Where can I obtain more information about the Company?

A. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are required to file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may inspect and copy our reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC maintains a worldwide web site on the Internet at http://www.sec.gov that contains reports, proxy statements, information statements, registration statements and other information filed with the SEC through the EDGAR system.

RISK FACTORS

If the proposals are not approved at the special meeting, there will not be any distributions to our stockholders for the foreseeable future.

     If the proposals are not approved at the special meeting, we will not make any distributions to our stockholders for the foreseeable future. Instead, we will continue to conduct our retail banking business and will continue to sell assets as part of our strategic plan. While our stockholders may subsequently receive a distribution pursuant to another transaction or plan, our board of directors currently does not believe that finding a transaction that improves stockholder value above and beyond the anticipated distributions from $6.85 to $7.00 per share in cash in 2003 and 2004 pursuant to our plan of dissolution and stockholder liquidity is likely in the foreseeable future.

     In addition, if the sale of the Bank’s retail banking assets to U.S. Bank or a similar transaction does not close by the end of 2002, we will be unable to take advantage of various tax benefits that will expire in 2002. We estimate those benefits aggregate $15.5 million.

We will not proceed with our plan of dissolution and stockholder liquidity if the sale of our retail banking assets to U.S. Bank does not close.

     The sale of the Bank’s retail banking assets to U.S. Bank may not close even if the sale of the Bank’s retail banking assets to U.S. Bank is approved by our stockholders. The agreement between the Bank and U.S. Bank contains numerous conditions to closing. If one or more of these conditions is not satisfied or waived, the sale of the Bank’s retail banking assets to U.S. Bank and our subsequent dissolution will not occur, and our stockholders will receive the distributions described above. See “Description of the Agreement between the Bank and U.S. Bank — Conditions Precedent to U.S. Bank’s Obligations” on page      .

We may not be able to close the sale of the Bank’s retail banking assets to U.S. Bank if we cannot consummate other asset transactions resulting in proceeds of not less than approximately $200 million.

     At the closing of the sale of the Bank’s retail banking assets to U.S. Bank, the Bank will have to make a payment to U.S. Bank of approximately $2.2 billion, representing the amount of our deposit and other liabilities that U.S. Bank will assume net of the deposit premium and the purchase price of the loans to be paid by U.S. Bank. The Bank, as of August 27, 2002, had approximately $2.0 billion of cash and marketable securities. Therefore, prior to the closing of the sale of the Bank’s retail banking assets to U.S. Bank, the Bank must sell assets for cash or otherwise convert such assets to cash or cash equivalents resulting in proceeds of at least approximately $200 million or obtain alternate funding to make up any shortfall in addition to maintaining adequate cash reserves for our ongoing needs. No assurance can be given that the Bank will be able to complete a sufficient number of asset sales or conversions of assets to cash to enable it to have sufficient funding to consummate the transaction with U.S. Bank:

The amount we ultimately distribute to our stockholders is uncertain.

     We currently estimate that the total distributions to our stockholders will range from $6.85 to $7.00 per share in cash and that any such distributions will be substantially completed between December 31, 2003 and June 30, 2004. However, the amount of cash that will be distributed to our stockholders is subject to reduction because of a number of contingencies. No assurance can be given that the amount of distributions our stockholders will receive will equal or exceed the $        to $        closing price range at which our common stock has traded since we announced our plan of dissolution and stockholder liquidity on July 22, 2002. The plan of dissolution and stockholder liquidity does not provide for a minimum distribution. A number of events or factors could affect the distributions per share and the timing of the distributions. Factors that could cause a reduction in the distributions or cause a delay in the making of distributions, include:

     •     We cannot make any distributions to our stockholders unless the FRB and the OCC approve the distributions;

     •     Unforeseen delays in our asset sales or our dissolution may occur. See “Distributions to Stockholders” on page      ;

     •     Our realization of deferred tax assets could be less than currently anticipated;

     •     We or the Bank may not be able to sell some of the assets we currently anticipate will be sold or at the prices we project;

     •     The proceeds the Bank is to receive from the transactions with U.S. Bank and Washington Mutual are subject to certain potentially negative post-closing adjustments to the purchase price;

     •     Our liabilities and expenses could be more than currently anticipated;

     •     Before we make any distributions to our stockholders, we must pay, or make arrangement for payment of, our liabilities and expenses and those of the Bank.

     •     We may incur or discover presently unanticipated claims, liabilities or expenses,

     •     Our actual sale and dissolution expenses may vary from the level we currently anticipate. See “Description of Our Plan of Dissolution and Stockholder Liquidity” on page      ;

     •     The cash available for distribution could be affected by our and the Bank’s financial results pending dissolution;

     •     We will continue to operate our business and that of the Bank until the asset sales are completed. The risk factors related to the ongoing operations of our business and that of the Bank, as described elsewhere in this proxy statement and in our prior filings with the SEC, could cause our losses to be greater than currently anticipated;

     •     The announcement, planning and execution of our asset sales and our subsequent dissolution could have a negative impact on our operations and those of the Bank and could cause our customers to reduce the amount of business they conduct with us or our competitors to increase their efforts to attract our customers;

     •     A creditor of the Company or the Bank could obtain an injunction against our making distributions under our plan of dissolution and stockholder liquidity on the grounds that the amounts to be distributed to our stockholders are needed to provide for the payment of our expenses and liabilities if:

     •     a court held that we have failed to make adequate provision for our expenses and liabilities; or

     •     the amounts ultimately required to be paid to discharge our expenses and liabilities in full exceeds the amount of any assets transferred to a liquidating trust.

Our stockholders could be liable if we make stockholder distributions but do not establish adequate reserves for all of our expenses and liabilities as part of our dissolution.

     •     Under Delaware law, we are required to pay our expenses and our fixed or known liabilities, and establish a reserve for the payment of any of our remaining liabilities. Under Delaware law, our stockholders who receive distributions from us could be held liable for an indefinite period of time, to the extent of any distributions they have received, if:

          •     we fail to create an adequate reserve for payment of our expenses and liabilities, including our contingent liabilities; or

          •     the amount of the assets held to pay our expenses and liabilities, including any contingent liabilities, and in the liquidating trust if we transfer our assets to a liquidating trust, are less than the amount ultimately necessary to pay all of our liabilities and expenses.

     •     Moreover, if a stockholder has paid taxes on distributions previously received by the stockholder, a repayment of all or a portion of the prior distribution could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable by that stockholder.

Our Directors and Executive Officers May Have Interests in the Transaction with U.S. Bank that Differ from Your Interests

     Some of our directors and executive officers have interests in the sale of the Bank’s retail banking assets to U.S. Bank other than their interests as stockholders. We estimate that the change-in-control benefits received by and stock option gains realized by our executive officers, including Mr. Goldstein, who is also a director if the transaction with U.S. Bank is consummated total approximately $21.1 million. Total stock option gains to be realized by our non-employee directors are estimated to be $372,000 based on a stock price of $5.52 as of August 5, 2002. These payments and benefits may cause some of our directors and executive officers to view the proposal to approve the sale of the Bank’s retail banking assets to U.S. Bank differently from the manner in which you view it.

FORWARD-LOOKING STATEMENTS

     This proxy statement contains or incorporates by reference certain information and forward-looking statements relating to us that are based on the current beliefs of our management as well as assumptions we have made and information currently available to us. When used in this proxy statement or in those documents incorporated herein by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “plan” and “intend” and similar expressions, as they relate to us or to our management, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others:

     •     the timing of the sales of our deposits and assets may be different from the timing we anticipate;

     •     the conditions to closing under the agreement between the Bank and U.S. Bank may not be satisfied;

     •     the costs and expenses of the sales of our deposits and assets may be greater than we anticipate;

     •     we may incur indemnification obligations in connection with our transactions with U.S. Bank, Washington Mutual and other parties to whom we have sold or will sell assets;

     •     possible litigation instituted by our creditors or stockholders;

     •     the amount of our liabilities that must be satisfied or reserved as part of our dissolution;

     •     the amount and nature of any contingent liabilities currently unknown to us;

     •     changes in general economic and business conditions;

     •     dependence on management;

     •     intensification of the competition we currently face and the emergence of additional competitors;

     •     fluctuations in interest rates; and

     •     the other risk factors referenced in this proxy statement and in the filings we make with the SEC.

     Should one or more of these risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected, planned or intended. We do not intend or assume any obligation to update these forward-looking statements. For more information regarding us and the risks applicable to our business, please review our filings with the SEC, including our periodic reports on Forms 10-K, 10-Q and 8-K. These documents are available without charge from the SEC’s website at http://www.sec.gov.

INFORMATION CONCERNING THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

     This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors from the holders of our common stock for the special meeting of our stockholders to be held at 11:00 a.m., local time, on                , September      , 2002 at our main offices, which are located at 1840 Gateway Drive, San Mateo, California and at any adjournment, postponement or continuation of the special meeting. This proxy statement, the notice of special meeting and the accompanying form of proxy are first being mailed to stockholders on or about September      , 2002. We are also enclosing a copy of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

Purpose of the Special Meeting

     At the special meeting, you will be asked to consider and vote upon proposals to:

     •     Authorize a plan of dissolution and stockholder liquidity under which we will sell or otherwise dispose of all of our assets, including the sale of the Bank’s retail banking assets pursuant to an agreement between the Bank and U.S. Bank, and pursuant to which, after we pay or make arrangements to pay all of our expenses and liabilities, we will make distributions of the net proceeds of our asset sales to our stockholders; and

     •     Approve the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of a Purchase and Assumption Agreement dated as of July 22, 2002 between the Bank and U.S. Bank.

     At special meetings of our board of directors held on July 22, 2002 and August 6, 2002, all of the members of our board of directors concluded that the sale of the Bank’s retail banking assets to U.S. Bank and our plan of dissolution and stockholder liquidity and the transactions the plan contemplates are advisable, fair to and in the best interests of our stockholders. Our board of directors has unanimously determined that our plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank are fair to you and in your best interests and the best interests of the Company. The principal reasons for our board of directors’ decision is that our plan maximizes the value to our stockholders because it enables us to realize substantially all of the value of our deferred tax assets of approximately $181 million and because the deposit premium offered by U.S. Bank was higher than that offered by anyone else. Our board of directors, in reaching its decision, also took into account the unanimous approval of the agreement between the Bank and U.S. Bank by the Bank’s board of directors and the opinion delivered by Credit Suisse First Boston Corporation, the Bank’s independent financial advisor, to the Bank as to the fairness from a financial point of view of the consideration to be paid by U.S. Bank to the Bank. The members of our board of directors own approximately 1.17% of our outstanding common stock. Each of them has advised us that he or she will vote to approve the proposals at the special meeting.

     The full text of Credit Suisse First Boston Corporation’s written opinion, dated July 22, 2002, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston Corporation in rendering its opinion, is included as Appendix C to this proxy statement and is incorporated in its entirety into this proxy statement by reference. See “Description of the Agreement between the Bank and U.S. Bank — Opinion of the Bank’s Financial Advisor” on page      .

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSALS TO AUTHORIZE OUR PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY AND TO APPROVE THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK.

Record Date for Voting; Voting at the Meeting; Quorum

     All holders of record of shares of our common stock at the close of business on August 20, 2002 are entitled to notice of, and to vote at, the special meeting and any adjournment, postponement or continuation thereof.

     At the close of business on August 27, 2002, we had 62,756,009 shares of common stock outstanding. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock is required to constitute a quorum for the transaction of business at the special meeting. Broker non-votes and shares as to which a stockholder abstains from voting will be included in determining whether a quorum is present at the special meeting. A broker non-vote occurs when brokers are prohibited from exercising discretionary authority in voting shares for beneficial holders who have not provided voting instructions.

Vote Required

You are entitled to one vote for each share of our common stock that you held as of the close of business on the record date. The proposals to authorize the plan of dissolution and stockholder liquidity and to approve the sale of the Bank’s retail banking assets to U.S. Bank must each receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Under Delaware law, in determining whether the proposals to authorize the plan and to approve the sale of the Bank’s retail banking assets have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as a vote against approval of the proposals. Similarly, failure to return an executed proxy or to vote in person at the special meeting or voting to abstain will, in effect, constitute a vote against approval of the proposals.

Voting Your Shares by Proxy

     When you return your proxy card, you are giving your “proxy” to the individuals we have designated in the proxy to vote your shares as you direct at the special meeting. If you sign the proxy card but do not make a specific choice, these individuals will vote your shares for the proposals as recommended by our board of directors. Because our meeting of stockholders will be a special meeting of stockholders, the business to be transacted at the meeting will be limited to the matters described in the notice of special meeting.

     Persons appointed by the chairman of the special meeting to act as inspectors of election for the special meeting will tabulate the votes of our stockholders. The inspectors of election will count all shares represented and entitled to vote on a proposal, whether voted for or against such proposal, or abstaining from voting, as present and entitled to vote on such proposal.

Revoking Your Proxy

     A proxy that is properly submitted to us may be revoked at any time before it is exercised. For a stockholder who is a “record holder” (meaning one whose shares are registered in his or her own name) to revoke a proxy, the stockholder may either:

     •     send another signed proxy card with a later date to the address indicated on the proxy card;

     •     send a letter revoking your proxy to our secretary at the following address: 1840 Gateway Drive, San Mateo, California 94404; or

     •     attend the special meeting, notify us in writing that you are revoking your proxy and vote in person.

     A “beneficial holder” (meaning one whose shares are held of record in another name, for example in “street name”) must follow the procedures required by the record holder, which is usually a brokerage firm or bank, to revoke a proxy. You should contact the record holder directly for more information on these procedures.

Solicitation of Proxies

     We will bear the cost of the solicitation of proxies. We will solicit proxies initially by mail. Further solicitation may be made on our behalf by our directors, officers and employees in person, by telephone or otherwise, but they will not be specifically compensated for these services. We intend to retain a firm to assist us in the solicitation of proxies at a cost we anticipate will not exceed approximately $7,500. Upon request, we will reimburse brokers, dealers, banks or similar entities acting as nominees for their reasonable expenses incurred in forwarding copies of the proxy materials to the beneficial owners of shares of common stock they hold of record.

Voting Shares Held in “Street Name”

     If you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be able to vote them on our plan of dissolution and stockholder liquidity or the sale of the Bank’s retail banking assets to U.S. Bank. This will have the same effect as if your shares were voted against the authorization of our plan of dissolution and stockholder liquidity and against approval of the sale of the Bank’s retail banking assets. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Please check the voting form used by your broker to see if you can give your proxy to your broker by telephone or the Internet.

Voting in Person

     Stockholders who attend the special meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name and you want to attend the meeting, you must bring an account statement or letter from the brokerage firm or bank showing that you were the beneficial owner of the shares on August 20, 2002. However, if you want to vote your shares held in street name, you must obtain a “legal proxy” from the holder of record and present it at the special meeting.

No Appraisal Rights

     Under Delaware law, the stockholders of a corporation that authorizes a plan of dissolution or that sells substantially all of its assets do not have appraisal rights.

     Your vote is important. Please return your marked, signed and dated proxy promptly so your shares can be represented, even if you plan to attend the special meeting in person.

PROPOSAL 1 — TO APPROVE OUR PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY

Introduction

     If our plan of dissolution and stockholder liquidity is authorized by the holders of our common stock and we receive the regulatory approvals we need, we intend to complete the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of the agreement between the Bank and U.S. Bank. Following the sale of the Bank’s retail banking assets to U.S. Bank, we will proceed to sell our remaining assets in an orderly manner, pay or make arrangements for payment of our liabilities and expenses, including our outstanding debt securities and the Capital Securities, and proceed to distribute the net proceeds of our asset sales to our stockholders. A detailed description of the plan of dissolution and stockholder liquidity, the sale of our retail banking assets to U.S. Bank and related information is included in this proxy statement. The descriptions of the plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank in this proxy statement are qualified in their entirety by reference to the plan of dissolution and stockholder liquidity and the purchase and assumption agreement that are included as Appendices A and B to this proxy statement. Stockholders are encouraged to read the plan of dissolution and stockholder liquidity and the purchase and assumption agreement in their entirety.

Background of Our Plan of Dissolution and Stockholder Liquidity

     As previously reported, we incurred a consolidated net loss of $326.2 million for the year ended December 31, 2000, primarily as a result of losses associated with the discontinued franchise lending operations of Bay View Franchise Mortgage Acceptance Company (“BVFMAC”), the revaluation of our franchise-related loans and the need to increase the Bank’s provision for loan losses. Our loss for 2000 materially adversely affected the regulatory capital levels of the Company and the Bank. As a result, we and the Bank were in critical financial condition and our future was uncertain. In late 2000, the FRB imposed a regulatory agreement on us and the OCC imposed a regulatory agreement on the Bank. These regulatory agreements currently remain in effect.

     In March 2001, we and the Bank retained Robert B. Goldstein as our Chief Executive Officer. Over the past 15 years, Mr. Goldstein has successfully managed the turnaround of a number of troubled financial institutions. Mr. Goldstein, and a team of proven executives he brought to assist in our turnaround, developed and implemented a strategic plan to restore our financial condition and return us to profitability. The principal elements of the strategic plan were:

     •     the sale of the higher risk assets of the Company and the Bank;

     •     the sale of our franchise loan servicing operations;

     •     the sale of a significant portion of the Bank’s and our franchise loans;

     •     a renewed focus on the Bank’s commercial and retail banking platforms;

     •     a stringent cost reduction program, including a significant reduction in the Bank’s cost of deposits; and

     •     the raising of additional capital.

     We raised $137.5 million in equity capital in May 2001 through a rights offering in which all of our stockholders had the opportunity to participate. The rights offering was made at a price of $4.59 per share, a 15% discount from the $5.40 market price of our common stock on the date of the pricing of the rights offering.

     During 2001, we completed the sales of BVFMAC, $488.2 million of franchise loans and $142.8 million of home equity loans, including approximately $90.0 million of high loan-to-value loans. During 2001, the Bank’s deposit transaction accounts grew by $342.2 million, or 21.3%, and increased to 60.3% of total retail deposits at year-end compared to 46.2% a year earlier. At December 31, 2001, the Bank’s cost of deposits had decreased to 2.29%, compared to 4.89% a year earlier. For the year ended December 31, 2001, we had a net loss of $101.2 million, primarily due to specific charges that were consistent with our strategic plan. At December 31, 2001, the Bank’s Tier 1 leverage ratio was 5.59%, its Tier 1 risk-based ratio was 7.20% and its total risk-based ratio was 10.18%, thereby enabling the Bank to satisfy the requirements necessary to be considered well-capitalized.

     For the six months ended June 30, 2002, we had net income of $2.8 million, or $.04 per diluted share, compared to a net loss of $103.3 million, or $2.65 per diluted share, for the six months ended June 30, 2001. Our results for the second quarter of 2002, including a litigation settlement of $13.1 million, were an after-tax loss of $4.1 million, or $.07 per diluted share, compared to a net loss of $95.4 million, or $2.11 per diluted share, for the second quarter of 2001.

     Given the success of the turnaround actions undertaken and completed in 2001, our board of directors began in the second half of 2001 to assess alternatives to maximize value and liquidity for our stockholders. The lackluster earnings prospects of the Company and the high expectations of our stockholders caused our board of directors and management to begin to explore alternatives focusing on the sale of the Company. To that end, we retained Credit Suisse First Boston Corporation to advise the Company.

     The Company initially considered a variety of transactions, including whole bank transactions. However, through this evaluation process, we determined that greater stockholder value could be obtained by adopting a plan of dissolution and selling selected assets of the Bank to more than one purchaser rather than by an alternative approach such as selling all of the Company or the Bank as a whole. We believe that this fact is largely the result of the mismatch between the character of the Bank’s and our assets and liabilities, which resulted from the strategies of prior management. As a result, the Company pursued the separate sales of the Bank’s significant operations.

Description of Our Plan of Dissolution and Stockholder Liquidity

     Effective Date of Plan of Dissolution and Stockholder Liquidity

     Our plan of dissolution and stockholder liquidity will become effective only if our plan of dissolution and stockholder liquidity is authorized by the affirmative vote of the holders of a majority of our outstanding shares of common stock at the special meeting, and only if the transaction with U.S. Bank is consummated. Following the consummation of the transaction with U.S. Bank, our board of directors will, in its discretion, determine a date on which the plan of dissolution and stockholder liquidity will become effective and the most efficient means to liquidate. Our board of directors currently plans to dissolve and liquidate both the Company and the Bank.

     Notice of Intent to Dissolve; Certificate of Dissolution

     Our board of directors currently anticipates that at such time as it considers appropriate following the consummation of the transaction with U.S. Bank, we will file a certificate of dissolution with the Secretary of State of the State of Delaware. Unless otherwise stated in the certificate of dissolution, the certificate of dissolution will become effective upon its filing and the Company will be legally dissolved. Following the dissolution, the Company will pay or make reasonable provision for the payment of its claims and obligations. The Company intends to liquidate and distribute its assets in accordance with section 281(b) of the Delaware General Corporation Law.

     Under section 281(b), the Company must:

     •     pay or make reasonable provision for the payment of all claims and obligations known to the Company, including all contingent, conditional and unmatured claims;

     •     make such provision as will be reasonably likely to be sufficient to provide compensation for any claim that is the subject of any pending action, suit or proceeding against the Company; and

     •     make such provision as will be reasonably likely to be sufficient to provide compensation for all claims that are unknown to the Company or that have not arisen but that are likely to arise or become known to the Company within ten years after the date of dissolution.

     The Company must pay all claims in full and any such provision for payment must be made in full as long as the Company has sufficient funds to do so. The Company currently knows of no reason why it would be unable to pay all of its claims and obligations in full. Any funds remaining thereafter will be distributed to stockholders.

     Although a corporation’s dissolution under Delaware law becomes effective upon the filing of the certificate of dissolution unless the certificate of dissolution indicates otherwise, the corporation’s existence continues for at least three years after the date of dissolution for limited purposes. The corporation is statutorily continued for the purposes of:

     •     prosecuting and defending suits, whether civil, criminal or administrative, by or against it;

     •     enabling it gradually to settle and close its business;

     •     disposing of and conveying its property;

     •     discharging its liabilities; and

     •     distributing to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized.

     During the three-year period following dissolution, the directors of a corporation continue in their capacities as directors and have the responsibility for carrying out the dissolution procedures required by law. Thus, during the three-year period following dissolution, it is the directors who must undertake such actions as may be necessary for the winding-up of the corporation’s affairs and the prosecution or defense of any suits in which it is involved.

     In the course of winding up under Delaware law, a corporation does not experience a fundamental change in structure or organization but instead alters the focus of its activities. During the three-year period, the corporation functions exactly as it had functioned before dissolution, with the important qualification that its powers are limited to closing its affairs and do not extend to carrying on the business for which it was established. Nevertheless, such a corporation may continue conducting such business if it is necessary or incidental to the winding-up of the corporation’s affairs.

     Thus, during the winding-up of its affairs, a dissolved corporation may serve as a repository of title, dispose of its goodwill and trademarks, insure its property, participate in arbitration proceedings incident to the winding-up process and employ lawyers to defend suits brought against it in dissolution.

     At the expiration of the initial three-year period, the dissolved corporation no longer has a legal existence under Delaware law, and its directors and officers no longer have any power to act on its behalf, unless there is still pending litigation or the Court of Chancery has ordered an extension of the winding-up period. Under Delaware law, the corporation’s existence automatically extends beyond the three-year period if litigation commenced before the expiration of the three-year period is still pending. The automatic extension continues until any judgments or orders in such pending litigation have been fully executed.

     Once the certificate of dissolution is filed and the plan of dissolution and stockholder liquidity is effective, the steps taken to wind up our affairs as described below will be completed at such times as our board of directors, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of our assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

Abandonment of Our Plan of Dissolution and Stockholder Liquidity

     By authorizing the plan of dissolution and stockholder liquidity, you are also granting our board of directors the authority, notwithstanding your consent to the proposed plan of dissolution and stockholder liquidity, to abandon the plan of dissolution and stockholder liquidity without further stockholder action, to the extent permitted by Delaware law, if the board of directors determines that dissolution and liquidation are not in our best interests and the best interests of our stockholders.

Sale of Remaining Assets

     The plan of dissolution and stockholder liquidity gives our board of directors, to the fullest extent permitted by law, the authority to sell all of our assets. Your authorization of our dissolution and liquidation will constitute, to the fullest extent permitted by law, approval of our sale of any and all of our assets remaining following our dissolution, on such terms and conditions as our board of directors, in its absolute discretion and without further stockholder approval, may determine.

Payment of Claims and Obligations

     In accordance with Delaware law, before distributing any of our assets to our stockholders, we will pay and discharge, or make provisions as will be reasonably likely to provide sufficient compensation for:

     •     all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us, including any claim against us that is the subject of a pending action, suit or proceeding to which we are a party; and

     •     claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the certificate of dissolution becomes effective.

     We will continue to indemnify our officers, directors, employees and agents in accordance with our restated certificate of incorporation, as amended, and bylaws, including for actions taken in connection with the plan of dissolution and stockholder liquidity and the winding up of our business and affairs. Our obligation to indemnify these persons may be satisfied out of the Company’s assets or any liquidating trust. Our board of directors and the trustees of any liquidating trust may obtain and maintain insurance as may be necessary to cover our indemnification obligations under the plan of dissolution and stockholder liquidity.

Distributions to Stockholders

     Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes and miscellaneous office expenses, will continue to occur following approval of the plan of dissolution and stockholder liquidity. We anticipate that expenses for professional fees and other expenses of dissolution will be significant. These expenses will reduce the amount of assets available for ultimate distribution to our stockholders.

     Our board of directors will determine, in its sole discretion and in accordance with applicable law, the timing of, the amount of, the kind of and the record dates for all distributions made to stockholders. Liquidating distributions will be made to stockholders on a pro rata basis based on the number of shares of common stock held. Although our board of directors has not established a firm timetable for distributions to stockholders, after the dissolution has become effective, the board of directors will, subject to the contingencies inherent in winding up our business, make such distributions as promptly as practicable. We currently estimate that the total distributions to our stockholders will range from $6.85 to $7.00 per share in cash compared to the closing price range of our common stock of $     to $     since we announced the plan on July 22, 2002. We do not anticipate any distributions prior to March 31, 2003; we further anticipate that approximately 80% of the total stockholder distributions will be made not later than December 31, 2003 and that all significant stockholder distributions will be completed by June 30, 2004.

Contingency Reserve; Liquidating Trust

     Following authorization of the plan of dissolution and stockholder liquidity by our stockholders, we will pay all of our expenses and other known liabilities in the ordinary course of our business. We intend to make additional accruals and establish additional reasonable reserves in an amount sufficient to satisfy both the ongoing costs of operating our business before its liquidation and to satisfy any of our other liabilities, expenses and obligations, including those relating to liquidating assets pursuant to our plan of dissolution and stockholder liquidity. We estimate that additional reserves and accruals would not exceed $80.0 million. At the time of our first distribution to stockholders, we may establish a contingency reserve (the “Contingency Reserve”) to cover our contingent liabilities in an amount that will be determined by our board of directors in its discretion. We cannot presently estimate this amount.

     The actual amount of the Contingency Reserve for contingent liabilities will be based upon estimates and opinions of our board of directors, management and outside consultants that our board of directors may choose to consult, a review of our estimated costs of operating our business pending further asset sales and future dissolution expenses and estimated liabilities. After the establishment of the Contingency Reserve, we may distribute to our stockholders any portions of the Contingency Reserve that we deem to be no longer required. In addition, after any liabilities, expenses and obligations for which the Contingency Reserve had been established have been satisfied in full, we will distribute to our stockholders any remaining portion of the Contingency Reserve.

     If our remaining assets are not sold or distributed before the third anniversary of the date our stockholders authorize our plan of dissolution and stockholder liquidity, we will transfer any remaining assets to a liquidating trust. Our board of directors may also elect in its discretion to transfer the Contingency Reserve, if any, to a liquidating trust. The purpose of a liquidating trust would be to distribute the property or to sell the property on terms satisfactory to the liquidating trustees, and distribute the proceeds of the sale after paying those expenses and liabilities of the Company, if any, assumed by the trust, to our stockholders. If the Contingency Reserve transferred to the liquidating trust is exhausted, the expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

     The plan of dissolution and stockholder liquidity authorizes our board of directors to appoint one or more individuals or entities, including one or more of its members or one or more of our officers, to act as trustee or trustees of the liquidating trust and to cause us to enter into a liquidating trust agreement with the trustee or trustees on the terms and conditions as may be approved by our board of directors. We anticipate that our board of directors will select the trustee or trustees on the basis of the experience of the individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust, and the ability of the individual or entity to serve the best interests of our stockholders. Authorization of the plan of dissolution and stockholder liquidity by our stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement.

     The transfer to a trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Under the trust agreement, the trust property would be transferred to the trustees, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. We anticipate that the interests would be evidenced only by the records of the trust and that there would be no certificates or other tangible evidence of the interests. In addition, no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of common stock to receive the interests in the trust. We further anticipate that under the trust agreement (i) a majority of the trustees would be required to be independent of our management; (ii) approval of a majority of the trustees would be required to take any action and (iii) the trust would be irrevocable and would terminate after the earliest of (x) the trust property having been fully distributed, (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of the termination or (z) a specified number of years having elapsed after the creation of the trust.

     The transfer of assets and liabilities to the liquidating trust would be treated as a liquidating distributions to our stockholders. The tax treatment to stockholders is discussed under “Material Federal Income Tax Consequences of Our Plan of Dissolution and Stockholder Liquidity — Consequences to Stockholders.”

Final Record Date

     We will close our stock transfer books and discontinue recording transfers of shares of common stock on the final record date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates other than replacement certificates. Any person holding options, warrants or other rights to purchase our common stock must exercise those instruments or rights before the final record date. We anticipate that no further trading of our shares will occur on or after the final record date.

     All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of such date. After such date, we may at our election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates to us before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for the stockholders, without interest, until the surrender of their certificates (subject to escheat under the laws relating to unclaimed property). If a stockholder’s certificate evidencing our common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity as a condition to the receipt of any distribution.

Listing and Trading of Our Common Stock; Interests in the Liquidating Trust

     Our common stock currently trades on the NYSE. We expect that our common stock will continue to be listed on the NYSE if the proposals are approved by our stockholders at the special meeting. In such event, our common stock will remain listed until we make a significant distribution to stockholders, which we anticipate will occur not later than December 31, 2003, and establish the final record date.

     If we transfer assets to a liquidating trust, we anticipate that the interests in a liquidating trust will not be transferable, although no determination has yet been made. This determination will be made by our board of directors and management before the transfer of any unsold assets to the liquidating trust and will be based upon, among other things, our board of directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust, tax matters and the impact of compliance with applicable securities laws. Should the interests be transferable, we plan to distribute an information statement with respect to the liquidating trust at the time of the transfer of assets. In addition, the liquidating trust may be required to comply with the periodic reporting and proxy requirements of the 1934 Act. The costs of compliance with the requirements would reduce the amount that otherwise could be distributed to interest holders in the trust. Even if transferable, interests in any such trust are not expected to be listed on a national securities exchange or quoted through a securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets.

     You should not send your stock certificates with the enclosed proxy. Following our dissolution, you will receive instructions for receiving your distributions.

Continuing Liability of Stockholders After Dissolution

     Following our dissolution, it is possible that some claims may still exist that could be asserted against us. Delaware law provides that, if the assets of a corporation are distributed in connection with the dissolution of a corporation, a stockholder may be liable for claims against the corporation for an indefinite period of time following the dissolution. Your potential liability for any such claim against us would be limited to the lesser of:

     •     your pro rata share of such claim; or

     •     the actual amount previously distributed to you in connection with the dissolution.

     Your aggregate liability for any claims against us, after we are dissolved, will not exceed the amount actually distributed to you in the dissolution.

No Appraisal Rights

     Under Delaware law, the stockholders of a corporation that authorizes a plan of dissolution or that sells substantially all of its assets are not entitled to appraisal rights.

Regulatory Approvals

     The consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank requires approval of the OCC in accordance with the provisions of the Bank Merger Act. U.S. Bank is preparing an application for filing with the OCC requesting such approval.

     We have also requested that the FRB grant us permission, notwithstanding our regulatory agreement, to pay the accrued and unpaid interest on our Junior Debentures, which would be used to pay the accrued and unpaid distributions on the Capital Securities. We would also need to seek the permission of the FRB in the event we determine it is necessary to pay to the trustee sufficient funds to provide for the redemption of our Junior Debentures, which funds would be thereafter used to redeem the Capital Securities on December 31, 2003, in order to complete the closing of the transaction with U.S. Bank. While the regulatory agreement remains in effect, we also cannot make interest payments that may become due on the Junior Debentures after the transaction with U.S. Bank, cause the optimal redemption offer for the Capital Securities or make distributions to our stockholders under our plan of dissolution and stockholder liquidity, unless we receive permission to do so from the FRB.

     The Bank has requested that the OCC permit the Bank to pay, as dividends to us, portions of the proceeds of the Bank’s asset sales, so that we have the funds to provide for the redemption of certain of our debt securities and the Capital Securities and the payment of accrued and unpaid interest on our Junior Debentures. If the Bank does not receive permission to pay such dividends, we may not be able to close the transaction with U.S. Bank. We would need further permission from the OCC to permit the payment of dividends to us by the Bank to fund other actions we plan to take after consummation of the transaction with U.S. Bank, including causing the optional redemption offer for the Capital Securities.

Accounting Treatment

     The transactions by the Bank with U.S. Bank and Washington Mutual will be treated as sales of assets and liabilities for accounting purposes. As a result, a gain will be recognized in the statement of operations and the related balance sheet accounts will be removed from our balance sheet. Statements of operations for future periods will not include results of operations relating to those assets and liabilities after the effective date of the sales.

     Upon the authorization by our stockholders of our plan of dissolution and stockholder liquidity, we will change our basis of accounting from the going-concern basis to the liquidation basis. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out our plan of dissolution and stockholder liquidity. For periodic reporting, a statement of net assets in liquidation will summarize the estimated asset and liability amounts and will present the estimated net assets in liquidation per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets and costs required to carry out our plan of dissolution and stockholder liquidity.

     The valuation of assets and liabilities will necessarily require many estimates and assumptions and there will be substantial uncertainties in carrying out the provisions of our plan of dissolution and stockholder liquidity. Ultimate values of assets and settlement amounts for liabilities are expected to differ from estimates recorded in interim statements. Accordingly, it is not possible to predict with certainty the aggregate net values ultimately distributable to stockholders.

Certain Consequences of Our Plan of Dissolution and Stockholder Liquidity

     Stock Options

     All of our stock option plans define a change in control as including a sale of all or substantially all of our assets, and all of our stock option plans provide for the automatic acceleration of the exercisability of stock options in the event of a change in control with the exception of our 2001 Equity Incentive Plan (the “2001 Plan”). The 2001 Plan provides for the acceleration of the exercisability of stock options in such circumstances as the stock option committee of our board of directors determines to be appropriate. On August 6, 2002, our stock option committee determined that the consummation of the sale of the Bank’s retail banking assets will constitute a change in control for purposes of the 2001 Plan and authorized the acceleration of the exercisability of the stock options under the 2001 Plan in order that all of our option holders would be treated equally.

     Our stock options generally cancel automatically 90 days after termination of employment and, notwithstanding any other provisions of our stock option plans, all outstanding stock options will automatically cancel on the final record date. A substantial number of our employees will be terminating their employment with us to become employees of U.S. Bank and a number of other employees will be terminated as part of our downsizing and cost control program. To prevent our employees from losing the value in their stock options as a result of the termination of their employment and to motivate our remaining employees throughout the dissolution process, our board of directors has amended our stock option plans, to the extent necessary, to permit the exercise of the options on a net issuance basis. This right will entitle the holder to elect to receive from us, in exchange for the shares subject to the stock option, that number of shares of our common stock as has a value equal to the total amount by which the market price of the shares on the date the option is exercised exceeds the total exercise price of the shares subject to the option.

     Assuming that all of our officers who hold in-the-money options, a total of 46 persons, exercise such stock options and based on the closing price of our common stock on August 5, 2002 of $5.52 per share, those officers would realize total gains of $2.75 million. These totals include the following gains for our five highest-paid executive officers in 2002: Robert B. Goldstein, our Chief Executive Officer, $1.16 million; Barbara H. Teaford, our Director of Commercial Lending, $186,000; Charles G. Cooper, our Chief Credit Officer, $139,500; John W. Rose, our Chief Financial Officer, $186,000 and Richard E. Arnold, our Chief Operating Officer, $139,500.

     Payments Relating to Change in Control, Benefit Plans and Severance

     Under the employment agreements currently in effect with our officers, a change in control is deemed to occur if we sell all or substantially all of our assets. As a result, upon the closing of the sale of the Bank’s retail banking assets to U.S. Bank, we will be obligated to pay a total of $19.0 million of change in control payments to 17 officers of the Company and the Bank. The following table sets forth information regarding the total change in control payments under the employment agreements currently in effect including the value of the severance amount the officer is entitled to receive, the cost of any applicable benefit continuation obligations and the cost of any applicable income tax gross-up payments to reimburse the executive for excise taxes incurred under sections 280G and 4999 of the Internal Revenue Code. The total obligation for these payments to our chief executive officer, the four next highest compensated officers and all other officers as a group is reflected in the table below (in millions):

	Severance and	Income Tax
	Benefits Continuation	Gross-Up

Robert B. Goldstein	$3.53	$1.66
Barbara H. Teaford	1.15	0.49
Charles G. Cooper	1.14	0.49
John W. Rose	1.14	0.48
Richard E. Arnold	0.77	0.36
All other officers (12 persons)	6.38	1.20

Total	$14.11	$4.68

     We expect that each of the executive officers named in the table will terminate his or her employment with us shortly following the closing of the transaction with U.S. Bank, with the exception of Mr. Cooper who is expected to become our Chief Executive Officer. Our board of directors nevertheless authorized the change in control payment to Mr. Cooper prior to the termination of his employment so he would not have an incentive to leave our employment prior to the completion of our dissolution in order to receive his change in control payment. None of those change in control payments will be made until such time as we receive the regulatory approval necessary to make those payments.

     Each current employment agreement with the named executive officers also provides that if any payment we make to an executive, whether under his or her employment agreement or otherwise, would cause that executive to incur an excise tax under section 4999 of the Internal Revenue Code (relating to parachute payments made in connection with a change in control under section 280G of the Internal Revenue Code), we will make a “gross-up” payment to the executive such that, after payment of all taxes due with respect to both the initial payments and the tax “gross-up” payment, including any related penalties or interest, the executive receives a net payment equal to the amount the executive would have received had the excise tax under section 4999 of the Internal Revenue Code not applied.

     The proposed sale of the Bank’s retail banking assets to U.S. Bank will constitute a “change in control” under section 280G of the Internal Revenue Code and under our current employment agreements with a number of our officers. As a result, a portion of the payments made under the employment agreements with certain officers would not be deductible by the Company for federal income tax purposes. The Company estimates the amount of the payments that would not be deductible is approximately $12.4 million. This total includes the “gross-up” payments described in the preceding paragraph.

     In addition, section 162(m) of the Internal Revenue Code, in general, disallows a deduction of the excess of compensation paid over $1.0 million to the chief executive officer and the four highest compensated executive officers for the taxable year in which the payment is made, unless the compensation paid is performance-based or the individual has terminated his or her position as an executive officer as of the last day of the taxable year in which the compensation is paid. We expect that the amount of disallowance of compensation under section 162(m) of the Internal Revenue Code would be approximately $800,000.

     We have included the change in control costs and the related tax payments in the estimated expenses we expect to incur as part of our plan of dissolution and stockholder liquidity.

     We currently have approximately 930 full and part-time employees. Of this total, approximately 550 work in our branch banking, MoneyCare and service center operations. Under the agreement between the Bank and U.S. Bank, U.S. Bank has agreed to offer employment to most of these persons and is responsible for any severance obligations to all such persons. Of our remaining employees, we anticipate that over the next three to six months, we will terminate approximately 160 employees as part of our downsizing and cost reduction efforts and may incur maximum severance obligations of approximately $4.1 million, not including the change-in-control benefits of our 17 officers included in the above table. We may not incur our maximum severance obligation because of normal attrition and the receipt by any such employee of a comparable job offer from U.S. Bank.

     We have included these severance costs in the expenses we expect to incur as part of our plan of dissolution and stockholder liquidity and they are reflected in the Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation.

     Changes in Our Management and Board of Directors

     We further anticipate changes in the composition of our board of directors following the closing of the transaction with U.S. Bank and as we continue to implement our plan of dissolution and stockholder liquidity. We expect that our board of directors following such closing would consist of Robert B. Goldstein, John W. Rose, Charles G. Cooper, Joel E. Hyman, Roger K. Easley and Thomas G. Foster and that, with the exception of Mr. Cooper, they would receive annual fees of $36,000, except for Mr. Goldstein, who as chairman of the board, would receive an annual fee of $56,000. We further expect that the executive committee of our board of directors would consist of Messrs. Cooper, Goldstein, Rose and Hyman and that, with the exception of Mr. Cooper, they would receive an annual fee of $18,000 per year for service on that committee. Messrs. Goldstein, Easley and Foster are currently members of our board of directors and Messrs. Cooper and Rose are currently executive officers. Mr. Hyman, who is currently self-employed, was most recently employed as Senior Vice President and Director of Finance of Fleet Credit Card Services from August 1998 to May 2001, and as Executive Vice President and Chief Financial Officer of Regent National Bank from January 1997 to July 1998.

Debt Securities and Capital Securities of the Company and the Bank

     The Company currently anticipates that the following actions will be taken with respect to outstanding debt securities and the Capital Securities concurrently with the closing of the transaction with U.S. Bank and assuming receipt of the necessary approvals from the FRB and the OCC and approval of certain actions by the holders of our capital securities:

     $99.7 million of our 9-1/8% Subordinated Notes

     Concurrently with the closing of the transaction with U.S. Bank, we will provide for the redemption of our 9-1/8% Subordinated Notes at the applicable redemption price of par plus a premium of 4.563%.

     $90.0 million of our 9.76% Junior Subordinated Deferrable Interest Debentures and related Capital Securities (the “Capital Securities”) issued by Bay View Capital I

     We plan to hold a meeting of the holders of our Capital Securities on September      , 2002 to consider and act upon proposals (i) to approve the waiver of those provisions of the legal instruments governing the Junior Debentures that, absent waiver, prevent us from selling or otherwise disposing of all of our assets pursuant to our plan of dissolution and stockholder liquidity and (ii) approve the amendment of certain provisions of the legal instruments governing the Capital Securities and the Junior Debentures to permit the Trust to make an optional redemption offer under which each holder of Capital Securities could elect to have the Capital Securities owned by such holder redeemed at a price of $25.00 per Capital Security plus accrued and unpaid distributions through the date of redemption. We anticipate paying accrued and unpaid distributions on the Capital Securities promptly following the closing of the transaction with U.S. Bank, and, if the proposal is approved by the holders of the Capital Securities, we further anticipate making the optional redemption offer in the first quarter of 2003.

     If the proposal is rejected by the holders of the Capital Securities, concurrently with the closing of the transaction with U.S. Bank and as permitted by the applicable indenture, we will instead make adequate provision for the redemption of the Junior Debentures on December 31, 2003 at par value plus outstanding accrued interest. The proceeds from the redemption of the Junior Debentures will be used to redeem the Capital Securities on December 31, 2003 at $25.00 per Capital Security plus accrued and unpaid distributions to December 31, 2003, all as provided in the legal instruments governing the Junior Debentures and the Capital Securities. This action will render inapplicable the provisions in the indenture governing the Junior Debentures that would otherwise prohibit the sale or other disposition of all of our assets.

     $50.0 million of the Bank’s 10% Subordinated Notes

     We intend to cause the Bank to redeem its 10% Subordinated Notes at par following the closing of the transaction with U.S. Bank, but in no event later than the end of the first quarter of 2003.

     These actions are not only subject to our need to obtain approvals from the FRB and the OCC but also to our having sufficient funds available. We may not make any distributions to our stockholders under our plan of dissolution and stockholder liquidity to the extent that such distributions would impair our ability to satisfy our repayment obligations under outstanding debt securities, the Capital Securities and other liabilities.

Conflicts of Interest; Interest of Certain Persons in Matters To Be Acted Upon

     If our stockholders authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank, our executive officers, one of whom is a director, will receive change in control and severance payments and will be permitted to accelerate the exercisability of their stock options.

     Our five highest paid executive officers will receive change-in-control benefits totaling $7.78 million and tax gross-up payments of $3.5 million if our plan of dissolution and stockholder liquidity is approved and the sale of the Bank’s retail banking assets to U.S. Bank is consummated. Total change-in-control benefits under these circumstances to the 17 officers who have this benefit, including our five highest paid executive officers, will total $14.1 million and the tax gross-up payments will total $4.7 million. Our five highest paid executive officers will also realize gains on stock options they hold aggregating $1.8 million based on a stock price of $5.52, while the 46 officers who hold in-the-money stock options, including our five highest paid executive officers, will realize gains that total $2.8 million. Two of our five highest paid executive officers will serve as non-employee members of our board of directors after closing of the sale of the Bank’s retail banking assets to U.S. Bank and will receive annual directors fees of $36,000 in the case of Mr. Rose and $56,000 in the case of Mr. Goldstein who will serve as chairman of the board; each of them would also receive $18,000 per year for serving on the executive committee of our board of directors. Mr. Cooper, who will continue as an executive officer, will also serve on our board of directors but will not receive a directors fee or an executive committee fee. See “Certain Consequences of Our Plan of Dissolution and Stockholder Liquidity.”

Material Federal Income Tax Consequences of Our Plan of Dissolution and Stockholder Liquidity

     General

     Unless otherwise noted below, the following discussion is a general summary of the federal income tax consequences that may result from the dissolution and liquidation of the Company and the distribution of its assets to its stockholders pursuant to the plan of dissolution and stockholder liquidity. This summary is based on the provisions of the Internal Revenue Code as currently in force, which are subject to change. Any such change may be applied retroactively.

     This summary does not discuss all aspects of federal income taxation that may be relevant to a particular stockholder or to certain types of persons subject to special treatment under federal income tax laws, such as corporations and non-U.S. persons, nor does it address any aspects of state, local, or foreign tax laws unless otherwise noted below. Because any distributions made pursuant to the plan of dissolution and stockholder liquidity may occur at various times and in more than one tax year, no assurances can be given that the tax treatment described herein will continue to apply unchanged at the time of later distributions.

     We have not requested a ruling from the Internal Revenue Service (“IRS”) nor obtained an opinion of counsel with respect to the anticipated tax treatment of the plan of dissolution and stockholder liquidity. The following discussion has no binding effect on the IRS or the courts and assumes that we will dissolve and liquidate in accordance with our plan of dissolution and stockholder liquidity. If any of the conclusions stated herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to the stockholders and the Company from the liquidation. This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Accordingly, this summary does not constitute legal advice to any stockholder.

     WE RECOMMEND THAT EACH STOCKHOLDER CONSULT HIS OR HER PERSONAL TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF THE PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY.

     Consequences to the Company

     After the plan of dissolution and stockholder liquidity becomes effective and until our dissolution is completed, we will continue to be subject to income tax on our taxable income. We expect to recognize gain on the proposed sale of the Bank’s retail banking assets to U.S. Bank and of its multifamily and commercial real estate loans to Washington Mutual and will recognize gain or loss from other sales of our property pursuant to the plan of dissolution and stockholder liquidity. Upon distributions, if any, of property, other than cash, to stockholders pursuant to the plan of dissolution and stockholder liquidity, we will recognize gain or loss as if such property was sold to stockholders at its fair market value. We currently have federal and state net operating loss carryforwards and other deferred tax assets, which we expect to use to offset, either partially or fully, the income tax attributable to the gain recognized on the proposed sale of the Bank’s retail banking assets to U.S. Bank and of its multifamily and commercial real estate loans to Washington Mutual and other income realized under our plan of dissolution and stockholder liquidity. The year in which various sales close may alter the imposition of income taxes on the

Company because, if transactions do not close in the year anticipated, the realization of deferred tax assets could be less than anticipated. Moreover, although we expect to use our net operating loss carryforwards to offset our income, no assurance can be given that the IRS will agree with our determinations as to the amount and availability of such losses. If the IRS were to challenge our determinations and were successful in such challenge, this could result in more federal income tax to the Company and lower the amount of liquidating distributions to the stockholders.

     Our California net tax loss carryforwards are much less than federal net loss carryforwards. As a result, the tax loss carryforwards and other previously deferred tax deductions will partially offset taxable income recognized pursuant to our plan of dissolution and stockholder liquidity. Therefore, the Company expects to incur and pay California franchise taxes, even if no federal income tax is payable in the year of the sale of the Bank’s retail banking assets to U.S. Bank.

     Proposed legislation may be enacted in California that would suspend deduction of net operating loss carryforwards in 2002 and 2003, and, thereby would increase California taxes imposed on the Company.

     The proposed sale of the Bank’s retail banking assets to U.S. Bank will constitute a “change in control” under section 280G of the Internal Revenue Code and under our employment agreements with a number of our officers. As a result, certain payments to employees made under these employment agreements would not be deductible by the Company for federal income tax purposes. The Company estimates the amount of the payments that would not be deductible to be approximately $12.4 million. In addition, the Company expects approximately $800,000 of executive compensation will be disallowed as a deduction under section 162(m) of the Internal Revenue Code.

     Consequences to Stockholders

     As a result of our dissolution, stockholders will recognize gain or loss equal to the difference between (i) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of any property distributed to them, and (ii) their adjusted tax basis for their shares. The adjusted tax basis in a stockholder’s shares will depend upon various factors, including the cost of the shares and the amount and nature of any liquidating distributions received from us with respect to the stock.

     The Company will more than likely make more than one liquidating distribution, each of which will be allocated proportionately to each share of stock owned by stockholders. Gain will be recognized as a result of a liquidating distribution only to the extent that the aggregate value of the distribution and any prior liquidating distribution(s) received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss generally will be recognized only when the final distribution from the Company has been received and then only if the aggregate value of all of the liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss, provided the shares are held as capital assets. Capital gains are long-term if the stock is held for more than 12 months. For individuals, the maximum federal income tax rate applicable to long-term capital gains is generally 20%. Deductions for capital losses, whether short-term or long-term, are subject to various limitations. If it were to be determined that distributions under the plan of dissolution and stockholder liquidity were not liquidating distributions, the result could be treatment of distributions as dividends taxable at ordinary income tax rates if we were to have any earnings and profits for federal income tax purposes, determined either on an historic or a current year basis, for the year of distribution.

     Corporate stockholders should note that there is no preferential federal income tax rate applicable to capital gains for corporations under the Internal Revenue Code. Accordingly, all income recognized by a corporate stockholder pursuant to the dissolution and liquidation of the Company, regardless of its character as capital gains or ordinary income, will be subject to tax at the same federal income tax rate. However, a corporation’s deduction for capital losses is subject to limitations for federal purposes.

     In the unlikely event that we make any distribution of property other than cash, that distribution would be taxable in the same manner as a cash distribution, except that the fair market value of the distributed property would be used in determining the gain or loss attributable to the distribution. A stockholder’s tax basis in the distributed property immediately after the distribution will be the fair market value of such property as of the time of distribution. The gain or loss realized upon a stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the sale proceeds.

     After the close of each taxable year during which a distribution has been made, we will provide stockholders and the IRS with a statement of the amount of cash distributed to them and our best estimate as to the value of the property, if any, distributed to stockholders during that year. There is no assurance that the IRS will not challenge our valuation. As a result of such a challenge, the amount of gain or loss recognized by a stockholder might be changed. Distributions of property other than cash to a stockholder could result in a stockholder’s tax liability exceeding the amount of cash that he or she received, requiring him or her to meet the tax obligations from other sources.

     If we transfer assets to a liquidating trust, beneficial ownership in the trust will be distributed to the stockholders. For federal income tax purposes, stockholders would be treated at the time of transfer as having received their pro rata share of assets transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the assets are subject. That net amount would be treated as a taxable liquidating distribution. The liquidating trust itself should not be subject to tax. After formation of the liquidating trust, the stockholders must take into account, for federal income tax purposes each year, their allocable portion of any income, expense, gain or loss recognized by the trust. As a result of the transfer of property to the trust and ongoing operations of the trust, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust with which to pay the tax.

     Backup Withholding

     Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations thereunder, the stockholder may be subject to backup withholding tax with respect to any payments received under the plan of dissolution and stockholders liquidity. The backup withholding tax is imposed at a rate of 30% during 2002 and 2003, with further reductions thereafter. Backup withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If backup withholding applies, the amount withheld is not an additional tax, but is credited against the stockholder’s U.S. federal income tax liability.

PROPOSAL 2 — TO APPROVE THE SALE OF THE BANK’S RETAIL BANKING ASSETS TO U.S. BANK

Background of the Transaction with U.S. Bank

     In July 2001, we contacted Credit Suisse First Boston Corporation about the possibility of acting as our financial advisor to consider various strategic alternatives to maximize stockholder value. Following the initial contact, Credit Suisse First Boston Corporation conducted a due diligence review of the financial condition, results of operations and prospects of the Company and the Bank and also analyzed opportunities to maximize stockholder value. Credit Suisse First Boston Corporation met with our board of directors on September 27, 2001 to discuss its credentials and its preliminary analysis of available strategic opportunities that might be acceptable to our board of directors. At that meeting, our board of directors approved the engagement of Credit Suisse First Boston Corporation to solicit indications of interest from third parties with respect to such strategic alternatives. Credit Suisse First Boston Corporation was formally retained by the Company on October 2, 2001.

     In late October 2001, representatives of Credit Suisse First Boston Corporation contacted certain financial institutions that the Company determined with Credit Suisse First Boston Corporation’s assistance could potentially have an interest in acquiring or merging with us or the Bank. All of the institutions contacted expressed an interest in receiving a preliminary package of due diligence information, and each institution signed a confidentiality agreement. Of the parties contacted, two institutions ultimately expressed an interest in pursuing an acquisition of the Company, and submitted written indications on October 31, 2001 and November 13, 2001, respectively. However, after subsequent discussions, including due diligence by one of the parties, both expressions of interest were withdrawn by January 2002.

     In light of the lack of interest among potential buyers or merger partners, upon our instruction, Credit Suisse First Boston Corporation re-initiated conversations in February 2002 with certain of the financial institutions contacted initially, including U.S. Bank, regarding a possible branch sale involving a purchase and assumption of deposits. Credit Suisse First Boston Corporation also continued certain other conversations regarding a sale or merger of the Company through April 2002, though none led to a preliminary written indication of interest.

     In April 2002, of the parties contacted, four institutions replied with preliminary indications, one of which was written and three of which were oral, for a purchase and assumption transaction, including U.S. Bank, which submitted a preliminary indication on April 9, 2002. The proposal from U.S. Bank also included an exclusivity agreement (the “Exclusivity Agreement”), which would limit the Company’s negotiations with other parties under certain circumstances for a limited period of time to allow for negotiation of a definitive agreement. Following discussions concerning the relative advantages and disadvantages of these indications, on May 13, 2002, the executive committee of our board of directors determined to pursue further negotiations with U.S.

Bank and concurrently ratified the signing of the Exclusivity Agreement. On May 23, 2002, our board of directors unanimously ratified the actions of the executive committee.

     Subsequent to signing the Exclusivity Agreement, management of the Company and U.S. Bank and their respective advisors engaged in negotiations concerning the purchase and assumption agreement and a related transaction and services agreement. These negotiations occurred primarily through the exchange of drafts between legal counsel until mid-June. On June 19, 2002 and June 20, 2002, the respective management teams met by telephone in two extended sessions to resolve any issues between the Company and U.S. Bank. While minor issues remained, following these negotiations, the Company and U.S. Bank felt sufficiently confident that a transaction would occur to begin due diligence on the Company’s premises.

     On July 12, 2002, another telephone call was conducted to discuss the findings of due diligence and resolve open issues in the definitive agreement.

     Before signing the definitive agreement, U.S. Bank requested telephone meetings with the Company’s primary regulators (the OCC and the FRB). On July 18, 2002, such a call occurred with the OCC, and, on July 19, 2002, a call was held with the FRB.

     On June 26, 2002, our board of directors, during its regularly scheduled meeting, discussed the status of the negotiations with U.S. Bank. At this meeting, Credit Suisse First Boston Corporation reviewed with our board of directors the process to date and compared financial terms of the U.S. Bank proposal to the other indications that had been received. Our board of directors raised the following questions: Were the values to be realized fair to the stockholders? Did the liquidation strategy produce a better value to stockholders than an independent strategy over the long term? What value could stockholders expect from the liquidation strategy? Were the planned loan loss reserves sufficient to execute the disposition of assets? How would the liquidation be structured? What was the role of the liquidating trust? What would be the effect of this approach on the employee options? When could the stockholders expect distributions?

     Legal counsel from the firm of Duane Morris LLP reviewed with the board of directors its fiduciary duty, including its duty of care.

     Following an extended discussion, our board of directors determined that a transaction with U.S. Bank was the best alternative available to the Company to maximize stockholder value. In reaching that conclusion, our board of directors compared the liquidation strategy to the likely long-term value of stockholder interests in remaining independent. This comparison was based on the analysis of the Company’s projected cash earnings of about $.27 per share in 2002. If the Company’s earnings were to grow by a compound rate of 15% per year for five years (a difficult task in the later years), then the value of a share of Company common stock in 2007 should be about $8.15. If we discount that amount to present value at a 12% discount rate, that would correlate to a current stock price estimated to be approximately $4.62. Therefore, liquidation delivers a valuation for the stockholders that is not achievable in the foreseeable future.

     In addition, our board of directors compared the U.S. Bank offer to the other indications of interest from other deposit bidders. The U.S. Bank offer was clearly superior, and would enable us to realize substantially all of the value of our deferred tax assets of $181 million. Our board of directors also carefully considered the difficulty of the proposed liquidation strategy. The risks involved were outweighed by the potential stockholder returns. As a result of our board of directors’ analysis of these factors, by a unanimous vote of all directors present, our board of directors authorized continued negotiations with U.S. Bank.

     The purchase and assumption agreement continued to be negotiated and was finalized on or about July 19, 2002. On July 22, 2002, at a meeting of our and the Bank’s boards of directors, Credit Suisse First Boston Corporation presented its analysis of the financial factors related to the agreement between the Bank and U.S. Bank and rendered to the Bank’s board of directors Credit Suisse First Boston Corporation’s verbal and written opinion, subsequently confirmed in writing, that the consideration to be received by the Bank pursuant to the agreement between the Bank and U.S. Bank was fair from a financial point of view. The Bank’s board of directors, after Credit Suisse First Boston Corporation’s presentation, reviewed the revised terms and conditions of the proposed purchase and assumption agreement between the Bank and U.S. Bank with the Company’s legal counsel and received advice regarding their fiduciary duties. Thereafter, by a unanimous vote, the Bank’s board of directors approved the transaction with U.S. Bank and the execution and delivery of the purchase and assumption agreement between the Bank and U.S. Bank. Our board of directors subsequently approved the Company’s guarantee of the Bank’s obligations under the agreement between the Bank and U.S. Bank and execution of delivery of evidence of such guarantee.

Description of the Company, the Bank and U.S. Bank

     •     The Company. We are a bank holding company that is incorporated under the Delaware General Corporation Law. We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and our activities are subject to regulation by the FRB. Our common stock is traded on the NYSE under the symbol “BVC.” The closing price of our common stock on the NYSE on September      , 2002 was $          per share. Our principal executive offices are located at 1840 Gateway Drive, San Mateo, California, and our telephone number is 650-312-7200.

     •     The Bank. The Bank is a national banking association organized under the National Bank Act. The Bank’s primary federal regulator is the OCC. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”), and the Bank is also subject to regulation by the FDIC. The Bank is a wholly owned subsidiary of the Company.

     •     U.S. Bank. U.S. Bank is a national banking association organized under the National Bank Act. U.S. Bank’s primary federal regulator is the OCC. U.S. Bank’s deposits are insured by the FDIC, and U.S. Bank is also subject to regulation by the FDIC. U.S. Bank is a wholly owned subsidiary of U.S. Bancorp, a registered bank holding company headquartered in Minneapolis, Minnesota. U.S. Bank’s principal executive offices are located at 601 Second Avenue South, Minneapolis, Minnesota and its telephone number is 612-973-1111.

Description of the Agreement between the Bank and U.S. Bank

     We announced on July 22, 2002 that the Bank had entered into a definitive purchase and assumption agreement to sell its deposits, branches and branch, MoneyCare and service center operations, which constitute the Bank’s retail banking assets, to U.S. Bank.

     Assets Transferred and Liabilities Assumed

     The Bank will transfer the following assets to U.S. Bank pursuant to the Bank’s agreement with U.S. Bank:

     •     Approximately $373.0 million of single family residential mortgage, home equity and commercial loans;

     •     All of the Bank’s interest in the four branch offices owned by the Bank and the related improvements and fixtures at these branches;

     •     All of the leases for the Bank’s branch offices and the Bank’s service center and the related leasehold improvements and fixtures at those locations;

     •     All personal property and personal property leases relating to the Bank’s branch offices and the Bank’s service center;

     •     All safe deposit contracts;

     •     All overdrafts;

     •     All contracts relating to the Bank’s retail banking operations;

     •     Certain of the Bank’s routing and transfer numbers;

     •     All of the Bank’s rights under contracts and relationships giving rise to the deposits;

     •     All insurance premiums paid by the Bank to the FDIC;

     •     The Bank’s books and records relating to the foregoing assets;

     •     All claims and causes of action of the Bank relating to the foregoing assets;

     •     All coins and currency; and

     •     A 100% participation in certain of the Bank’s letters of credit.

     U.S. Bank will assume the following liabilities of the Bank pursuant to the agreement between the Bank and U.S. Bank:

     •     All liabilities under the Bank’s deposits, except for those deposits that are deposits of the Bank’s affiliates, deposits that by law or contract cannot be transferred or deposits that are brokered deposits;

     •     All of the Bank’s liabilities relating to the real property and the personal property to be purchased;

     •     All of the Bank’s liabilities relating to the real property leases and the personal property leases to be purchased;

     •     All of the Bank’s liabilities relating to safe deposit contracts;

     •     All of the Bank’s obligations and liabilities relating to the loans to be purchased;

     •     All of the Bank’s liabilities relating to the overdrafts; and

     •     All of the Bank’s liabilities under the contracts U.S. Bank will assume.

     U.S. Bank will offer to employ most of the Bank’s retail branch employees and employees of the Bank’s MoneyCare operations and many employees of the Bank’s service center operations. U.S. Bank will assume or otherwise relieve the Bank of certain obligations, including all severance obligations, with respect to the employees of the Bank’s retail branch, MoneyCare and service center operations.

     Purchase Price and Additional Consideration

     In addition to assuming the above liabilities, U.S. Bank will pay the Bank an additional amount in consideration for the transfer of the above assets (we refer to this additional amount and the assumption of the above liabilities as the “Consideration”) equal to the sum of the following:

     •     A premium for the Bank’s deposits equal to the sum of (i) 14% of the average deposit balance, as defined in the agreement between the Bank and U.S. Bank, plus (ii) $5.0 million;

     •     An amount equal to the aggregate principal amount of the loans to be purchased, net of charge-offs, plus accrued and unpaid interest, except with respect to loans that are 90 days past due or classified by the Bank as non-accrual as of the effective time, less a specified loan loss reserve amount of approximately $2.3 million;

     •     The face amount of coins and currency acquired by U.S. Bank in connection with the transfer of assets; and

     •     The net book value of the real property, personal property and leasehold improvements to be purchased as of the effective time.

     At the closing of the transaction with U.S. Bank, the amount of the Consideration will reduce the amount payable by the Bank to U.S. Bank in connection with the assumption by U.S. Bank of the deposit liabilities of the Bank specified in the agreement between the Bank and U.S. Bank.

     Indemnification

     The Bank has agreed to an indemnification, which we have guaranteed, whereby the Bank will indemnify and hold U.S. Bank harmless from and after the closing date with respect to losses by and claims against U.S. Bank arising from or related to any liability not expressly assumed by U.S. Bank pursuant to the agreement between the Bank and U.S. Bank, liabilities of the Bank’s retail banking operations prior to the closing date and breaches of the Bank’s representations and warranties in the agreement between the Bank and U.S. Bank. The Bank’s obligation to indemnify U.S. Bank for losses incurred by U.S. Bank by reason of the Bank’s breach of its representations and warranties is in general limited to aggregate losses in excess of $3.0 million and not exceeding a maximum of $60.0 million. Generally, U.S. Bank is not entitled to make any claim for indemnification for breaches of representations and warranties after the first anniversary of the closing date.

     Termination

     The agreement between the Bank and U.S. Bank is subject to termination by either U.S. Bank or the Bank:

     •     in the event the closing does not occur on or before March 31, 2003, provided the terminating party is not in material breach of any provisions of the agreement;

     •     upon written notice to the other if the other party is in material breach of the agreement, which breach has not been cured within 30 days’ written notice thereof;

     •     upon the mutual agreement of the parties;

     •     by either party, in the event our stockholders do not authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank at the special meeting; or

     •     by either party, in the event any regulatory approval needed to consummate the transaction is denied by final, non-appealable government action.

     In the event U.S. Bank terminates its agreement with us because the Bank breaches any of its covenants to use its reasonable best efforts to have sufficient funds available to consummate the transactions contemplated by the agreement or is terminated by the Bank or U.S. Bank after March 31, 2003 and, at the time of termination, the Bank did not have sufficient funds to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank, the Bank has agreed to pay U.S. Bank a termination fee of $5.0 million. Under the agreement, U.S. Bank will pay the Bank a termination fee of $5.0 million if the Bank terminates the agreement because U.S. Bank does not have sufficient funds available to consummate the transactions contemplated by the agreement.

     In addition, if either we or U.S. Bank terminate our agreement because our stockholders do not authorize our plan of dissolution and stockholder liquidity and approve the sale of the Bank’s retail banking assets to U.S. Bank and within nine months (18 months in certain circumstances) thereafter, we or the Bank enter into a definitive agreement relating to an acquisition proposal with another party, the Bank has agreed to pay U.S. Bank a termination fee of $20.0 million.

     Non-Competition; Post-Closing Agreements

     The Bank has agreed that neither it nor any of its affiliates will, directly or indirectly, for a period of three years following the closing date of the transaction with U.S. Bank:

     •     Establish or conduct a branch deposit and loan business, or other commercial or retail banking business in Northern California, with the exception of the businesses of the Bank not being purchased by U.S. Bank pursuant to the agreement between the Bank and U.S. Bank, principally our asset-based lending and automobile financing businesses, and the solicitation or acceptance of certain brokered deposits;

     •     Solicit deposit or loan business or other commercial or retail banking business from customers whose deposits or loans have been assumed by U.S. Bank; and

     •     Solicit for employment, retain as an independent contractor, induce to terminate employment with U.S. Bank or otherwise interfere with U.S. Bank’s employment relationship with any employee of the Bank’s branch, MoneyCare and service center operations.

     •     The Bank has also executed a transition and services agreement pursuant to which the Bank will provide deposit operations, cash management and loan accounting services with respect to the loans being sold to U.S. Bank from the closing date until May 14, 2003, subject to possible extension until not later than July 31, 2003.

     Representations and Warranties

     Under the agreement between the Bank and U.S. Bank, the Bank makes customary representations and warranties to U.S. Bank relating to, among other things:

     •     The Bank’s due organization and its corporate power and authority to enter into the agreement and to effect the transactions contemplated by the agreement;

     •     That the consummation of the transaction with U.S. Bank does not violate our certificate of incorporation or by-laws or the articles of association or by-laws of the Bank, any agreements relating to the assets to be transferred to and the liabilities to be assumed by U.S. Bank or any laws or government orders;

     •     The enforceability against the Bank of the agreement between the Bank and U.S. Bank and our guarantee of the Bank’s obligations under that agreement;

     •     The Bank’s ownership of, or leasehold interest in, the personal property and the real property to be transferred to U.S. Bank and the validity of the leases for the Bank’s branches;

     •     The condition of the real property and leased premises to be transferred to U.S. Bank;

     •     Various matters relating to the Bank’s employees and the Bank’s employee benefit plans;

     •     The validity of various contracts to be assumed by U.S. Bank and the Bank’s performance of its obligations under those contracts;

     •     The Bank’s ownership of the loans to be purchased by U.S. Bank and various related matters, including the enforceability of and collateral for those loans;

     •     That the Bank’s deposit liabilities are covered by FDIC insurance to the extent permitted by federal law, and various related matters, including enforceability and compliance with law, relating to those deposits;

     •     The accuracy of the Bank’s books and records relating to the branch operations and their conformity to applicable law;

     •     The absence of any pending or threatened litigation or regulatory proceedings against the Bank that would adversely affect the Bank or its ability to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     Various tax matters, including the filing and accuracy of our tax returns, payment of taxes and the absence of tax disputes and claims relating to the assets to be transferred to U.S. Bank;

     •     The various consents and approvals the Bank must obtain in order to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     The Bank’s compliance with environmental and safety laws;

     •     The Bank’s compliance with and “satisfactory” rating under the Community Reinvestment Act;

     •     The completeness and accuracy of certain data furnished by the Bank to U.S. Bank relating to the deposits and loans to be transferred to U.S. Bank;

     •     That the Bank has conducted its branch banking operations in accordance with all applicable laws;

     •     That, as of the date the agreement between the Bank and U.S. Bank was signed and immediately prior to and after giving effect to the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual:

          •     the Bank owns assets the fair saleable value of which is (A) greater than the Bank’s total liabilities, including contingent liabilities and (B) greater than the amount required to pay the Bank’s indebtedness as it becomes due;

          •     the Bank has capital that is not unreasonably small in relation to the Bank’s business as currently conducted and as will be conducted after the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and Washington Mutual; and

          •     that the Bank will be able to pay its indebtedness and other liabilities, including subordinated, unmatured, unliquidated and contingent liabilities as they become due;

     •     As of the fifth business day prior to the anticipated closing date, the Bank has sufficient funds available to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank; and

     •     The Bank has received the opinion of Credit Suisse First Boston Corporation that the Consideration the Bank is to receive from U.S. Bank under the agreement between the Bank and U.S. Bank is fair to the Bank from a financial point of view.

     Covenants by the Bank

     The Bank has the following obligations to U.S. Bank under the agreement between the Bank and U.S. Bank:

     •     Provide access to the representatives of U.S. Bank to the Bank’s properties, employees, books and records relating to the Bank’s branch banking operations, the assets to be transferred to U.S. Bank and the liabilities to be assumed by U.S. Bank and to conduct periodic meetings to discuss matters relating to the Bank’s branch banking operations, systems conversion, customer communications, employee matters, the assets to be transferred to U.S. Bank and the liabilities to be assumed by U.S. Bank;

     •     Cooperate with and provide information to U.S. Bank in connection with the applications and notices U.S. Bank must file with the federal bank regulatory agencies in order to obtain approval of the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     Conduct its branch banking operations in the ordinary course of business consistent with past practices, and not take any of the following actions unless U.S. Bank agrees to such action:

          •      increase the salary or benefits of its retail banking employees other than routine increases or materially increase or decrease the number of its employees;

          •      sell or agree to sell, or permit a lien to be created on, any of the assets to be purchased by U.S. Bank;

          •      make any material improvements to the Bank’s branches;

          •      file any application or give any notice to close or relocate any branch or automated teller machines;

          •      extend any leases or contracts;

          •      impair any right of U.S. Bank relating to the assets it will purchase or waive any right with respect to any loan to be purchased by U.S. Bank;

          •      take any action that is intended or that is reasonably likely to cause any of the Bank’s representations and warranties to become untrue;

          •      increase the pricing on any deposits to be transferred to U.S. Bank such that the Bank’s rates exceed by more than 25 basis points the average of the rates being paid by U.S. Bank, Bank of America, Union Bank, Washington Mutual and Wells Fargo Bank in the greater San Francisco Bay Area on similar types of deposits;

          •     fail to follow the Bank’s normal and customary practices regarding loan pricing, underwriting and the recognition of charge-offs;

          •     make, approve, extend or renew any loan that constitutes a loan to be purchased by U.S. Bank in excess of certain levels;

          •     issue any letter of credit with a commitment in excess of certain levels; or

          •     agree to do any of the foregoing.

     •     Use all reasonable efforts to satisfy the Bank’s obligations under the agreement between the Bank and U.S. Bank, including its best efforts to assure that it will have sufficient funds to consummate the transactions contemplated by the agreement, and the conditions precedent to U.S. Bank’s obligations to close under the agreement;

     •     Use its reasonable best efforts to obtain all necessary consents from the lessors of the Bank’s branch locations and facilities to the assignment of their leases to U.S. Bank;

     •     Maintain in effect until the closing date all insurance on the real and personal property of the Bank to be transferred to U.S. Bank;

     •     Comply with all tax reporting obligations of the Bank applicable to the assets to be transferred to and the liabilities to be assumed by U.S. Bank through the closing date;

     •     Advise U.S. Bank of any change or event that, in each case, except with limited exceptions, has a material adverse effect on:

          •     the business, operations or condition of the Bank’s branch banking operations as a whole;

          •     the assets to be transferred to and the liabilities to be assumed by U.S. Bank; or

          •     the Bank’s ability to perform its obligations under the agreement between the Bank and U.S. Bank on a timely basis;

          •      is or is reasonably likely to cause a material breach of any of the Bank’s representations, warranties or covenants in the agreement between the Bank and U.S. Bank; or

          •      is or is reasonably likely to cause a condition precedent to closing not being satisfied;

     •     The Bank and its affiliates agree not to solicit or enter into any agreement with respect to the assets to be transferred to and the liabilities to be assumed by U.S. Bank or, except as required by the Company’s fiduciary duties to its stockholders prior to the special meeting with respect to a bona fide unsolicited offer, participate in any discussion with respect to or furnish information concerning the assets to be transferred to and the liabilities to be assumed by U.S. Bank and to give U.S. Bank notice of any inquiry or proposal received with respect to such a transaction;

     •     Call and hold a special meeting of stockholders as promptly as is reasonably practicable for the purpose of obtaining the authorization of the stockholders of the Company for the plan of dissolution and stockholder liquidity and the approval of the sale of the Bank’s retail banking assets to U.S. Bank;

     •     Repair any damage occurring prior to the closing date to any real or personal property to be transferred to U.S. Bank, or reduce appropriately the purchase price of any damaged asset or pay U.S. Bank the sum of the insurance proceeds received by the Bank, the amount of any applicable deductible and the additional amount required to repair such asset to its prior condition;

     •     Engage a nationally recognized business valuation expert satisfactory to U.S. Bank to provide an opinion to U.S. Bank to the effect that as of the closing date, after giving effect to the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual, the Bank:

          •     will own assets the fair saleable value of which is:

               •     greater than the total amount of its liabilities, including contingent liabilities; and

               •     greater than the amount required to pay the probable liabilities of the Bank as such becomes absolute and mature;

          •     has capital that is not unreasonably small in relation to the Bank’s business as it will be conducted after the consummation of the transactions contemplated by the Bank’s agreements with U.S. Bank and with Washington Mutual; and

          •     will be able to pay its indebtedness and other liabilities, including its contingent liabilities, as they become due;

     •     Take certain actions in connection with IRA and Keogh plans of which the Bank is trustee or custodian to facilitate the appointment of U.S. Bank as successor trustee or custodian and U.S. Bank’s assumption of the Bank’s fiduciary and custodial obligations with respect thereto on the closing date; and

     •     Take certain actions with respect to draws under letters of credit pending U.S. Bank’s assumption of the letters of credit upon the closing.

     Covenants by U.S. Bank

     The covenants of U.S. Bank in the agreement between the Bank and U.S. Bank include the following:

     •     Meet periodically with the Bank to discuss the branch banking operations and related matters, including systems conversion, customer communications and employee matters relating to the assets to be transferred to and the liabilities to be assumed by U.S. Bank;

     •     Prepare and file as promptly as reasonably practicable such applications and notices as are required to obtain the approvals of the federal bank regulatory agencies required for consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     At any time prior to the closing of the transaction with U.S. Bank not to conduct, or permit any of its affiliates to conduct, any mass marketing that is specifically targeted to induce customers whose deposits or loans are to be transferred to U.S. Bank to discontinue or limit their account relationships with the Bank or to conduct any media or customer solicitation activities outside of the ordinary course of business of U.S. Bank;

     •     Use all reasonable efforts to satisfy U.S. Bank’s obligations under the agreement between the Bank and U.S. Bank and the conditions precedent to the Bank’s obligation to close under the agreement;

     •     Advise the Bank of any change or event that:

          •     except with limited exceptions, has a material adverse effect on U.S. Bank’s ability to perform its obligations under the agreement between the Bank and U.S. Bank on a timely basis;

          •     is or is reasonably likely to cause a material breach of any of U.S. Bank’s representations, warranties or covenants in the agreement between the Bank and U.S. Bank; or

          •     is or is reasonably likely to cause a condition precedent to closing not being satisfied; and

     •     Not later than the business day prior to the closing, U.S. Bank will offer to employ most of the Bank’s retail branch and MoneyCare employees and many employees of the Bank’s service center. U.S. Bank will provide such employees with employee benefits substantially comparable in the aggregate to similarly situated employees of U.S. Bank and maintain a severance plan for a period of no less than one year for such employees no less beneficial in the aggregate than those provided by the Company and credit such employees with years of service to the same extent such service was recognized by the Bank for the purpose of eligibility and vesting under employee benefit plans.

     Conditions Precedent to U.S. Bank’s Obligations

     The obligation of U.S. Bank to complete the transactions contemplated by the agreement between the Bank and U.S. Bank is conditioned upon the fulfillment or, where legally permitted, waiver, of each of the following conditions:

     •     The truth and accuracy of the Bank’s representations and warranties in the agreement between the Bank and U.S. Bank as of the closing date;

     •     The performance and compliance of the Bank in all material respects with its obligations, covenants and agreements in the agreement between the Bank and U.S. Bank;

     •     The delivery by the Bank to U.S. Bank of the documents required to effect the transfer of assets to and assumption of liabilities by U.S. Bank;

     •     The receipt of the requisite approvals of the transactions contemplated by the agreement between the Bank and U.S. Bank by the federal bank regulatory agencies and by the stockholders of the Company, as well as the authorization of the plan of dissolution and stockholder liquidity by the stockholders of the Company and the absence of any court or other governmental order prohibiting the contemplated transactions;

     •     The absence of any condition or event that would have a material adverse effect on:

          •     The assets to be transferred to and the liabilities to be assumed by U.S. Bank; or

          •     The Bank’s ability to perform timely its obligations under the agreement between the Bank and U.S. Bank or to satisfy the conditions precedent to the obligation of U.S. Bank to close;

     •     The availability of sufficient funds for the Bank to consummate the transactions contemplated by the agreement between the Bank and U.S. Bank;

     •     U.S. Bank’s receipt of the opinion of a business valuation expert required by the agreement between the Bank and U.S. Bank; and

     •     The receipt of consent from the lessors of the Bank’s branch facilities to the assignments of their leases from the Bank to U.S. Bank.

Conditions Precedent to the Bank’s Obligations

     The obligation of the Bank to complete the transactions contemplated by the agreement between the Bank and U.S. Bank is conditioned upon the fulfillment or, where legally permitted, waiver, of each of the following conditions:

     •     The truth and accuracy of U.S. Bank’s representations and warranties in the agreement between the Bank and U.S. Bank as of the closing date;

     •     The performance and compliance of U.S. Bank in all material respects with its obligations, covenants and agreements in the agreement between the Bank and U.S. Bank;

     •     The delivery by U.S. Bank to the Bank of the documents required to effect the transfer of assets to and assumption of liabilities by U.S. Bank;

     •     The receipt of the requisite approvals by the federal bank regulatory agencies of the transactions contemplated by the agreement between the Bank and U.S. Bank, the authorization of our plan of dissolution and stockholder liquidity and the approval of the sale of the Bank’s retail banking assets to U.S. Bank by our stockholders and the absence of any court or other governmental approval prohibiting the contemplated transactions; and

     •     The absence of any event or condition that would have a material adverse effect on U.S. Bank’s ability to perform timely its obligations under the agreement between the Bank and U.S. Bank or to consummate the transactions contemplated by that agreement.

Opinion of the Bank’s Financial Advisor

     In connection with Credit Suisse First Boston Corporation’s engagement, the Bank asked Credit Suisse First Boston Corporation to advise the Bank with respect to the fairness to the Bank, from a financial point of view, of the Consideration to be received by the Bank pursuant to the terms of the agreement between the Bank and U.S. Bank. Capitalized terms used but not defined herein shall have their respective meanings set forth in the agreement between the Bank and U.S. Bank, the full text of which is included as Appendix C to this proxy statement.

     On July 22, 2002, the Company’s and the Bank’s boards of directors met to review the transaction contemplated by the proposed agreement between the Bank and U.S. Bank. During this meeting, Credit Suisse First Boston Corporation reviewed with the Company’s and the Bank’s boards of directors certain financial analyses, as described below, and rendered its oral opinion to the Bank’s board of directors, subsequently confirmed in writing, that, as of July 22, 2002 and based upon and subject to the various considerations set forth in the Credit Suisse First Boston Corporation opinion, the Consideration to be received by the Bank was fair, from a financial point of view.

     The full text of Credit Suisse First Boston Corporation’s written opinion, dated July 22, 2002, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston Corporation in rendering its opinion, is included as Appendix C to this proxy statement and is incorporated in its entirety into this proxy statement by reference. You are urged to, and should, read Credit Suisse First Boston Corporation’s written opinion carefully and in its entirety. Credit Suisse First Boston Corporation’s opinion addresses only the fairness of the Consideration to be received by the Bank, from a financial point of view, as of the date of the opinion, and does not address any other aspect of the transactions contemplated by the agreement between the Bank and U.S. Bank or constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the transaction. The summary of Credit Suisse First Boston Corporation’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

     In connection with its opinion, Credit Suisse First Boston Corporation, among other things,

     •     reviewed the agreement between the Bank and U.S. Bank;

     •     reviewed certain publicly available business and financial information relating to the Transferred Assets and Transferred Liabilities;

     •     reviewed certain other information relating to the Transferred Assets and Transferred Liabilities, including financial forecasts, provided to or discussed with Credit Suisse First Boston Corporation by the Company and the Bank, and met with the managements of the Company and the Bank to discuss the businesses and prospects of the Bank;

     •     considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have recently been effected or announced; and

     •     considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse First Boston Corporation deemed relevant.

     The material factors and analyses underlying Credit Suisse First Boston Corporation’s opinion are summarized below.

     In connection with its review, Credit Suisse First Boston Corporation did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts of the Transferred Assets and Transferred Liabilities that Credit Suisse First Boston Corporation reviewed, Credit Suisse First Boston Corporation was advised, and Credit Suisse First Boston Corporation assumed, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Bank as to the future financial performance of the Transferred Assets and Transferred Liabilities.

     Credit Suisse First Boston Corporation was not requested to make, and did not make, an independent evaluation or appraisal of the Transferred Assets and Transferred Liabilities or any other assets or liabilities (contingent or otherwise) of the Bank or the Company, nor was Credit Suisse First Boston Corporation furnished with any such evaluations or appraisals. Credit Suisse First Boston Corporation relied upon, without independent verification, the assessments of the managements of the Company, the Bank and U.S. Bank as to the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of the Company, the Bank and U.S. Bank to result from the sale. Credit Suisse First Boston Corporation also assumed, with the Bank’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Bank or the contemplated benefits of the transaction and that the transaction will be consummated in accordance with the terms of the agreement between the Bank and U.S. Bank, without waiver, modification or amendment of any material terms, conditions or agreements therein and without any material decrease in the Consideration to be received by the Bank as result of any purchase price adjustment or indemnification provision thereof. The Credit Suisse First Boston Corporation opinion is necessarily based upon information made available to it, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston Corporation opinion. The Credit Suisse First Boston Corporation opinion does not address the relative merits of the sale of the Bank’s retail banking assets to U.S. Bank compared to other business strategies that might be available to the Company or the Bank, nor does it address the underlying business decision of the Company or the Bank to proceed with the sale.

     In preparing its opinion, Credit Suisse First Boston Corporation performed a variety of financial and comparative analyses. The summary of Credit Suisse First Boston Corporation’s analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston Corporation made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston Corporation believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston Corporation opinion. No transaction used in the analyses performed by Credit Suisse First Boston Corporation as a comparison is identical to the transaction contemplated by the agreement between the Bank and U.S. Bank. In addition, Credit Suisse First Boston Corporation may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston Corporation’s view of the actual value of the Transferred Assets and Transferred Liabilities. The analyses performed by Credit Suisse First Boston Corporation are not necessarily indicative of actual values or actual future results of the Transferred Assets and Transferred Liabilities, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston Corporation’s analysis of the fairness of the Consideration to the Bank, from a financial point of view, and were provided to the board of directors of the Bank in connection with the delivery of the Credit Suisse First Boston Corporation opinion.

     The following is a summary of the material financial analyses underlying Credit Suisse First Boston Corporation’s opinion, and reviewed with the Bank’s board of directors at a meeting of the Bank’s board of directors held on July 22, 2002. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston Corporation include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston Corporation, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

     Discounted Cash Flow Analysis

     Credit Suisse First Boston Corporation performed the discounted cash flow analysis to value the Transferred Liabilities’ and Transferred Assets’ retail-funding base versus alternative wholesale funding sources. Analyses of the present value of projected cash flows from the Transferred Assets and Transferred Liabilities assume a static interest rate environment, no deposit runoff and a 5.00% annual long-term deposit growth. In performing this analysis, Credit Suisse First Boston Corporation used financial information provided by the managements of the Company and the Bank. The projected cash flows were discounted back to September 30, 2002 using a discount range of 11%-13% and an assumed perpetual growth rate of 5.00% per year. In addition, the implied range also includes the present value of tax benefits to be realized by U.S. Bank given its ability to amortize the Consideration over 15 years at an assumed marginal tax rate of 40.00%, discounted back at the equivalent 10-Year Treasury rate of 4.88%. The implied deposit premiums resulting from the discounted cash flow analysis, including the present value of tax benefits, ranged from 10.67% to 14.55%, as compared with the implied deposit premium included in the Consideration of 14.17% based on the Bank’s deposit balance of $3.0 billion as of May 31, 2002. Stated as amounts and also based on the Bank’s deposit balance of approximately $3.0 billion, the implied deposit premiums resulting from the discounted cash flow analysis ranged from $321 million to $438 million, compared to the implied deposit premium included in the Consideration of $426 million calculated based upon the Bank’s deposits as of May 31, 2002. Credit Suisse First Boston Corporation’s calculation approach is consistent with comparable transactions where transferred assets were purchased at net book value and deposit liabilities were assumed at a premium.

	Implied Premium	Implied
Discount Rate	Value(1)	Premium(1)

	(in millions)
11.00%	$438.0	14.55%
12.00	371.2	12.33
13.00	321.0	10.67
Consideration(1)	426.3	14.17

(1)	Based on deposit balance of $3.0 billion as of May 31, 2002.

     Precedent Transactions Analysis.

     Credit Suisse First Boston Corporation reviewed publicly available information for pending and completed branch transactions in the banking industry. The selected transactions reviewed by Credit Suisse First Boston Corporation consisted of the eight historical branch transactions completed or announced since January 1, 2000 and prior to July 22, 2002 with a deposit balance greater than $400.0 million:

BENCHMARKED TRANSACTIONS:

•	BancWest Corporation/Wells Fargo & Company

•	Zions Bancorporation/Pacific Century Financial Corporation

•	Marshall & Ilsley Corporation/Fifth Third Bancorp

•	Klamath First Bancorp, Inc./Washington Mutual, Inc.

•	U.S. Bancorp/Pacific Century Financial Corporation

•	Royal Bank of Scotland Group/Mellon Financial Corporation

•	National Commerce Financial/First Union Corporation

•	SunTrust Banks Inc./Huntington BancCapital Securities Inc.

     The resulting implied deposit premiums ranged from 8.00% to 16.00% or from $241 million to $481 million based on the Bank’s deposit balance of approximately $3.0 billion as of May 31, 2002, as compared with the implied deposit premium included in the Consideration of 14.17%, or $426 million in cash. Credit Suisse First Boston Corporation’s calculation approach is consistent with comparable transactions where transferred assets were purchased at net book value and depository liabilities were assumed at a premium.

	Historical Implied	Implied Deposit Premium
	Deposit Premiums	in the Consideration(1)

Maximum Premium	16.00%	14.17%
Average Premium	12.63	14.17
Minimum Premium	8.00	14.17
Maximum Implied Value(1)(in millions)	$481.4	$426.3
Average Implied Value(1)(in millions)	380.1	426.3
Minimum Implied Value(1)(in millions)	240.7	426.3

(1)	Based on deposit balance of $3.0 billion as of May 31, 2002.

     Credit Suisse First Boston Corporation’s opinion and presentation to the Bank’s board of directors was one of many factors taken into consideration by the Bank’s board of directors in making its determination to engage in the sale. Consequently, the analyses described above should not be viewed as determinative of the opinion of the board of directors of the Bank or the management of the Bank with respect to the value of the Transferred Assets and the Transferred Liabilities or whether the board of directors of the Bank would have been willing to agree to a different amount of consideration.

     The boards of directors of the Company and the Bank retained Credit Suisse First Boston Corporation to act as the Bank’s financial advisor in connection with the sale. Credit Suisse First Boston Corporation was selected by the board of directors of the Company based on Credit Suisse First Boston Corporation’s qualifications, expertise and reputation. Credit Suisse First Boston Corporation is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston Corporation, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Credit Suisse First Boston Corporation and its affiliates have provided certain investment banking and financial services to the Company and U.S. Bank unrelated to the transactions contemplated by the agreement between the Bank and U.S. Bank for which Credit Suisse First Boston Corporation received compensation, and may in the future provide certain investment banking and financial services to U.S. Bank and its affiliates for which Credit Suisse First Boston Corporation would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of the Company and U.S. Bank for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to an engagement letter dated as of October 2, 2001, as amended, the Company and the Bank engaged Credit Suisse First Boston Corporation to provide financial advisory services to the Bank’s board of directors in connection with a possible sale transaction, including, among other things, rendering its opinion. For its work as our financial advisor, Credit Suisse First Boston Corporation is entitled to receive an advisory fee contingent upon the consummation of the transactions contemplated by the agreement between the Bank and U.S. Bank. The advisory fee is expected to approximate $2.9 million, subject to adjustment based upon, among other things, the consideration ultimately paid by U.S. Bank. Credit Suisse First Boston Corporation is also entitled to a fee of $500,000 for rendering its opinion. In addition, the Company and the Bank have agreed to reimburse Credit Suisse First Boston Corporation for its out-of-pocket expenses, including attorneys’ fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston Corporation and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Certain Projections Provided to the Bank’s Financial Advisor

     In the normal course of our business, our management prepares internal budgets, plans, estimates, forecasts and projections as to future revenues, earnings and other financial information in order to be able to anticipate our financial performance and that of the Bank. We do not, as a matter of course, publicly disclose these internal documents.

     The Bank and the Company provided Credit Suisse First Boston Corporation, in its capacity as financial advisor to the Bank’s board of directors, with certain financial projections that reflected the best currently available estimates and judgments of the management of the Company and the Bank as to the future financial performance of the Transferred Assets and the Transferred Liabilities.

     The financial projections were subject to and prepared on the basis of estimates, limitations, qualifications and assumptions, and involved judgments with respect to, among other things, future economic, competitive, regulatory, financial and market conditions and future business decisions that may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. These uncertainties are described under “Forward-Looking Statements”.

     While we believe these estimates and assumptions to have been reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward-looking information of any kind, the inclusion of these projections should not be regarded as a representation by us or the Bank or any other person or entity that the anticipated results will be achieved, and you are cautioned not to place undue reliance on such information.

Recommendation of Our Board of Directors to Our Stockholders

     Our board of directors has approved our plan of dissolution and stockholder liquidity and the sale of the Bank’s retail banking assets to U.S. Bank. Our board of directors also has determined that the plan of dissolution and stockholder liquidity and sale of the Bank’s retail banking assets to U.S. Bank are in our best interests and of our stockholders. Our board of directors recommends that stockholders vote in favor of the proposals to authorize our plan of dissolution and stockholder liquidity and to approve the sale of the Bank’s retail banking assets to U.S. Bank.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION

     The following Unaudited Pro Forma Condensed Consolidated Statement of Net Assets in Liquidation (the “Pro Forma Statement”) reflects the effects of the transactions with U.S. Bank and Washington Mutual as if they had occurred on June 30, 2002 and assumes that we had adopted the liquidation basis of accounting as of June 30, 2002 as indicated in the liquidation value adjusted column. The Pro Forma Statement also includes the redemption of the Bank’s and our Subordinated Notes and other anticipated third quarter asset sales and financings, including an automobile loan securitization, the liquidation of marketable securities and the financing of automobile lease residuals. For pro forma purposes, we have also included the issuance of brokered deposits. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their anticipated settlement amounts.

     The valuation of assets and liabilities necessarily requires many estimates and assumptions and there are substantial uncertainties in carrying out the provisions of the plan of dissolution and stockholder liquidity. The actual value of any liquidating distributions will depend upon a variety of factors including, but not limited to:

     •     the actual proceeds from the sale of our assets;

     •     the ultimate settlement amounts of our liabilities and obligations, including indemnifications provided in connection with asset sale transactions;

     •     actual costs incurred in connection with carrying out the liquidation, including administrative costs during the liquidation period;

     •     the actual timing of sales and distributions; and

     •     tax assets that may be less than anticipated due to changes in the timing of sales and other transactions, changes in forecasted pre-tax operating income and changes in California tax law regarding utilization of net operating loss carryforwards.

     The valuations presented in the accompanying Pro Forma Statement represent estimates, based on present facts and circumstances, of the net realizable values of assets and the costs associated with carrying out the provisions of our plan of dissolution and stockholder liquidity based on the assumptions set forth in the accompanying notes. The actual values and costs are expected to differ from the amounts shown herein and could be higher or lower than the amounts recorded. Accordingly, it is not possible to predict with certainty the aggregate net values ultimately distributable to stockholders, and no assurance can be given that the amount to be received in liquidation will equal or exceed the price or prices at which our common stock has generally traded or is expected to trade in the future.

     The Pro Forma Statement includes estimated after-tax deferred gains of $31.9 million that represent estimated after-tax gains related to the planned automobile loan securitization, the sale of the automobile lending business and a higher deposit premium relating to an increase in non-brokered deposit balances from June 30, 2002 through August 29, 2002. Because these transactions are not under contract or not assured, the estimated after-tax gain is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain. It is anticipated that upon the closing of these transactions, pro forma net assets in liquidation would increase by $31.9 million, or $0.50 per outstanding share, thereby increasing the amount of cash available to distribute to stockholders.

     The Pro Forma Statement should be read in conjunction with the historical financial statements and accompanying disclosures contained in the Company’s second quarter 2002 Form 10-Q and 2001 Form 10-K which are incorporated into this proxy statement by reference.

BAY VIEW CAPITAL CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET ASSETS IN LIQUIDATION
JUNE 30, 2002

		Sale of Retail Banking Assets

		(1)	(2)	(3)	(4)		(5)
	Reported		Sale to	Redemption of	Third Quarter		Liquidation	Pro Forma
	BVC	Sale to	Washington	Subordinated	Asset Sales/		Value	BVC
	6/30/02	U.S. Bank	Mutual	Notes	Financings	Total	Adjustment	6/30/02

	(Amounts in thousands, except per share amounts)
ASSETS
Cash and cash equivalents	$463,199	$(2,208,159)	$1,005,285	$(177,203)	$1,092,572	$(287,505)	$—	$175,694
Investment securities available-for-sale	112,325	—	—	—	(77,973)	(77,973)	—	34,352
Mortgage-backed securities available-for-sale	171,342	—	—	—	(171,342)	(171,342)	—	—
Loans and leases held-for-sale	30,478	—	—	—	—	—	—	30,478
Gross loans and leases held-for-investment	2,307,822	(372,874)	(997,385)	—	(445,405)	(1,815,664)	23,154	515,312
Premiums and discounts and deferred fees and costs, net	17,990	(2,510)	3,237	—	(13,304)	(12,577)	—	5,413
Allowance for loan and lease losses	(38,945)	1,356	1,185	—	4,572	7,113	(34,000)	(65,832)

Net loans and leases held-for-investment	2,286,867	(374,028)	(992,963)	—	(454,137)	(1,821,128)	(10,846)	454,893

Auto leases	266,736	—	—	—	—	—	—	266,736
FHLB Stock	15,612	—	—	—	(15,612)	(15,612)	—	—
FRB Stock	13,304	—	—	—	—	—	—	13,304
REO	4,611	—	—	—	—	—	—	4,611
PP&E	11,417	(8,589)	—	—	—	(8,589)	—	2,828
Goodwill	116,426	(91,358)	—	—	—	(91,358)	(17,222)	7,846
Income taxes, net	180,723	(169,098)	(2,859)	3,718	(6,616)	(174,855)	1,194	7,062	(6)
Total other assets	79,255	(4,461)	(5,407)	(4,093)	(2,255)	(16,216)	(3,734)	59,305

Total assets	$3,752,295	$(2,855,693)	$4,056	$(177,578)	$364,637	$(2,664,578)	$(30,608)	$1,057,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	3,032,801	(3,032,801)	—	—	200,000	(2,832,801)	—	200,000
Other borrowings	95,993	—	—	—	155,253	155,253	—	251,246
Subordinated Notes, net	149,664	—	—	(149,664)	—	(149,664)	—	—
Deferred gain	—	9,649	—	—	9,384	19,033	12,817	31,850	(7)
Total other liabilities	41,766	37,345	—	(22,640)	—	14,705	11,713	68,184

Total liabilities	$3,320,224	$(2,985,807)	$—	$(172,304)	$364,637	$(2,793,474)	$24,530	$551,280

Guaranteed Preferred Beneficial Interests in our Junior Subordinated Debentures (“Capital Securities”)	90,000	—	—	—	—	—	—	90,000

Total stockholders’ equity	$342,071	$130,114	$4,056	$(5,274)	$—	$128,896	$(55,138)	$415,829

Diluted shares outstanding	62,698	1,235	—	—	—	1,235	—	63,933

Total stockholders’ equity per outstanding share	$5.46

Total tangible stockholders’ equity per outstanding share	$3.60

Transfer of stockholders’ equity under liquidation basis of accounting							$(415,829)	$—

Net assets in liquidation							$415,829	$415,829

Net assets in liquidation per outstanding share								$6.50	(7)

See accompanying notes to unaudited pro forma condensed consolidated statement of net assets in liquidation.

BAY VIEW CAPITAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF NET ASSETS IN LIQUIDATION

JUNE 30, 2002

(1)	Pro forma adjustment reflects the proposed sale of deposits and certain loans and transfer of certain assets and liabilities to U.S. Bank as discussed on page . Pro forma adjustment also reflects:

•	Estimated deposit premium of $429 million based on deposit balances as of June 30, 2002.

•	Reduction in goodwill of $91.4 million related to deposits being sold.

•	Estimated charges of $34.9 million related to the sale of the Company’s retail banking assets, including severance payments, investment banking and other professional fees, and accruals for closed facilities and other contracts and settlements.

•	Tax rate used in determining tax expense of approximately 54% reflecting the Company’s federal statutory rate adjusted by the impact of state taxes and non-deductible goodwill and severance payments.

•	Anticipated cashless exercise of stock options as discussed on page based on the Company’s closing stock price on June 30, 2002 of $6.41 per share.

•	$16.5 million additional deposit premium based on the average deposit balance for the 30 calendar days ending August 29, 2002. Pursuant to the agreement between the Bank and U.S. Bank, the deposit premium is based on the average deposit balance, as defined, for the 30 calendar days ending the business day before the closing date. As this additional deposit premium is not assured, the estimated additional after-tax gain of $9.6 million, or $0.15 per outstanding share, is not recognized in the Pro Forma Statement but rather recorded as a deferred gain.

(2)	Pro forma adjustment reflects the proposed sale of certain loans to Washington Mutual as discussed on page . Pro forma adjustment also reflects:

     •     Estimated gain on sale of loans of $6.9 million.

     •     Tax rate used in determining tax expense of approximately 41% reflecting the Company’s federal statutory rate adjusted by the impact of state taxes.

(3)	Pro forma adjustment reflects the anticipated redemption of the Company’s and the Bank’s 10% Subordinated Notes as discussed on page , including the associated payments of prepayment penalties of $4.6 million and accrued interest of $3.4 million and the write-off of unamortized issuance costs of $3.7 million, net of a tax benefit of approximately 41% reflecting the Company’s federal statutory tax rate adjusted by the impact of state taxes. The redemption of the Company’s 9-1/8% Subordinated Notes is necessary in order to complete the proposed sale transaction with U.S. Bank. Pro forma adjustment also reflects the anticipated payment of deferred distributions and interest on the Company’s Capital Securities as discussed on page . Total accrued and unpaid distributions and interest totaled $19.2 million at June 30, 2002 and are estimated to total $21.8 million at September 30, 2002.

(4)	Pro forma adjustment reflects approximately $1.1 billion in cash the Company expects to generate during the third quarter of 2002 through sales of other assets and financing transactions. These proceeds, which are expected to be available to fund the sale of the Bank’s retail banking assets, include the following (amounts in millions):

Automobile loan securitization	$453
Sales of marketable securities	285
Issuance of brokered certificates of deposit	200
Financing of automobile lease residuals	155

Total	$1,093

It is estimated that the automobile loan securitization will generate a pre-tax gain of approximately $16.0 million. As this transaction is not under contract, the estimated after-tax gain of $9.4 million, or $0.15 per outstanding share, is not recognized in the Pro Forma Statement but rather recorded as a deferred gain.

(5)	Pro forma adjustment reflects the Company’s plan to liquidate its remaining assets under the plan of dissolution and stockholder liquidity as discussed on page . Pro forma adjustment includes the following:

•	Reclassification of the balance sheet from a going concern basis to a liquidation basis of accounting. The reclassification adjustment reflects the absence of stockholders’ equity.

•	$23.2 million write-up in loan balances representing the Company’s estimate of the pre-tax gain that could be realized on the sale of the automobile lending business. As this transaction is not under contract or assured, the estimated after-tax gain of $12.8 million, or $0.20 per outstanding share, is not recognized in the Pro Forma Statement but rather recorded as a deferred gain.

•	$34.0 million write-down in loan balances reflecting the Company’s estimated net realizable value of its remaining loan portfolios under an accelerated timeline to sell such loans pursuant to the plan of dissolution and stockholder liquidity.

•	$17.2 million write-off of goodwill related to the Company’s commercial lending businesses not expected to be realized upon the sales of these businesses.

•	$11.7 million of estimated expenses associated with liquidating the remaining portfolios of assets through their projected disposition dates including severance payments and accruals for closed facilities and other contracts and settlements. The pro forma adjustment does not reflect the anticipated operating profit during this period of liquidation.

•	The tax rate used in determining tax benefit of approximately 3% reflecting the Company’s federal statutory rate adjusted by the impact of state taxes, the valuation allowance discussed below and non-deductible goodwill and severance payments.

•	$8.0 million valuation allowance related to net deferred tax assets representing the portion of the deferred tax assets the Company estimates that it will not realize from future taxable income.

The liquidation value adjustments may not be reflective of the actual amounts obtained when and if the remaining assets are sold. Because of the inherent uncertainties in negotiating and closing sale contracts, the amounts reflected in the Pro Forma Statement may differ materially from the actual amounts that may be received in the future.

(6)	Pro forma adjustment related to the valuation of the Company’s deferred tax assets includes assumptions about the timing of various asset sales and other transactions. If transactions do not close in the year anticipated, the realization of deferred tax assets could be less than anticipated. The pro forma adjustment also includes assumptions about future pre-tax income to absorb the future deduction of certain deferred tax assets. Actual future pre-tax income that differs from the amount anticipated could impact the valuation of the pro forma deferred tax assets. In addition, the pro forma adjustment assumes that California net operating loss carryforwards will be utilized during 2002 against projected gains from the sale transactions with U.S. Bank, Washington Mutual and others. Proposed legislation may be enacted in California that would suspend the deduction of net operating loss carryforwards in 2002 and 2003, increasing California taxes imposed on the Company, and thereby requiring an additional valuation adjustment against the pro forma deferred tax assets.

(7)	Deferred gain of $31.9 million represents estimated after-tax gains related to the planned automobile loan securitization, the future sale of the automobile lending business and a higher deposit premium relating to an increase in non-brokered deposit balances from June 30, 2002 through August 29, 2002. As these transactions are not under contract or assured, the estimated after-tax gain of $31.9 million, or $0.50 per diluted share, is not recognized in the Pro Forma Statement but rather is recorded as a deferred gain. It is anticipated that upon the closing of these transactions, pro forma net assets in liquidation would increase by $31.9 million, or $0.50 per share, thereby increasing the amount of cash available to distribute to stockholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means:

     •     incorporated documents are considered part of this proxy statement;

     •     we can disclose important information to you by referring you to those documents; and

     •     information that we file with the SEC will automatically update and supersede information in this proxy statement.

     We are incorporating by reference the documents listed below which were filed with the SEC under the 1934 Act:

     •     Annual Report on Form 10-K for the year ended December 31, 2001;

     •     Definitive proxy statement filed under Section 14 of the 1934 Act in connection with the stockholders’ meeting held on April 25, 2002;

     •     Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

     •     Current Reports on Form 8-K dated May 31, 2002, June 14, 2002, June 26, 2002, July 24, 2002 and August 15, 2002 and Form 8-KA dated July 25, 2002.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this proxy statement:

     •     Reports filed under Sections 13(a) and (c) of the 1934 Act;

     •     Definitive proxy or information statements filed under Section 14 of the 1934 Act in connection with any subsequent stockholders’ meeting; and

     •     Any reports filed under Section 15(d) of the 1934 Act.

     You may request a copy of these filings, at no cost, by contacting us at the following address or phone number:

Bay View Capital Corporation Attn: Carolyn P. Williams-Goldman Executive Vice President, Secretary and General Counsel 1840 Gateway Drive San Mateo, California 94404

Tel: (650) 312-7200 http://www.bayviewcapital.com

     You should rely only on the information incorporated by reference or provided in this proxy statement or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement or any supplement is accurate as of any date other than the date on the front of these documents.

APPENDIX A

BAY VIEW CAPITAL CORPORATION

PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY

THIS PLAN OF DISSOLUTION AND STOCKHOLDER LIQUIDITY (THE “PLAN”) IS INTENDED TO ACCOMPLISH THE DISSOLUTION AND COMPLETE LIQUIDATION OF BAY VIEW CAPITAL CORPORATION, A DELAWARE CORPORATION (THE “COMPANY”), IN ACCORDANCE WITH SECTION 275 AND OTHER APPLICABLE PROVISIONS OF THE GENERAL CORPORATION LAW OF DELAWARE (“DGCL”) AND SECTION 331 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

     1. Approval and Adoption of the Plan by the Board of Directors. The Company’s Board of Directors (the “Board”) has adopted the Plan and called a meeting of the holders of the Company’s common stock, par value $.01, (the “Stockholders”) to take action on the Plan.

     2. Approval of the Plan by the Stockholders. If the Plan is approved by the Stockholders, the Plan shall constitute the adopted Plan of the Company as of the date on which such Stockholder approval is obtained (the “Adoption Date”). The Company shall file a certificate of dissolution (“Certificate of Dissolution”) with the Secretary of State of the State of Delaware in accordance with the DGCL immediately after the Adoption Date; provided, however, that the Board is authorized, in its absolute discretion as it deems necessary, appropriate or advisable, to delay the filing of the Certificate of Dissolution until after the Company has sold or otherwise transferred such of its assets as the Board shall in its discretion determine. The dissolution shall be effective upon the filing of the Certificate of Dissolution (the “Effective Date”).

     3. Dissolution and Liquidation Period. Following the Effective Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, including any liquidation of its subsidiaries, and distribute its assets in accordance with this Plan. Further, after the Effective Date, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation; provided, that such steps may not be delayed longer than is permitted by applicable law:

          (a) The cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its assets and for the proper winding up of the Company pursuant to Section 278 of the DGCL;

          (b) The negotiation and consummation of sales of all of the assets and properties of the Company by the Company’s officers, insofar and on such terms as the Board deems such sales to be necessary, appropriate or advisable;

          (c) In accordance with Section 281(b) of the DGCL, the payment and discharge of, or provision as will be reasonably likely to provide sufficient compensation for:

(i)	all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to the Company;

(ii)	any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party; and

(iii)	claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the company within ten years after the Effective Date.

          (d) The distribution of remaining funds of the Company and the remaining unsold assets of the Company, if any, to its stockholders.

     4. Authority of Officers and Directors. After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company’s officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. Adoption of this Plan by holders of a majority of the outstanding shares of common stock shall constitute the approval of the Company’s Stockholders of the Board’s authorization of the payment of any such compensation.

     The adoption of the Plan by the Company’s Stockholders shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which the Board or such officers deem necessary, appropriate or advisable: (i) to sell, dispose, convey, transfer and deliver the assets of the Company, (ii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 281(b) of the DGCL, (iii) to distribute all of the remaining funds of the Company and any unsold assets of the Company to the Company’s stockholders and (iv) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business.

     5. Conversion of Assets into Cash or Other Distributable Form. Subject to approval by the Board, the officers, employees and agents of the Company shall, as promptly as feasible and whether before or after the Effective Date, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate assets and, out of the assets of the Company, to pay, satisfy and discharge or make adequate provision for the payment, satisfaction and discharge of all debts and liabilities of the Company pursuant to Section 3 above, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan.

     6. Contingency Reserve. If, and to the extent deemed necessary, appropriate or desirable by the Board in its absolute discretion, the Company may establish and set aside a reasonable amount (the “Contingency Reserve”) for the payment of expenses and liabilities, including expenses in connection with completion of the Plan.

     7. Professional Fees and Expenses. It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms selected by the Board for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation and Bylaws or the DGCL or otherwise.

          (a) In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

     8. Indemnification. The Company shall continue to indemnify its officers and directors, in accordance with its Bylaws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder.

     9. Liquidating Trust. The Board may, if the Board, in its absolute discretion deems it necessary, appropriate or desirable, establish a liquidating trust (the “Liquidating Trust”) and transfer assets and liabilities of the Company to the Liquidating Trust for the purposes of prosecuting and defending suits, by or against the Company, enabling the Company to settle and close its business, to dispose of and convey the property of the Company, to discharge the liabilities of the Company and to distribute to the Company’s stockholders any remaining assets. The Board shall determine, in its absolute discretion, whether and when to transfer all of the

Company’s remaining assets to the Liquidating Trust; provided, however, if all of the Company’s assets are not distributed within three years of the Effective Date, the Company shall transfer all of its remaining assets, including any Contingency Reserves, to the Liquidating Trust.

          (a) The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. In the alternative, the Board may petition the Delaware Court of Chancery for the appointment of one or more Trustees to conduct the liquidation of the Company subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the Trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

     10. Liquidating Distributions. Liquidating distributions, in cash or in kind, shall be made from time to time after the Effective Date, as provided in Section 3, to the Stockholders, pro rata in accordance with the respective number of shares then held of record; provided, that in the opinion of the Board adequate provision has been made for the payment, satisfaction and discharge of all known, unascertained or contingent debts, obligations and liabilities of the Company, including costs and expenses incurred and anticipated to be incurred in connection with the sale of assets and complete liquidation of the Company. All determinations as to the time for and the amount and kind of distributions to stockholders shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 281(b) of the DGCL.

          (a) Any assets distributable to any creditor or stockholder of the Company who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall escheat to the state or be treated as abandoned property pursuant to applicable state laws.

          (b) The distributions to the Stockholders shall be in complete redemption and cancellation of all of the outstanding common stock. As a condition to receipt of any distribution to the Stockholders, the Board or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of the distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with a surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustees (“Satisfactory Evidence and Indemnity”). As a condition to receipt of any final distribution to the Stockholders, the Board or the Trustees, in their absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for cancellation or (ii) furnish the Company with Satisfactory Evidence and Indemnity. The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock no later than the date on which the Company files its Certificate of Dissolution (as defined in Section 9) under the DGCL (following any post-dissolution continuation period which may be applicable), and thereafter certificates representing the Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

     11. Abandonment of the Plan. If for any reason the Board determines that such action would be in the best interests of the Company and its stockholders, it may abandon the dissolution, the Plan and the transactions contemplated hereby, notwithstanding stockholder approval, to the extent permitted by the DGCL. Upon such abandonment, the dissolution and the Plan shall be void.

     12. Liquidation under Section 331. It is intended that this Plan shall be a plan of complete liquidation within the terms of Section 331 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel to the Company, may be necessary to conform with the provisions of said Section 331.

     13. Filing of Tax Forms. The appropriate officer of the Company is authorized and directed, within 30 days after the date of adoption of the Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.

     14. Board Authorization. The Board is authorized, without further action by the Company’s Stockholders, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

     15. Timing of Distribution. Whether or not a Trust shall have been previously established under Section 7, in the event it should not be feasible for the Company to make the final distribution to the Stockholders of all assets and properties of the Company before the third anniversary of the Adoption Date then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as described in Section 7.

     16. Stockholder Consent to Sale of Assets. Adoption of this Plan by Stockholders holding a majority of the outstanding common stock shall constitute the approval of the Stockholders of the sale, exchange or other disposition in liquidation of all of the business, property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are dependent on adoption of this Plan.

     17. Modification or Abandonment of the Plan. Notwithstanding authorization of or consent to this Plan and the transactions contemplated hereby by the Stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the DGCL.

APPENDIX B

PURCHASE AND ASSUMPTION AGREEMENT

BY AND BETWEEN

U.S. BANK NATIONAL ASSOCIATION

AND

BAY VIEW BANK

DATED AS OF JULY 22, 2002

PURCHASE AND ASSUMPTION AGREEMENT

-i-

-ii-

-iii-

     THIS PURCHASE AND ASSUMPTION AGREEMENT (this “AGREEMENT”) is entered into as of July 22, 2002, by and between U.S. BANK NATIONAL ASSOCIATION, a national bank organized under the laws of the United States of America (“PURCHASER”), and BAY VIEW BANK, a national bank organized under the laws of the United States of America (“SELLER”).

W I T N E S S E T H:

     WHEREAS, Seller wishes to sell certain of its assets, deposits, and other specified liabilities to Purchaser upon the terms and subject to the conditions set forth herein;

     WHEREAS, Purchaser wishes to purchase such assets and assume such deposits and such certain specified liabilities upon the terms and subject to the conditions set forth herein;

     WHEREAS, Seller has entered into a definitive agreement with Washington Mutual Bank, FA with respect to the sale of certain multi-family and commercial loan portfolios (the “OTHER TRANSACTION”);

     WHEREAS, concurrently with the execution and delivery hereof, and as a condition to Purchaser’s willingness to enter into this Agreement, Bay View Capital Corporation, a corporation organized under the laws of the State of Delaware and holder of all of the issued and outstanding shares of capital stock of Seller (“PARENT”), has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Seller herein (the “GUARANTEE”), which Guarantee is set forth as Exhibit A hereto; and

     WHEREAS, in order to facilitate an orderly transition, Seller and Purchaser are, simultaneously herewith, entering into an agreement under which Seller will provide certain deposit operations, cash management and loan accounting services to Purchaser for the consideration specified therein until May 14, 2003, subject to possible extension as provided therein, which agreement is set forth as Exhibit B hereto (the “TRANSITION AND SERVICES AGREEMENT”);

     NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

     SECTION 1.1 CERTAIN DEFINITIONS.

          (a) The terms set forth below are used herein with the following meanings:

     “ACH” shall have the meaning set forth in Section 4.3.

     “ACQUISITION PROPOSAL” shall have the meaning set forth in Section 11.3(c).

     “ADJUSTMENT PAYMENT DATE” shall have the meaning set forth in Section 3.3(c).

     “AFFILIATE” shall mean, with respect to any Person, any other Person directly or indirectly controlled by, controlling or under common control with such first Person. For the purposes of this definition, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “AGREEMENT” shall have the meaning set forth in the preamble.

     “APPRAISER” shall have the meaning set forth in Section 8.18.

     “ASSIGNMENT AND ASSUMPTION AGREEMENT” shall have the meaning set forth in Section 3.2(b)(3).

     “ASSIGNMENT AND ASSUMPTION OF LEASES” shall have the meaning set forth in Section 3.2(b)(4).

     “ASSIGNMENT AND ASSUMPTION OF TENANT LEASE” shall have the meaning set forth in Section 3.2(b)(5).

     “ASSUMED CONTRACTS” shall have the meaning set forth in Section 2.6.

     “ATMS” shall have the meaning set forth in Section 2.1(a)(2).

     “ATM LEASES” shall have the meaning set forth in Section 2.1(a)(2).

     “AVERAGE DEPOSIT BALANCE” shall mean the average of the daily balances of the Deposits (not including (a) Deposits that would become subject to escheat pursuant to applicable law in the calendar year in which the Closing occurs in the absence of further contact by the holder of such Deposit or its representative, (b) collateralized Deposits, (c) municipal Deposits, (d) Brokered Deposits, (e) Certificates of Deposit that are in denominations of $100,000 or more, except for those Certificates of Deposit set forth on Schedule 1.1(a), an update to which schedule shall be delivered to Purchaser by Seller not less than two (2) Business Days prior to the Closing Date, provided that such Schedule shall not include any Certificates of Deposit that are Brokered Deposits, and (f) the Excluded IRA/Keogh Plan Deposits) for the thirty (30) calendar days ending the Business Day before the Closing Date.

     “BENEFIT PLANS” shall have the meaning set forth in Section 6.8(b).

     “BRANCH LEASES” shall have the meaning set forth in Section 2.1(a)(2).

     “BRANCH BANKING OPERATIONS” shall mean the business of Seller conducted through the Branches relating to Deposits and other Transferred Liabilities and Transferred Assets.

     “BRANCH EMPLOYEES” shall have the meaning set forth in Section 8.16(b).

     “BRANCHES” shall have the meaning set forth in Section 2.1(a)(2).

     “BROKERED DEPOSITS” shall mean (a) “brokered deposits” within the meaning of 12 C.F.R. Section 337.6 and (b) deposits that are of the type having risk characteristics similar to “brokered deposits” as contemplated by the Joint Agency Advisory on Brokered and Rate Sensitive Deposits, dated May 11, 2001, of the Board of Governors of the Federal Reserve System, FDIC, OCC and Office of Thrift Supervision.

     “BUSINESS DAY” shall mean any day other than a Saturday, a Sunday or a day on which banks in the States of California or Minnesota are authorized or required to close for regular banking business.

     “CLAIM LIMITATION ANNIVERSARY” shall have the meaning set forth in Section 5.3(a).

     “CLOSING” shall have the meaning set forth in Section 3.1.

     “CLOSING DATE” shall have the meaning set forth in Section 3.1.

     “CLOSING STATEMENT” shall have the meaning set forth in Section 3.2(b)(9).

     “COBRA” shall mean the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

     “CODE” shall mean the Internal Revenue Code of 1986, as amended.

     “COINS AND CURRENCY” shall mean all petty cash, foreign currency, vault cash, teller cash, ATM cash, travelers’ checks and prepaid postage located at the Real Property or the Leased Premises as of the Effective Time.

     “COMPARABLE EMPLOYMENT” shall mean a position at the same base pay with similar, but not necessarily identical, duties and responsibilities (e.g., reporting relationships may differ) and a workplace that is not more than twenty-five (25) highway miles (one-way) from the Employee’s current workplace.

     “CONFIDENTIALITY AGREEMENT” shall mean the Confidentiality Agreement, dated as of February 20, 2002, between Credit Suisse First Boston Corporation, solely as representative of Parent, and Purchaser.

     “CONVERSION” shall have the meaning set forth in Section 4.1(a).

     “CRA” shall mean the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, as amended.

     “DEFECT” shall have the meaning set forth in Section 2.4(c).

     “DEFECT REDUCTION AMOUNT” shall have the meaning set forth in Section 2.8.

     “DEPOSIT LIABILITIES” shall mean all of Seller’s rights, duties, obligations and liabilities relating to the Deposits (including accrued but unpaid or uncredited interest thereon and uncollected funds related thereto), but excluding (a) deposit liabilities with respect to Deposits of Affiliates of Seller, (b) deposit liabilities that, by law or contract, cannot either be transferred by Seller or assumed by Purchaser, including the Excluded IRA/Keogh Plan Deposits, and (c) those Brokered Deposits set forth on Schedule 1.1(b), which Schedule 1.1(b) may be supplemented from time to time following the date hereof upon mutual agreement of the parties.

     “DEPOSITS” shall mean all deposits (as defined in 12 U.S.C. Section 1813(l)) booked at a Branch and made with Seller as of the Effective Time or otherwise relating to the Branch Banking Operations and assumed by Purchaser hereunder, including consumer, business and commercial and private client (a) demand deposits, (b) interest checking accounts, (c) money market accounts, (d) savings deposits, (e) time deposits, (f) time deposits that are in denominations of $100,000 or more, (g) deposits relating to debit cards and ATM cards, (h) IRA deposit liabilities, and (i) Keogh Plan deposit liabilities, including in each case all accrued but unpaid or uncredited interest and fees thereon and uncollected funds related thereto.

     “EFFECTIVE TIME” shall have the meaning set forth in Section 3.1.

     “EMPLOYEE” shall mean each individual principally employed by Seller or any of its Affiliates in connection with the Branch Banking Operations.

     “ENVIRONMENTAL DEFECT NOTICE” shall have the meaning set forth in Section 2.5(c).

     “ENVIRONMENTAL LAW” shall mean any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any Governmental Authority, (a) relating to the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended, from time to time, including the following U.S. federal environmental laws: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act, the Water Pollution Control Act of 1972, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Solid Waste Disposal Act, the Toxic Substances Control Act and Insecticide, Fungicide and Rodenticide Act, each as amended.

     “ENVIRONMENTAL LIABILITIES” means any action, lawsuit, claim, proceeding, investigation, demand, response, damages (including natural resources damages), fine, penalty, judgment, award, settlement, loss, cost or expense (including any financial responsibility for any cleanup costs or corrective actions, including any investigation, cleanup, removal, containment, remedial or other response action, whether or not such action has been required or requested by any Governmental Authority) (including reasonable attorneys’ and consultants’ fees) relating to or arising out of or under (a) any Environmental Law, (b) the release or threatened release of any Hazardous Substances, or (c) any other environmental, health, or safety matters or conditions (including on-site and off-site release or contamination and matters relating to occupational safety and health). For purposes of this definition, the terms “removal,” “remedial,” “release” and “response action” shall include those activities covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “EXCLUDED ASSETS” shall have the meaning set forth in Section 2.1(b).

     “EXCLUDED IRA/KEOGH PLAN DEPOSITS” shall have the meaning set forth in Section 8.19(a).

     “EXCLUDED LIABILITIES” shall have the meaning set forth in Section 2.2(c).

     “EXISTING ENVIRONMENTAL REPORTS” shall have the meaning set forth in Section 2.5(a).

     “FDIC” shall mean the Federal Deposit Insurance Corporation.

     “FEDERAL FUNDS RATE” shall mean the average of the high and low rates quoted for Federal Funds in the Money Rates column of The Wall Street Journal during the period the rate is applied, adjusted as such average may increase or decrease during such period.

     “GENERAL CONVERSION DATE” shall have the meaning set forth in the Transition and Services Agreement.

     “GOVERNMENTAL AUTHORITY” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government having authority in the United States, whether federal, state or local.

     “GUARANTEE” shall have the meaning set forth in the recitals.

     “HAZARDOUS SUBSTANCE” shall mean any waste, emission, material or substance (including gases, liquids and solids) defined or identified as toxic, hazardous or dangerous in (or for the purposes of), or which is regulated under, any Environmental Law, including asbestos, asbestos-containing materials, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, and oil or petroleum products and by-products.

     “IRA” shall mean an individual retirement account as specified in Section 408 and 408A of the Code.

     “KEOGH PLAN” shall mean an employee pension plan covering self-employed individuals.

     “LANDLORD CONSENTS” shall have the meaning set forth in Section 8.8.

     “LEASED BRANCHES” shall have the meaning set forth in Section 2.1(a)(2).

     “LEASED PREMISES” shall have the meaning set forth in Section 2.1(a)(2).

     “LETTER OF CREDIT CUSTOMER” shall mean an obligor under a Purchased Loan or Reimbursement Agreement for whose account a Letter of Credit was issued.

     “LETTER OF CREDIT DISBURSEMENT” shall mean an amount equal to the sum of (a) the amount drawn under any Letter of Credit in connection with a Request plus (b) all reasonable and customary out-of-pocket charges and expenses that Seller may pay or incur relative to such Request that are chargeable to the Letter of Credit Customer under the related Reimbursement Agreement.

     “LETTERS OF CREDIT” shall mean (a) each letter of credit or banker’s acceptance listed on Schedule 8.20, (b) each letter of credit or banker’s acceptance issued by Seller in connection with a Purchased Loan between the date of Schedule 8.20 and the Closing Date and in compliance with Section 8.3, and (c) any letter of credit or banker’s acceptance applied for by a customer of Seller (but not yet issued by Seller) as of the Effective Time. To the extent Purchaser shall assume (and Seller has been released from) any Letter of Credit or Purchaser has issued a replacement letter of credit, whether on or after the day on which the related Purchased Loan is purchased by Purchaser pursuant to the terms hereof, each as described in Section 8.20, the assumed or replaced Letter of Credit shall no longer be deemed a “Letter of Credit” hereunder.

     “LIENS” shall have the meaning set forth in Section 6.5.

     “LOAN LOSS RESERVE ADJUSTMENT AMOUNT” shall mean the sum (which sum and any of the quantities contemplated by any of clauses (a), (b), (c) or (d) of this definition may be a positive or negative number) of (a) 0.0021 times the difference of (1) the outstanding aggregate principal amount, net of charge-offs, as of the Effective Time of those Purchased Loans that are (or, if made or extended after the date hereof, would have been) classified as home equity loans on Seller’s books, minus (2) the outstanding aggregate principal amount, net of charge-offs, of such loans as of April 30, 2002 as previously disclosed to Purchaser, (b) 0.3597 times the difference of (1) the outstanding aggregate principal amount, net of charge-offs, as of the Effective Time of those Purchased Loans that are (or, if made or extended after the date hereof, would have been) classified as high-loan-to-value home equity loans on Seller’s books, minus (2) the outstanding aggregate principal amount, net of charge-offs, of such loans as of April 30, 2002 as previously disclosed to Purchaser, (c) 0.0237 times the difference of (1) the outstanding aggregate principal amount, net of charge-offs, as of the Effective Time of those Purchased Loans that are (or, if made or extended after the date hereof, would have been) classified as small business loans on Seller’s books, minus (2) the outstanding aggregate principal amount, net of charge-offs, of such loans as of April 30, 2002 as previously disclosed to Purchaser, and (d) 0.0307 times the difference of (1) the outstanding aggregate principal amount, net of charge-offs, as of the Effective Time of those Purchased Loans that are (or, if made or extended after the date hereof, would have been) classified as Overdrafts, CD-secured or other consumer loans on Seller’s books, minus (2) the outstanding aggregate principal amount, net of charge-offs, of such loans as of April 30, 2002 as previously disclosed to Purchaser.

     “LOAN LOSS RESERVE AMOUNT” shall mean the sum of (a) $2.3 million and (b) the Loan Loss Reserve Adjustment Amount.

     “LOAN PURCHASE AMOUNT” shall mean the aggregate principal amount of the Purchased Loans net of charge-offs, plus accrued and unpaid interest thereon (except with respect to Purchased Loans that are 90 days past due or classified by Seller as non-accrual) as of the Effective Time, minus the Loan Loss Reserve Amount.

     “LOSSES” shall mean losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) incurred or suffered by the indemnified party or its Affiliates in connection with the matters described in this Agreement, net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss.

     “MATERIAL ADVERSE ENVIRONMENTAL CONDITION” shall have the meaning set forth in Section 2.5(c).

     “NET BOOK VALUE” means the net book value as reflected in Seller’s books, determined in accordance with U.S. generally accepted accounting principles, consistently applied.

     “NEW PLANS” shall have the meaning set forth in Section 8.16(c).

     “OCC” shall mean the Office of the Comptroller of the Currency within the United States Department of the Treasury.

     “OLD PLANS” shall have the meaning set forth in Section 8.16(c).

     “ORDER” shall have the meaning set forth in Section 9.4.

     “ORIGINAL PRICE” shall have the meaning set forth in Section 3.3(d).

     “OTHER TRANSACTION” shall have the meaning set forth in the recitals.

     “OVERDRAFTS” shall mean overdrafts of the book balance of any accounts constituting Deposit Liabilities and all consumer lines of credit made available to customers of the Branches as a protection against overdrafts of such accounts.

     “OWNED BRANCH” shall have the meaning set forth in Section 2.1(a)(1).

     “OWNED OTHER FACILITY” shall have the meaning set forth in Section 2.1(a)(1).

     “PARENT” shall have the meaning set forth in the recitals.

     “PERMITTED ENCUMBRANCES” shall mean collectively (a) real property ad valorem Taxes for the year of Closing or any assessments, charges or Taxes not yet due and payable, (b) mechanics or materialmens liens incurred in the ordinary course or that relate to sums not yet due and payable, and that do not exceed $25,000 with respect to any Real Property, or $50,000 in the aggregate, or (c) zoning, building code and other use restrictions imposed by a Governmental Authority, a subdivision plat, or customary covenants, conditions, easements or restrictions for a community or mixed use development, in each case that do not interfere in any material respect with the use of the applicable Real Property operated in the manner it is currently operated.

     “PERSON” shall mean any individual, association, corporation, limited liability company, partnership, limited liability partnership, trust or any other entity or organization, including any Governmental Authority.

     “PERSONAL PROPERTY” shall mean the personal property of Seller located at the Real Property or the Leased Premises consisting of the furniture, fixtures, equipment, security systems, safe deposit boxes (exclusive of contents), vaults and other tangible personal property that are owned by Seller and are located on or affixed to the Real Property or the Leased Premises and all tenant improvements and fixtures owned by Seller at any Leased Premises, in each case as of the Effective Time, and any of such items on order at the Effective Time.

     “PERSONAL PROPERTY LEASES” shall mean all leases of Personal Property.

     “POST-CLOSING BALANCE SHEET” shall have the meaning set forth in Section 3.3(a).

     “POST-CLOSING BALANCE SHEET DELIVERY DATE” shall have the meaning set forth in Section 3.3(a).

     “PRE-CLOSING BALANCE SHEET” shall have the meaning set forth in Section 2.2(e).

     “PRE-CLOSING BALANCE SHEET DATE” shall have the meaning set forth in Section 2.2(e).

     “PROPERTY PRICE” shall mean the Net Book Value of each Owned Branch.

     “PROXY STATEMENT” shall have the meaning set forth in Section 8.15(a).

     “PURCHASED LOANS” shall have the meaning set forth in Section 2.1(a)(5).

     “PURCHASE PRICE” shall have the meaning set forth in Section 2.2(a).

     “PURCHASER” shall have the meaning set forth in the preamble.

     “PURCHASER MATERIAL ADVERSE EFFECT” shall mean any event, occurrence, circumstance or state of facts, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on Purchaser’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby; provided, that a Purchaser Material Adverse Effect shall not include events or conditions to the extent arising out of or attributable to (a) changes in generally prevailing economic conditions, including changes in interest rates and stock market valuations, (b) changes in generally prevailing legal or regulatory conditions applicable to the industry in which Purchaser operates, (c) changes in generally accepted accounting principles, (d) announcement of the transactions contemplated hereby, or (e) any actions taken or omitted to be taken by Purchaser if such action or omission is required hereby, except, in the cases of (a), (b) and (c), as disproportionately adversely affects Purchaser relative to other similarly situated businesses.

     “REAL PROPERTY” shall have the meaning set forth in Section 2.1(a)(1).

     “REAL PROPERTY LEASES” shall have the meaning set forth in Section 2.1(a)(2).

     “REGULATORY APPROVALS” shall mean all regulatory approvals that are required in order to consummate the transactions contemplated hereby (including any transactions Seller must complete in order to consummate the transactions contemplated hereby), including the expiration of all waiting periods thereunder (including any extensions thereof).

     “REIMBURSEMENT AGREEMENT” shall mean all documents and agreements evidencing, securing or insuring the obligation of a Letter of Credit Customer to repay, or the rights of Seller to recover, sums paid under a Letter of Credit.

     “REVISED PRICE” shall have the meaning set forth in Section 3.3(d).

     “REQUEST” shall have the meaning set forth in Section 8.20(c).

     “SAFE DEPOSIT CONTRACTS” shall mean all safe deposit contracts and leases for the safe deposit boxes located at the Real Property and Leased Premises as of the Effective Time.

     “SEC” shall have the meaning set forth in Section 8.15(a).

     “SELLER” shall have the meaning set forth in the preamble.

     “SELLER MATERIAL ADVERSE EFFECT” shall mean an event, occurrence, circumstance or state of facts, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (a) the business, operations or condition (financial or otherwise) of the Branch Banking Operations as a whole, (b) the Transferred Assets or the Transferred Liabilities as a whole, or (c) Seller’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby; provided, that a Seller Material Adverse Effect shall not include events or conditions to the extent arising out of or attributable to (a) changes in generally prevailing economic conditions, including changes in interest rates and stock market valuations, (b) changes in generally prevailing legal or regulatory conditions applicable to the industry in which Seller operates, (c) changes in generally accepted accounting principles, (d) announcement of the transactions contemplated hereby, or (e) any actions taken or omitted to be taken by Seller if such action or omission is required hereby, except, in the cases of (a), (b) and (c), as disproportionately adversely affects Seller relative to other similarly situated businesses.

     “SEVERANCE PLANS” shall have the meaning set forth in Section 8.16(b).

     “SOLVENCY OPINION” shall have the meaning set forth in Section 8.18.

     “STOCKHOLDER APPROVAL” shall have the meaning set forth in Section 8.15(b).

     “STOCKHOLDER MEETING” shall have the meaning set forth in Section 8.15(b).

     “SUBSIDIARY” shall mean, with respect to any entity, any other entity that is consolidated with such first entity for financial reporting purposes.

     “TAXES” shall mean any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “TAX RETURN” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “TENANT LEASES” shall have the meaning set forth in Section 2.1(a)(2).

     “TITLE DEFECTS” shall have the meaning set forth in Section 2.4(a).

     “TITLE DEFECT NOTICE” shall have the meaning set forth in Section 2.4(a).

     “TRANSACTION ACCOUNT” shall mean accounts at Branches in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

     “TRANSFERRED ASSETS” shall have the meaning set forth in Section 2.1(a).

     “TRANSFERRED LIABILITIES” shall have the meaning set forth in Section 2.2(b).

     “TRANSFER TAXES” shall have the meaning set forth in Section 2.2(d).

     “TRANSITION AND SERVICES AGREEMENT” shall have the meaning set forth in the recitals.

     “TREASURY REGULATIONS” shall mean any final or temporary regulations promulgated by the United States Treasury.

     “UPDATED TITLE REPORT” shall have the meaning set forth in Section 2.4(b).

     “WARN ACT” shall mean the Workers Adjustment and Retraining Notification Act of 1988, as amended.

          (b) The words “INCLUDE” and “INCLUDING” as used herein shall be deemed to be followed by the phrase “WITHOUT LIMITATION.” References to an Article, Section, Exhibit or Schedule shall be deemed to be references to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “HEREBY,” “HEREOF,” “HEREIN,” “HERETO,” “HEREUNDER” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

ARTICLE II

TRANSFER OF ASSETS AND LIABILITIES

     SECTION 2.1 TRANSFERRED ASSETS.

          (a) As of the Effective Time, and subject to the terms and conditions set forth herein, Seller shall (or shall cause its applicable direct or indirect subsidiaries to) sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase from Seller (or its applicable direct or indirect subsidiaries), possession of and any and all right, title and interest of Seller (or its applicable direct or indirect subsidiaries) in and to the following assets (collectively, the “TRANSFERRED ASSETS”):

(1) all of Seller’s transferable fee simple right, title and interest in and to the real estate and the related improvements and fixtures located at (A) Seller’s owned banking offices described on Schedule 2.1(a)(1)(A) (each such owned branch, an “OWNED BRANCH”), and (B) Seller’s other facilities described on Schedule 2.1(a)(1)(B) (each such facility, an “OWNED OTHER FACILITY” and, together with the Owned Branches, collectively, the “REAL PROPERTY”), in each case together with all assignable real property rights and appurtenances pertaining thereto;

(2) subject to Section 8.8, including the receipt of the applicable consents referred to therein, all leases, subleases or licenses of real property relating to (A) Seller’s leased banking offices at the locations identified on Schedule 2.1(a)(2)(A) (collectively, the “LEASED BRANCHES” and, together with the Owned Branches, the “BRANCHES”; and such leases or licenses relating to the Leased Branches, collectively, the “BRANCH LEASES”), (B) Seller’s remote site, free-standing automated teller machines (“ATMs”) identified on Schedule 2.1(a)(2)(B) (such leases or licenses relating to the ATMs, the “ATM LEASES”), and (C) space in any Branches under which Seller (or one of its Affiliates) is the lessor or sublessor, as identified on Schedule 2.1(a)(2)(C) (collectively, the “TENANT LEASES” and, together with the Branch Leases and the ATM Leases, the “REAL PROPERTY LEASES”; and the premises leased under the Real Property Leases, collectively, the “LEASED PREMISES”);

(3) all Personal Property and all Personal Property Leases, a complete and accurate list of which as of the date of this Agreement is listed on Schedule 2.1(a)(3);

(4) all Safe Deposit Contracts;

(5) those loans set forth on Schedule 2.1(a)(5), and each obligation of Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Seller in the ordinary course of business of Seller and in compliance with the terms of Section 8.3 between the date of Schedule 2.1(a)(5) (which, except for loans classified as single family loans for which information will be provided as of May 31, 2002, shall be as of a date not earlier than the second Business Day prior to the date hereof) and the Closing Date, and each loan made by Seller between the date of Schedule 2.1(a)(5) and the Closing Date that Seller shall categorize in the ordinary course of its business consistent with past practices to a loan category set forth on Schedule 2.1(a)(5) and which loan is made in compliance with the terms of Section 8.3, and each obligation of Seller to make additional extensions of credit in connection with each such loan, as each such loan may be increased, decreased, amended, renewed or extended by Seller in the ordinary course of business of Seller and in compliance with the terms of Section 8.3 prior to the Closing Date; in each case including the collateral therefor and (except to the extent set forth in Section 2.1(b)) the servicing rights thereunder for which Seller has retained servicing rights (collectively, the “PURCHASED LOANS”);

(6) all Overdrafts;

(7) all Assumed Contracts;

(8) all of the routing and transit numbers with respect to the Branches set forth on Schedule 2.1(a)(8); provided, however, that unless Purchaser shall consent to the exclusion of one such routing and transit number from the scope of this Section 2.1(a)(8), subsequent to the date of this Agreement Seller may acquire a new routing and transit number for its own use following the Effective Time, which new routing and transit number shall not be sold, assigned, transferred, conveyed, or delivered to Purchaser hereunder;

(9) all of Seller’s rights under the contracts and relationships giving rise to the Deposits, but excluding all contracts and relationships relating to any Deposit that is a Brokered Deposit set forth on Schedule 1.1(b) or a Brokered Deposit within the meaning of clause (a) of the definition thereof that is booked after the date hereof;

(10) all insurance premiums paid by Seller to the FDIC that are allocable to insurance coverage for the Deposits following the assumption thereof by Purchaser;

(11) all books, records and documents relating primarily to the Transferred Assets and the Transferred Liabilities, as such books, records and other documents may exist and are as held by Seller or its Affiliates (including all books, records and documents contemplated by Section 2.7, but excluding, to the extent permitted by law, one original set of the personnel files relating to the Branch Employees, provided that Seller, to the extent permitted by law, shall deliver to Purchaser no later than the Closing Date true and complete copies thereof);

(12) all claims, counter-claims and causes of action with respect to the Transferred Assets and Transferred Liabilities;

(13) all Coins and Currency; and

(14) a 100% participation interest in the Letters of Credit as contemplated by Section 8.20(b).

          (b) All other assets of Seller shall not be included in the Transferred Assets, and shall not be transferred hereunder, including:

(1) all loans (and any interests or participations in loans) other than the Purchased Loans;

(2) all real property and leasehold interests in real property, other than the Real Property and the Leased Premises;

(3) Seller’s rights in and to the names “Bay View,” “Bay View Bank,” “Bay View Commercial Finance Group,” “Bay View Acceptance Corporation” and “EurekaBank” and any of its predecessor banks’ names and any of Seller’s or Seller’s predecessors’ corporate logos, trademarks, trade names, signs, paper stock forms, and other supplies containing any such logos, trademarks, or trade names;

(4) any regulatory licenses (other than any assignable regulatory license primarily related to the Transferred Assets, which shall constitute Transferred Assets) or any other nonassignable licenses and permits;

(5) any Tax refunds, Tax credits or deferred Tax assets relating to taxable periods (or portions thereof) ending on or prior to the Closing Date;

(6) all contracts and agreements other than Assumed Contracts; and

(7) any assets held with respect to the Benefit Plans (other than personnel files or similar records contemplated by Section 2.1(a)(11)).

     (collectively, the “EXCLUDED ASSETS”).

     SECTION 2.2 PURCHASE PRICE.

          (a) As consideration for the purchase of the Transferred Assets and the other transactions contemplated hereby and subject to Section 2.2(e), Purchaser shall pay Seller a purchase price (the “PURCHASE PRICE”) equal to the sum of the following:

(1) a premium for the Deposits equal to the sum of (A) 14.0% of the Average Deposit Balance and (B) $5 million;

(2) the Loan Purchase Amount;

(3) the Net Book Value of the Real Property, the Personal Property, the improvements associated with the Real Property Leases and the Leased Premises, in each case as of the Effective Time; and

(4) the face amount of the Coins and Currency.

          (b) In addition, Purchaser shall assume as of the Effective Time and pay, perform and discharge as of or after the Effective Time, as the case may be, only the following duties, obligations, and liabilities of Seller arising from and after the Effective Time (the “TRANSFERRED LIABILITIES”):

(1) the Deposit Liabilities and the terms and agreements relating thereto (including all of Seller’s related responsibilities with respect to (A) cashier checks issued prior to the Effective Time, (B) the abandoned property laws of any state, (C) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the Deposit Liabilities that does not exceed the amount of the applicable Deposit(s) (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of an applicable contract or law) and (D) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws)), but excluding all Deposit Liabilities relating to any Deposit that is a Brokered Deposit within the meaning of clause (a) of the definition thereof that is booked after the date hereof;

(2) all of Seller’s duties, obligations and liabilities relating to the Real Property and the Personal Property;

(3) all of Seller’s duties, obligations and liabilities relating to the Real Property Leases and the Personal Property Leases, and the Leased Premises and other property leased under such leases;

(4) all of Seller’s duties, obligations and liabilities relating to the Safe Deposit Contracts (including all of Seller’s related responsibilities with respect to (A) any legal process that is served on Seller on or before the Closing Date with respect to claims against or for the contents thereof (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of the applicable Safe Deposit Contract or applicable law) and (B) any other applicable laws (except to the extent attributable to any act or omission taken or omitted to be taken by Seller prior to the Effective Time in violation of any such laws));

(5) all of Seller’s duties, obligations and liabilities relating to the Purchased Loans and the servicing thereof;

(6) all of Seller’s duties, obligations and liabilities relating to the Overdrafts; and

(7) all of Seller’s duties, obligations and liabilities relating to the Assumed Contracts; provided, however, that Purchaser shall not, except pursuant to a subsequent assignment to which Purchaser is a party, assume any liabilities, duties or obligations arising under any Assumed Contract that is not assigned to Purchaser at the Closing due to the failure to receive a necessary consent or otherwise.

          (c) Notwithstanding anything to the contrary contained herein, Purchaser shall not assume any duties, obligations or liabilities of Seller of any kind, whether known, unknown,

contingent or otherwise, other than the Transferred Liabilities, including any duty, obligation or liability (1) not directly relating to the Transferred Assets, (2) attributable to any acts or omissions to act taken or omitted to be taken by or on behalf of Seller (or any of its Affiliates) prior to the Effective Time in violation of any applicable laws, contracts or legal or fiduciary duties, (3) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its affiliates or direct or indirect Subsidiaries), (4) for Taxes relating to the Transferred Assets or the Transferred Liabilities for taxable periods (or portions thereof) ending on or prior to the Closing Date, (5) except as expressly set forth in Section 8.16, relating to the Employees in any respect, including the employment or termination of any Employee, in the case of each Employee relating to any period prior to the time such Employee become employed by Purchaser as contemplated hereby, and Losses with respect to the Benefit Plans, ERISA, COBRA or the WARN Act, whether arising before or after the Effective Time, relating to the employment of the Employees by Seller or its Affiliates and their respective predecessors, (6) for Excluded IRA/Keogh Plan Deposits, or (7) arising from circumstances, events or conditions prior to the Effective Time and not expressly assumed hereunder (the “EXCLUDED LIABILITIES”). Without limiting the generality of the foregoing, it is not the intention that the assumption by Purchaser of the Transferred Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in this Agreement shall prevent any party hereto from contesting matters relating to the Transferred Liabilities with any third party obligee. From and after the Effective Time, (A) Purchaser shall have complete control over the payment, settlement or other disposition of the Transferred Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto and (B) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in Article IV or any transition plan entered into thereunder, (i) Seller shall promptly notify Purchaser of any claim made against it with respect to the Transferred Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Transferred Liabilities or Transferred Assets and (ii) Purchaser shall promptly notify Seller of any claim made against it with respect to the Excluded Liabilities or the Excluded Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities or Excluded Assets.

          (d) All excise, sales, use, stamp, documentary and transfer Taxes and similar fees and charges (collectively, “TRANSFER TAXES”) that are payable or that arise as a result of the consummation of the transactions contemplated hereby shall be paid by Seller and Purchaser in equal shares, and each party shall indemnify and hold the other party harmless from and against any such Transfer Taxes in excess of the allocated share of such other party.

          (e) Seller shall prepare, in consultation with Purchaser, a balance sheet (the “PRE-CLOSING BALANCE SHEET”) as of the day immediately prior to the first day of the month immediately preceding the anticipated Closing Date (the “PRE-CLOSING BALANCE SHEET DATE”) based on Seller’s books and records and using the internal accounting procedures of Seller consistently applied reflecting the assets to be sold and assigned hereunder and the liabilities to be transferred and assumed hereunder. Seller shall deliver the Pre-Closing Balance Sheet to Purchaser as soon as reasonably practicable following the Pre-Closing Balance Sheet Date, but in no event fewer than ten (10) days prior to the Closing Date. Seller agrees to pay to Purchaser at the Closing, in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above as reflected by the Pre-Closing Balance Sheet, over the aggregate Purchase Price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess amount, if any, of the aggregate Purchase Price computed in accordance with paragraph (a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Purchaser pursuant to paragraph (b) above as reflected by the Pre-Closing Balance Sheet. All amounts paid at the Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet.

          (f) Seller and Purchaser agree to cooperate in good faith to determine a reasonable allocation of the total consideration paid for the Transferred Assets, as finally determined pursuant to Section 2.2 and Section 3.3, in accordance with Section 1060 of the Code. On or prior to the date ninety (90) days after the Closing Date, Purchaser shall provide to Seller Purchaser’s proposed allocation of the total consideration paid for the Transferred Assets. Within thirty (30) days after the receipt of such proposed allocation, Seller shall propose to Purchaser any changes to such allocation in writing or otherwise shall be deemed to have agreed with such allocation. Seller and Purchaser shall cooperate in good faith to mutually agree to such allocation and shall reduce such agreement to writing, including jointly and properly executing completed Internal Revenue Service Form 8594, and any other forms or statements required by the Code (or state or local Tax law), Treasury Regulations or the Internal Revenue Service or other Governmental Authority, together with any and all attachments required to be filed therewith. Seller and Purchaser shall file timely any such forms and statements with the Internal Revenue Service or other Governmental Authority. In the event that Seller objects to Purchaser’s proposed allocation in writing within such thirty (30) day period and Purchaser and Seller are unable to reach an agreement within thirty (30) days after Purchaser’s receipt of such written objection, the dispute shall be referred to a nationally recognized accounting firm mutually acceptable to Seller and Purchaser for resolution, and the determination of such firm shall be binding upon Seller and Purchaser and their respective Affiliates and shall constitute the agreed allocation, with Seller and Purchaser each bearing one-half of the costs, fees and expenses of such firm. The agreed allocation shall be appropriately adjusted to take into account any subsequent payments under this Agreement and any other subsequent events required to be taken into account under Section 1060 of the Code. Seller and Purchaser shall not file any Tax Return or other documents or otherwise take any position with respect to Taxes that is inconsistent with the allocation determined pursuant to this Section 2.2(f); provided, however, that neither Seller nor Purchaser shall be obligated to litigate any challenge to such allocation by any Governmental Authority. Seller and Purchaser shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 2.2(f) and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

     SECTION 2.3 PRORATION; OTHER CLOSING DATE ADJUSTMENTS.

          (a) Except as otherwise specifically provided in this Agreement or in the Transition and Services Agreement, it is the intention of the parties that Seller shall operate the Branch Banking Operations, hold the Transferred Assets and retain the Transferred Liabilities for its own account until the Effective Time, and the Branch Banking Operations shall be operated, the Transferred Assets shall be held and the Transferred Liabilities shall be assumed for Purchaser’s account as of and after the Effective Time. Thus, except as otherwise expressly provided in this Agreement, items of income and expense, as defined herein, shall be prorated as of the Effective Time, and settled between Seller and Purchaser on and as of the Closing Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled at Closing as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto. In furtherance of the foregoing, Purchaser shall promptly forward to Seller complete and accurate copies of all invoices, billing statements and similar documents received by Purchaser after the Effective Time and relating to the Branch Banking Operations conducted prior to the Effective Time, and Seller shall promptly forward to Purchaser complete and accurate copies of all invoices and billing statements received by Seller relating to the Branch Banking Operations conducted after the Effective Time. To the extent the exact amounts of any real or personal property Taxes or other items to be prorated are not known on the Closing Date, the parties shall make reasonable estimates of such Taxes or other items for purposes of making prorations at Closing and shall thereafter adjust the prorations as promptly as practicable after such exact amounts are finally ascertained.

          (b) For purposes hereof, items of proration and other adjustments shall include: (1) rental payments under the Real Property Leases and the Tenant Leases; (2) personal and real property Taxes and assessments arising from Real Property or the Leased Premises or otherwise from the Branch Banking Operations (determined by assuming that the taxable year or period ended at the Effective Time); (3) FDIC deposit insurance assessments; (4) prepaid expenses and items and accrued but unpaid liabilities a portion of which is attributable to periods after the Effective Time (it being understood that Purchaser shall have no liability for any accrued but unpaid liabilities attributable to Excluded Assets or Excluded Liabilities); and (5) safe deposit rental payments previously received by Seller.

     SECTION 2.4 TITLE TO REAL PROPERTY.

          (a) Purchaser agrees to notify Seller in writing (a “TITLE DEFECT NOTICE”) no later than sixty (60) days after the date hereof of any mortgages, pledges, liens, encumbrances, reservations, encroachments, overlaps or other title defects related to any Real Property as to which Purchaser objects (the “TITLE DEFECTS”), provided that the Title Defects and the Title Defect Notice shall not include or refer to any Permitted Encumbrances. If Seller shall timely receive any Title Defect Notice with respect to any Real Property, then Seller shall, at its option and in its sole discretion, elect to take one of the following actions with respect to each Title Defect referenced in such Title Defect Notice: (1) cure or eliminate such Title Defect prior to the Closing, in which event the Closing shall proceed with respect to the Real Property subject to such Title Defect without any reduction in the applicable Property Price; (2) accept a reduction in the Property Price applicable to the Real Property subject to such Title Defect equal to any applicable Defect Reduction Amount to reflect the greater of the diminution in value (if any) resulting from such Title Defect or the cost of curing such Title Defect, if applicable, as determined pursuant to Section 2.8; or (3) lease to Purchaser the Real Property subject to such Title Defect in accordance with the provisions of Section 2.4(c); provided, however, that if Seller chooses to rely upon clause (3) and any such Title Defect interferes in any material respect with the use of the applicable Real Property operated in the manner in which it is currently operated, then Purchaser shall not be obligated to lease the Real Property subject to such Title Defect and Purchaser shall have the option to elect either (i) to cause Seller to elect clause (1) with respect to such Real Property or (ii) to not acquire such Real Property and not pay the Property Price applicable to such Real Property. For purposes of this Section 2.4, a Title Defect shall be deemed to have been “cured” or “eliminated” if title insurance coverage or a bond reasonably acceptable to Purchaser shall have been obtained against such Title Defect.

          (b) Purchaser shall have the right to obtain an updated title search or survey not less than thirty (30) days prior to the anticipated Closing Date to determine whether any title changes may have arisen between the effective date of the applicable title commitment and such update (an “UPDATED TITLE REPORT”). If such Updated Title Report indicates that any Title Defects have been placed of record in respect of any Real Property since the effective date of the applicable title commitment, then Purchaser shall have the right to provide Seller a Title Defect Notice in respect thereof not more than five (5) Business Days following Purchaser’s receipt of such Updated Title Report, and thereafter Seller shall have the right to address such Title Defect Notice in the same manner as is set forth in Section 2.4(a) with respect to Title Defect Notices received by Seller within sixty (60) days after the date hereof (by electing to cure the Title Defect in question, accept a reduction in the applicable Property Price or lease the Real Property in question, all as more particularly set forth in Section 2.4(a)).

          (c) If pursuant to Section 2.4(a), Section 2.4(b) or Section 2.5(c), Seller leases to Purchaser any Real Property that is subject to a Title Defect or a Material Adverse Environmental Condition (as the case may be, a “DEFECT”), then Seller shall lease such Real Property to Purchaser, on a triple net basis, at existing market rents for a term of three (3) years commencing at the Closing pursuant to a lease substantially in the form attached hereto as Exhibit 2.4(c). The parties agree that, if they cannot agree upon the “existing market rent” to be payable for any such Real Property under any such lease, then such “existing market rent” shall be determined by an appraisal to be conducted by an appraiser selected in the manner set forth in Section 2.8 below, with the cost of such appraisal to be shared equally by Purchaser and Seller. The “existing market rent” applicable to any such lease shall be the rent that a willing tenant would pay to lease the Real Property in question on the terms set forth above for use as a bank branch. If any Real Property is leased to Purchaser pursuant to this provision, the Purchase Price shall be reduced by the amount of the Property Price attributable to such Real Property, but if Seller cures or eliminates the Defect related thereto to Purchaser’s reasonable satisfaction at any time during the term of such lease, then Purchaser shall promptly thereafter purchase such Real Property according to the applicable provisions hereof and pay Seller the Property Price for such Real Property (without interest thereon and less any lease payments made by Purchaser to Seller with respect to such Real Property) at the time of transfer of title thereto to Purchaser.

     SECTION 2.5 ENVIRONMENTAL MATTERS.

          (a) Seller has made available to Purchaser complete and accurate copies of all environmental studies, reports and audits in Seller’s or its Affiliates’ possession related to the Real Property (the “EXISTING ENVIRONMENTAL REPORTS”).

          (b) Prior to the Effective Time, Purchaser shall have the right, but not the obligation, at its sole cost and expense, to cause such investigations and tests to be made as it reasonably deems necessary to determine whether there has been any soil, surface water, groundwater or building space contamination on or under the Real Property. Seller shall cooperate with Purchaser and/or its agents or contractors in their evaluation and testing of the Real Property, including by providing Purchaser and/or its agents or contractors reasonable access to pertinent records and documents in Seller’s or its Affiliates’ possession. Any investigations or tests performed by Purchaser shall be conducted in a manner so as not to damage in any material respect the Real Property and so as not to interfere in any material respect with the business or operations conducted thereat. If any such damage is caused to the Real Property, Purchaser shall promptly repair and restore the Real Property to its former condition. Without the prior written consent of Seller (which consent will not unreasonably be withheld or delayed) and execution of a reasonably satisfactory property access agreement, Purchaser shall not conduct subsurface or intrusive testing or any ground water monitoring or install any test well or undertake any other investigation that requires a permit or license from, or the reporting of the investigation or the results thereof to, any environmental regulatory authority. Purchaser shall give Seller reasonable prior notice of its intention to conduct any investigation or test hereunder. Purchaser shall furnish Seller with a copy of each report or investigation setting forth the results of any test performed by Purchaser as soon as reasonably practicable after receipt. Purchaser shall not submit a copy of any such report or disclose the contents thereof to any Governmental Authority unless specifically required by applicable law, and if so required, Purchaser shall provide Seller five (5) days’ prior written notice of any submission and shall simultaneously provide to Seller a copy of any information submitted to such Governmental Authority.

          (c) If Purchaser objects to a Material Adverse Environmental Condition at any Real Property by providing written notice thereof (an “ENVIRONMENTAL DEFECT NOTICE”) to Seller within sixty (60) days after the date hereof, then Purchaser shall, at its option and in its sole discretion, elect to take one of the following actions with respect to each such Material Adverse Environmental Condition: (1) to cause Seller to cure such Material Adverse Environmental Condition in a manner reasonably satisfactory to Purchaser prior to the Closing, in which event the Closing shall proceed with respect to the Real Property subject to such Material Adverse Environmental Condition without any reduction in the applicable Property Price; (2) to not acquire such Real Property and not pay the Property Price applicable to such Real Property; or (3) to cause Seller to lease to Purchaser the Real Property subject to such Material Adverse Environmental Condition in accordance with the provisions of Section 2.4(c). Seller shall be deemed to have cured any Material Adverse Environmental Condition if it agrees to remediate such Material Adverse Environmental Condition and provide assurances that such remediation will be promptly effected, in each case to Purchaser’s reasonable satisfaction and without material interruptions of the operations conducted at such Real Property. The term “MATERIAL ADVERSE ENVIRONMENTAL CONDITION” as used herein means any contamination or other condition or combination of contaminations and conditions caused by or related to Hazardous Substances in violation of any applicable Environmental Law (other than contamination to the extent expressly disclosed in any Existing Environmental Report), which contaminations or conditions would be reasonably expected to result in liabilities or remediation costs in excess of $150,000 in the aggregate.

     SECTION 2.6 ASSUMED CONTRACTS.

     Attached as Schedule 2.6 is a list of all service or similar contracts in effect as of the date hereof that exclusively relate to the Real Property, the Leased Premises or the Branch Banking Operations subject hereto (and that are capable of assignment in connection herewith) (“ASSUMED CONTRACTS”). Subject to the proration requirements of Section 2.3, Purchaser shall assume all such Assumed Contracts as of the Effective Time.

     SECTION 2.7 BOOKS AND RECORDS.

          (a) As promptly as practicable subsequent to the Effective Time, but in no event later than the General Conversion Date, Seller shall deliver to Purchaser all files, documents and records in Seller’s possession that pertain to and are utilized by Seller to administer, monitor, evidence or record information respecting the business or conduct of the Branch Banking Operations, including all such files, documents and records maintained on electronic or magnetic media in the electronic data base system of Seller that are reasonably accessible on a branch-by-branch basis, and, to the extent permitted by law, including copies of all personnel files relating to the Branch Employees. If any personnel file, or portion thereof, relating to any Branch Employee is not permitted by law to be transferred pursuant to the immediately preceding sentence, Seller shall promptly advise Purchaser of such prohibition and, notwithstanding anything to the contrary set forth herein, if any Branch Employee executes a waiver mutually reasonably satisfactory to Seller and Purchaser authorizing such delivery, Seller shall promptly provide copies of the entire personnel file applicable to such Branch Employee. Following the Closing Date, Seller shall promptly provide such copies of such files, documents and records relating to the Branch Banking Operations in its possession as Purchaser shall reasonably request. Purchaser agrees, at Seller’s expense, to return to Seller all files, documents and records contained on any Real Property or Leased Premises that, to Purchaser’s knowledge, do not relate to the business or conduct of the Branch Banking Operations.

          (b) As to any file, document, or record, as of the time of transfer and until any return thereof to Seller, Purchaser shall become responsible for maintaining such file, document or record transferred to it pursuant hereto. Purchaser will preserve and hold such files, documents and records in safekeeping as required by applicable law and in accordance with Purchaser’s customary practices.

          (c) After the Effective Time, Purchaser will permit Seller and its representatives, at reasonable times and upon reasonable written notice, at Seller’s sole cost and expense except as set forth in Section 2.7(d), to examine, inspect, copy and reproduce any such files, documents or records, and to access any Employees that may then be employed by Purchaser, to the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Seller or its Affiliates or in connection with any legal obligation owed by Seller or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory reports and returns and Tax Returns. After the Effective Time, Seller will permit Purchaser and its representatives, at reasonable times and upon reasonable notice, at Purchaser’s sole cost and expense except as set forth in Section 2.7(d), to examine, inspect, copy and reproduce files, documents or records retained by Seller or its Affiliates regarding the Transferred Assets and Transferred Liabilities to

the extent reasonably required in connection with any third party claim, action, litigation or other proceeding involving Purchaser or its Affiliates or in connection with any legal obligation owed by Purchaser or its Affiliates to any present or former depositor or other customer or any Governmental Authority, including for purposes of preparing regulatory reports and returns and Tax Returns.

          (d) For a period of six (6) months after the Effective Time, the party providing copies of records hereunder shall do so without charge, and thereafter it may charge its customary rate for providing such copies.

     SECTION 2.8 DETERMINATION OF DEFECT REDUCTION AMOUNTS.

     If Seller shall receive a Title Defect Notice or an Environmental Defect Notice in respect of any Real Property, either party shall have the right to require the determination of any related Defect Reduction Amount (if any) that Seller might elect to accept pursuant to Section 2.4, Section 2.5 and this Section 2.8, by providing written notice to the other party that such party requires such determination. Upon the recipient’s receipt of any such notice, Seller and Purchaser shall cooperate in good faith in an attempt to reach agreement as to the applicable Defect Reduction Amount, if any. If the parties are unable to reach such agreement within fifteen (15) days after the date of such notice, then the Defect Reduction Amount shall be determined by an appraisal prepared in accordance with customary practices and procedures (except as provided herein) by an M.A.I. appraiser selected by agreement between Seller and Purchaser, provided that in the event the parties cannot agree on the selection of an appraiser within five (5) days, then such appraiser shall be selected as follows: Seller and Purchaser shall each select an appraiser within five (5) days and the two selected appraisers shall then select a third appraiser, who shall be the appraiser who shall determine the Defect Reduction Amount, if any. If either party does not select an appraiser within five (5) days, then the appraiser chosen by the other party shall be solely responsible for determining the Defect Reduction Amount, and if the two initial appraisers shall fail to agree on the third appraiser within five (5) Business Days then the parties shall request that a court of competent jurisdiction in Delaware select an impartial appraiser. For all purposes hereof, the “DEFECT REDUCTION AMOUNT” attributable to any Defect shall be (and any appraisal thereof shall determine) the amount of the greater of (i) any diminution in the fair market value of the Real Property subject to such Defect that results from the Defect below the Property Price for such Real Property, and (ii) the costs of remedying such Defect. The fair market value of any Real Property for purposes of this Section 2.8 shall be the amount of cash that would be expected to be realized by Seller if Seller sold such Real Property, as willing seller, to a willing buyer on the Closing Date, in its existing condition and for its currently contemplated use. If any appraiser selected hereunder shall be unable to determine any Defect Reduction Amount pursuant to the foregoing provisions, then the parties shall cooperate and work reasonably with the appraiser in order to ascertain the Defect Reduction Amount in a reasonable and mutually satisfactory manner. Any appraiser selected hereunder shall be an M.A.I. appraiser of good professional standing who has experience appraising properties similar to the Real Property in question. Any appraisal costs incurred pursuant to this Section 2.8 shall be shared equally by Seller and Purchaser. Any determination of a Defect Reduction Amount pursuant to this Section 2.8 shall be final. After any Defect Reduction Amount is determined pursuant to this Section 2.8, Seller shall, subject to the provisions of Sections 2.4 and 2.5, elect whether to accept such Defect Reduction Amount (in which case it shall be deducted from the applicable Property Price) or to lease the Real Property in question to Purchaser pursuant to the terms set forth in Section 2.4(c) or exercise the other options available to Seller pursuant to Sections 2.4 or 2.5, as applicable.

ARTICLE III

CLOSING AND EFFECTIVE TIME

     SECTION 3.1 EFFECTIVE TIME.

     The purchase of the Transferred Assets and assumption of Transferred Liabilities provided for in this Agreement, shall occur at a closing (the “CLOSING”) to be held at the offices of Seller in San Mateo, California at 10:00 a.m., local time, or at such other time, place, and manner as the parties shall mutually agree, on a date to be mutually agreed upon between the parties, which date shall occur on the first day of the next month following the date on which all conditions set forth in Article IX and Article X (other than those conditions that by their nature are to be satisfied at the Closing) are satisfied or, where legally permitted, waived; provided, however, that if the Closing would otherwise occur prior to November 1, 2002, Seller may at its option and in lieu of closing on such date specify, by written notice to Purchaser no later than ten (10) business days prior to the anticipated closing date, that the Closing shall occur on November 1, 2002, it being understood that Seller’s obligation to close on such delayed date shall not be affected by any circumstances occurring following the originally anticipated closing. The effective time (the “EFFECTIVE TIME”) shall be 12:01 a.m., local time in San Mateo, California, on the day on which the Closing occurs (the “CLOSING DATE”).

     SECTION 3.2 CLOSING.

          (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

          (b) At the Closing, subject to all the terms and conditions hereof, including receipt of all consents and approvals hereunder, Seller shall execute and deliver to Purchaser the following:

(1) grant deeds executed by Seller transferring all of Seller’s right, title and interest in and to each parcel of Real Property to Purchaser, subject only to Permitted Encumbrances, in substantially the form attached hereto as Exhibit 3.2(b)(1), together with (A) such evidence of Seller’s authority to sell the Real Property as Purchaser’s title company shall reasonably require, (B) an ALTA owner’s affidavit for each Real Property in customary form and (C) such real property transfer tax and related or similar forms required in connection with the recordation of the grant deeds;

(2) a Bill of Sale, in substantially the form attached hereto as Exhibit 3.2(b)(2), transferring to Purchaser all of Seller’s interest in the Personal Property and the Coins and Currency;

(3) an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit 3.2(b)(3), with respect to the Transferred Liabilities (“ASSIGNMENT AND ASSUMPTION AGREEMENT”);

(4) an Assignment and Assumption of Leases executed by Seller, in substantially the form attached hereto as Exhibit 3.2(b)(4), assigning Seller’s interest in the Real Property Leases and pursuant to which Purchaser shall assume the Real Property Leases (“ASSIGNMENT AND ASSUMPTION OF LEASES”);

(5) an Assignment and Assumption of Tenant Lease, in substantially the form attached hereto as Exhibit 3.2(b)(5), assigning Seller’s interest as lessor in the Tenant Leases and pursuant to which Purchaser shall assume the Tenant Leases (“ASSIGNMENT AND ASSUMPTION OF TENANT LEASE”);

(6) subject to the provisions of Section 8.8, the Landlord Consents;

(7) estoppel certificates executed by the lessors of the Leased Premises, to the extent Seller can obtain such certificates using its reasonable best efforts;

(8) a certificate of a proper officer of Seller, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 9.1 and Section 9.2 (provided that in the event that Purchaser has waived such conditions pursuant to this Agreement, such certificate need only address such matters as have not been waived under the terms hereof);

(9) a Closing Statement using amounts shown on the Pre-Closing Balance Sheet, substantially in the form attached hereto as Exhibit 3.2(b)(9) (the “CLOSING STATEMENT”);

(10) a certification of Seller, meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2), certifying that Seller is not a “foreign person” as defined in the federal Foreign Investment in Real Property Tax Act of 1980, which certification shall be substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iii)(B), and customary certificates and affidavits as reasonably requested by the First American Title Insurance Company (or such other title company as may be reasonably acceptable to Purchaser);

(11) immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

(12) a limited power of attorney to allow Purchaser, in the name of Seller, to effect transfers of Transferred Assets after the Closing, which shall be in substantially the form attached hereto as Exhibit 3.2(b)(12);

(13) the resignation of Seller as trustee or custodian, as applicable, with respect to each IRA or Keogh Plan deposit account included in the Transferred Liabilities and the designation of Purchaser as successor trustee or custodian with respect thereto; and

(14) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and that do not alter the parties’ respective obligations or liability hereunder.

          (c) At the Closing, subject to all the terms and conditions hereof, Purchaser shall execute and deliver to Seller:

(1) the Assignment and Assumption Agreement;

(2) the Assignment and Assumption of Leases;

(3) the Assignment and Assumption of Tenant Lease;

(4) a certificate and receipt acknowledging the delivery and receipt of possession of the Transferred Assets and records referred to in this Agreement;

(5) immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

(6) a certificate of a proper officer of Purchaser, dated as of the Closing Date, certifying as to the satisfaction of the conditions set forth in Section 10.1 and Section 10.2;

(7) Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, as of the Effective Time, of the IRA and Keogh Plan deposit accounts included in the Transferred Liabilities and its assumption of the fiduciary obligations of the trustee or custodian with respect thereto; and

(8) such certificates and other documents as the parties determine to be reasonably necessary in connection with the consummation of the transactions contemplated hereby and that do not alter the parties’ respective obligations or liability hereunder.

     SECTION 3.3 POST CLOSING ADJUSTMENTS.

          (a) Not later than the close of business on the sixtieth (60th) day after the Effective Time (such actual date of delivery, the “POST-CLOSING BALANCE SHEET DELIVERY DATE”), Purchaser shall deliver to Seller a balance sheet dated as of the Effective Time based on Seller’s books and records and using the internal accounting procedures of Seller consistently applied reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the “POST-CLOSING BALANCE SHEET”), together with a copy of Purchaser’s calculation of the Purchase Price as adjusted hereunder and the amounts payable thereunder. Purchaser shall afford Seller and its accountants and attorneys the opportunity to review all work papers and documentation used by Purchaser in preparing the Post-Closing Balance Sheet.

          (b) Except as otherwise expressly provided herein, the determination of the Post-Closing Balance Sheet shall be final and binding on the parties hereto unless within thirty

(30) days after receipt by Seller of the Post-Closing Balance Sheet, Seller shall notify Purchaser in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Purchaser of notice of such disagreement, such items shall be determined by a nationally-recognized independent accounting firm selected by mutual agreement between Seller and Purchaser; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller and Purchaser. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

          (c) Not later than the close of business on the second (2nd) Business Day following the determination of the Post-Closing Balance Sheet (the “ADJUSTMENT PAYMENT DATE”), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet and resulting changes in the Purchase Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

          (d) Notwithstanding the foregoing provisions of this Section 3.3, if at any time within three (3) months after the Post-Closing Balance Sheet Delivery Date either party discovers an error in the calculation of the Post-Closing Balance Sheet that resulted in the Purchase Price actually paid, as adjusted pursuant to this Section 3.3 (“ORIGINAL PRICE”), being at least $250,000, individually or in the aggregate with all such errors, more or less than the Purchase Price would have been but for such error (“REVISED PRICE”), and notifies the other party thereof, the parties agree to cooperate in good faith to correct the error. If the parties disagree on the existence or magnitude of an error within ten (10) Business Days after notice thereof, such matter shall be resolved by an independent accounting firm in the same manner as described above for resolving disputed items; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the parties agree that such firm will not be engaged by either party and that such net amount in dispute will be equally apportioned between Seller, on the one hand, and Purchaser, on the other hand. Upon the determination of the Revised Price, the appropriate party shall pay an amount to the other that is the difference between the amount actually paid by such party pursuant to Section 2.2, as adjusted pursuant to the other paragraphs of this Section 3.3, and the amount that such party would have paid to the other if the Original Price had been equal to the Revised Price, together with interest thereon computed from the Effective Time up to but not including the Adjustment Payment Date at the applicable Federal Funds Rate.

ARTICLE IV

TRANSITIONAL MATTERS

     SECTION 4.1 GENERAL.

          (a) Seller and Purchaser acknowledge and agree that Purchaser will not be able to convert the Transferred Assets and Transferred Liabilities to its data processing and similar systems on the Closing Date (the “CONVERSION”). Accordingly, Seller and Purchaser have entered into, to become effective as of the Effective Time, the Transition and Services Agreement, which Transition and Services Agreement shall govern the relationship between Seller and Purchaser during the period from the Effective Time to the General Conversion Date. Without limiting any obligations that will be more specifically set forth in the Transition and Services Agreement, Seller and Purchaser agree during the period from the Effective Time to the General Conversion Date to (1) cooperate in good faith to assure an orderly transition of ownership of the Transferred Assets and Transferred Liabilities to Purchaser hereunder, (2) to use reasonable best efforts to cause to be continued uninterrupted and unimpaired the provision of data processing and similar services and systems that support or facilitate the Branch Banking Operations such that the Branch Banking Operations shall continue to be operated in the ordinary course consistent with past practices, and (3) to use reasonable best efforts to cause all third parties that provide data processing and similar services with respect to the Transferred Assets and Transferred Liabilities to continue to provide such services during such period, and shall cooperate in managing the provision of such services.

          (b) Commencing promptly following the date hereof, appropriate personnel of Seller and Purchaser shall regularly meet to discuss implementation of the Transition and Services Agreement and all other actions as are necessary to implement operational aspects of the Conversion, including handling and settlement of the following, as applicable: checks on deposit accounts and home credit line accounts, loan payments, direct deposits and direct debits through ACH or otherwise, point of sale transactions, ATM transactions, error resolution matters pursuant to Regulations E and Z promulgated by the Board of Governors of the Federal Reserve System, miscellaneous account adjustments, daily settlement, and other settlement and transition items.

          (c) In furtherance of the foregoing, appropriate personnel of Seller and Purchaser shall meet to discuss implementation of the Transition and Services Agreement including with respect to mutually acceptable transaction settlement procedures and specifications, files (including conversion sample files) and schedules for the transfer of data processing responsibilities relating to the Transferred Assets and Transferred Liabilities from Seller to Purchaser, to be effective as of the General Conversion Date. Purchaser will have responsibility for all product mapping and the creation of all conversion programs and procedures but Seller will provide full access to qualified personnel to reasonably consult and confer with Purchaser to facilitate this process. Not later than fifteen (15) days following the date hereof, Seller shall deliver to Purchaser the specifications and conversion sample files in Seller’s possession and, as promptly as reasonable practicable following the date hereof, shall use commercially reasonable efforts to deliver to Purchaser such specifications and conversion sample files held by third parties and relating to the Transferred Assets and Transferred Liabilities.

          (d) Not later than thirty (30) days prior to the anticipated Closing Date, Seller shall make available to Purchaser (1) a complete and accurate list of all applicable customer routing and transit numbers and account numbers with respect to the Branches, (2) files of all applicable customer signature cards that Seller has with respect to the Deposits and all related special instructions, and (3) names, addresses and account information on all products related to the Deposits, including safe deposit box accounting, cash management services, telephone bill payments, online banking payroll customers and account analysis.

     SECTION 4.2 NOTICES TO CUSTOMERS AND OTHERS.

     Not later than thirty (30) days prior to the anticipated Closing Date (or such other time as may be required by law), Seller and Purchaser shall jointly, at Purchaser’s expense, notify customers with Deposits that, subject to the terms and conditions hereof, Purchaser will be assuming the Deposit Liabilities, and Seller and Purchaser shall join in providing, where appropriate, all notices to customers of the Branches and all other Persons as Seller or Purchaser, as the case may be, is or are required to give under applicable law or the terms of any agreements between Seller and any customer in connection with the transactions contemplated hereby. The form and content of such notice shall be subject to the reasonable approval of both parties. Following a date not earlier than sixty (60) days prior to the Closing Date anticipated by the parties, or such earlier date to which the parties shall agree, Purchaser may communicate with and deliver information to depositors and other customers of the Branches concerning this Agreement and the business of Purchaser. The form and content of such communications shall be subject to the reasonable approval of Seller. Upon request by Purchaser, Seller will provide reasonable assistance to Purchaser in mailing or causing to be mailed such communications, at Purchaser’s expense.

     SECTION 4.3 DIRECT DEPOSITS.

     Seller shall transfer to Purchaser not later than the Closing Date all of those Automated Clearing House (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement) to Deposits. As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Seller will deliver to Purchaser a listing in a format mutually agreed upon by the parties of all such direct deposit records. In connection with their respective obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for remitting to Purchaser and settling ACH direct deposits and FedWire direct deposits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for remitting to Seller and settling ACH direct deposits and FedWire direct deposits relating to deposit accounts of Seller that are not Deposits, but which transactions are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

     SECTION 4.4 DIRECT DEBIT.

     As soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), and after the provision of the notice to depositors contemplated by Section 4.2(a), Purchaser will send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning transfer of customer direct debit authorizations from Seller to Purchaser. Seller shall cooperate in soliciting the transfer of such authorizations. Such notice shall be in a form reasonably agreed to by the parties acting in good faith. In connection with their respective obligations under Section 4.1, Purchaser and Seller shall cooperate in good faith (a) to determine the method and timing for forwarding to Purchaser and settling all direct debits relating to accounts constituting Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Deposit Liabilities to Purchaser hereunder and (b) to determine the method and timing for forwarding to Seller and settling all direct debits relating to deposit accounts of Seller that are not Deposits, but which transactions are nonetheless routed to Purchaser as a result of the transfer to Purchaser of the routing and transit numbers or for other reasons, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring the orderly processing of transactions routed to Purchaser that relate to deposit accounts of Seller that are not Deposits.

     SECTION 4.5 INTEREST REPORTING AND WITHHOLDING.

          (a) Unless otherwise agreed to by the parties, Seller will report to applicable Tax authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including for purposes hereof dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable Tax authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and early withdrawal penalties imposed upon such Deposits. Any amounts required by any Governmental Authority to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any Governmental Authority and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Purchaser in accordance with applicable law or the appropriate notice from any Governmental Authority and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date Purchaser is obligated to remit such amounts to the applicable Governmental Authority, Seller will pay to Purchaser that portion of any sums theretofore withheld by Seller from any Deposits that are required to be remitted by Purchaser pursuant to the foregoing and shall directly remit to the applicable Governmental Authority that portion of any such sums that are required to be remitted by Seller.

          (b) Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all Internal Revenue Service notices with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits. Purchaser and Seller shall, prior to the Closing Date, consult and Seller shall take reasonable actions as are necessary to permit Purchaser timely to deliver such Internal Revenue Service notices required to be delivered following the Closing Date.

          (c) Unless otherwise agreed by the parties, Seller will make all required reports to applicable Tax authorities and to obligors on Purchased Loans, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable Tax authorities and to obligors on Purchased Loans, with respect to all periods from and after the day after the Closing Date, concerning all such interest and points received.

     SECTION 4.6 ATM/DEBIT CARDS.

     Seller will provide Purchaser with a list of ATM access/debit cards (including any point-of-sale cards) issued by Seller to depositors of any Deposits, and a data processing record in Seller’s standard format containing all addresses therefor and all related information required to support an automated conversion, in each case as soon as practicable after the receipt of all Regulatory Approvals (except for the expiration of any statutory waiting periods). At the Closing, Seller will provide Purchaser with a revised data processing record through the Closing, and, within thirty (30) days prior to the Closing Date anticipated by the parties, all customer PINs or algorithms or logic used to generate PINs.

     SECTION 4.7 LEASING OF PERSONAL AND REAL PROPERTY.

     Seller shall take such actions as may be mutually agreed with Purchaser with respect to any Personal Property Lease or Real Property Lease that is currently in effect but that would otherwise expire on or prior to the Closing (including renewing or extending such Personal Property Lease or Real Property Lease on such terms and conditions as Seller and Purchaser may mutually agree). In the event that Seller and Purchaser are unable to reach agreement pursuant to the preceding sentence with respect to any Personal Property Lease or Real Property Lease, Seller shall use reasonable best efforts to renew or extend on a month-to-month basis any such Personal Property Lease or Real Property Lease; provided, however, that no such renewal or extension shall be for a fixed term exceeding one year without the prior written consent of Purchaser, and Seller shall consult with Purchaser prior to renewing or extending any Real Property Lease or any material Personal Property Lease. Seller shall not cancel, terminate or amend (other than as provided in the preceding sentence relating to extensions) any such Personal Property Lease or Real Property Lease without the prior written consent of Purchaser. Notwithstanding the foregoing, Seller shall use reasonable best efforts to amend any Personal Property Leases in order to transfer the related Personal Property to Purchaser pursuant to Article II if such amendment is required to effect such transfer.

     SECTION 4.8 NOTICES TO OBLIGORS ON PURCHASED LOANS.

          (a) Purchaser shall no later than fifteen (15) days prior to the anticipated Closing Date prepare and transmit, at Purchaser’s sole cost and expense, to each obligor on each Purchased Loan, a notice in a form satisfying all legal requirements to the effect that the

Purchased Loan will be transferred to Purchaser. To the extent that Purchaser’s notice pursuant to the prior sentence shall be legally insufficient, Seller agrees, at Purchaser’s sole expense, to provide all Purchased Loan obligors with all required notices of the assignment and transfer of the Purchased Loans.

          (b) To the extent that any of the Purchased Loans transferred from Seller to Purchaser involve a transfer of servicing as defined and governed by the Real Estate Settlement Procedure Act (12 U.S.C. Section 2601 et seq.), Seller and Purchaser will jointly coordinate any appropriate required customer notices.

ARTICLE V

INDEMNIFICATION

     SECTION 5.1 SELLER’S INDEMNIFICATION OF PURCHASER.

     Subject to any limitations in this Section 5.1 and Section 5.4, Seller and its respective successors and assigns (it being understood and agreed that, in the event of a liquidation or dissolution of Parent, no Person shall be deemed to be a successor or assign of Seller or Parent solely as a result of such Person’s status as a stockholder of Parent immediately prior to such liquidation or dissolution) shall indemnify, hold harmless, and defend Purchaser and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to (a) any breach by Seller of any of its covenants or agreements contained herein occurring prior to the Effective Time, (b) any breach by Seller of any of its representations and warranties contained herein, (c) transactions or operations of the Branch Banking Operations on or before the Effective Time, (d) any Excluded Liabilities or (e) any breach of any of Seller’s representations, warranties, covenants and agreements contained in the Transition and Services Agreement. Purchaser shall only be entitled to indemnity pursuant to this Section 5.1 for any alleged or actual breach of the representations and warranties contained in Section 6.6 or 6.16 to the extent that such breach has not been taken into account pursuant to Section 2.4 or 2.5.

     SECTION 5.2 PURCHASER’S INDEMNIFICATION OF SELLER.

     Purchaser and its successors and assigns shall indemnify, hold harmless, and defend Seller and its representatives, controlling persons and Affiliates from and against any Losses arising out of or relating to (a) any breach by Purchaser of any of its covenants or agreements contained herein occurring prior to the Effective Time, (b) any breach by Purchaser of any of its representations and warranties contained herein, (c) actions or omissions of Purchaser occurring from and after the Effective Time in conducting the Branch Banking Operations or otherwise relating to the Transferred Assets or the Transferred Liabilities or (d) any breach of any of Purchaser’s representations, warranties, covenants or agreements contained in the Transition and Services Agreement.

     SECTION 5.3 CLAIMS FOR INDEMNITY.

          (a) A claim for indemnity shall be made by the claiming party at any time prior to the applicable Claim Limitation Anniversary by the giving of written notice thereof to the other party or, in the case of Seller, to Parent. Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made. In the event that any bona fide claim is made within such period, the indemnity relating to such claim shall survive until such claim is resolved. No claim for indemnity may be made at any time at or after the first anniversary of the Effective Time (excluding claims for indemnity with respect to (1) the representations and warranties contained in Section 6.3 or Section 7.3, which may be made until the sixth anniversary of the Effective Time, (2) the representations and warranties contained in Section 6.14, which may be made at any time up to the date ending thirty (30) days after the applicable statutes of limitations with respect thereto and (3) Section 5.1(c), Section 5.1(d), or Section 5.2(c), which may be made at any time after the Effective Time) and no indemnity shall be available thereafter in accordance with the provisions of this Article V. The applicable claim limitation period, as provided in the preceding sentence, is hereby referred to as the “CLAIM LIMITATION ANNIVERSARY.”

          (b) In the event that any Person or entity not a party hereto shall make any demand or claim or file or threaten to file any lawsuit, which demand, claim or lawsuit could result in any Loss to a party hereto of the kind for which such party is entitled to indemnification pursuant to Section 5.1 or 5.2, such indemnified party shall notify the indemnifying party of such demand, claim or lawsuit within thirty (30) Business Days of such demand, claim, filing or threat; provided, however, that any failure by the indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to be given such notice. Following receipt of notice of a demand, claim or lawsuit, and unless counsel to the indemnified party shall have determined in good faith that the assumption of such defense by the indemnifying party would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party, the indemnifying party shall have the option, at its cost and expense, to assume the defense of such matter and to retain counsel (not reasonably objected to by the indemnified party) to defend any such demand, claim or lawsuit, and the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses (except as expressly provided to the contrary herein) with respect to the defense of such claim or litigation, other than reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. The indemnified party shall have the option of joining the defense of such demand, claim or lawsuit (which shall be at the cost and expense of the indemnified party unless (1) counsel to the indemnified party determines in good faith that joint representation would be inappropriate due to a conflict or potential conflict of interest or the availability of defenses not available to the indemnifying party or (2) the indemnifying party fails to assume the defense of such demand, claim or lawsuit within a reasonable period of time following written notice thereof) with counsel not reasonably objected to by the indemnifying party and counsel for each party shall, to the extent consistent with its professional responsibilities, cooperate with the other party and any counsel designated by that party. In effecting the settlement of any such demand, claim or lawsuit, the indemnifying party, or the indemnified party, as the case may be, shall act in good faith, shall consult with the other party and shall enter into only such settlement as the other party shall consent to, such consent not to be unreasonably withheld or delayed. An indemnifying party shall not be liable for any settlement not made in accordance with the preceding sentence.

     SECTION 5.4 LIMITATIONS ON INDEMNIFICATION.

          (a) Seller shall not be required to indemnify Purchaser, and Purchaser shall not be required to indemnify Seller, unless the aggregate amount of all Losses incurred by Purchaser or Seller pursuant to Section 5.1 or 5.2 (as the case may be), exceeds $3 million. Once such aggregate amount of Losses incurred by Purchaser, on the one hand, or Seller, on the other hand, exceeds $3 million, Purchaser or Seller, as the case may be, shall thereupon be entitled to indemnification only for amounts in excess of such $3 million; provided, however, that the limitations contained in this sentence and the immediately preceding sentence shall not apply to any claim of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party or claims for indemnification relating to the breach of any representation or warranty contained in Section 6.14 or to any Transferred Liabilities or Excluded Liabilities, as applicable.

          (b) Neither Seller, on the one hand, nor Purchaser, on the other hand, shall be obligated to indemnify the other for Losses that exceed $60 million in the aggregate with all Losses asserted by such party; provided, however, that the limitations contained in this sentence shall not apply to any claim of common law fraud, alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party or claims for indemnification for Transferred Liabilities or Excluded Liabilities, as applicable.

          (c) Following the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to the matters addressed in Section 5.1 or 5.2 (other than claims of common law fraud alleged to have been committed by or on behalf of the indemnifying party or an Affiliate thereof upon the indemnified party) shall be pursuant to the indemnification provisions set forth in this Article V; provided, however, that the parties may seek to enforce specifically this Agreement and the terms and conditions hereof.

          (d) Nothing in this Article V shall affect the rights and remedies of Purchaser or Seller with respect to any breach by the other of any of their covenants or agreements to be performed at or after the Effective Time.

     SECTION 5.5 TREATMENT OF INDEMNIFICATION PAYMENTS.

     Seller and Purchaser agree to treat any indemnification payment under this Article V as an adjustment of the consideration paid for the Transferred Assets for income Tax purposes.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     SECTION 6.1 CORPORATE ORGANIZATION; CORPORATE AUTHORITY.

     Seller is a national bank duly organized and validly existing under the laws of the United States. Seller and Parent have the corporate power and authority to carry on its respective businesses as currently conducted, to execute and deliver this Agreement and related documents and Guarantee, respectively, and to effect the transactions contemplated hereby and the Other Transaction. No further corporate authorization is necessary for Seller or Parent to consummate the transactions contemplated hereby or the Other Transaction or the Guarantee, respectively, except for receipt of the Stockholder Approval.

     SECTION 6.2 NO VIOLATION.

     Except as set forth in Schedule 6.2, assuming receipt of the required approvals referenced under Section 6.15 and the Stockholder Approval, neither the execution and delivery hereof or of the Guarantee, nor the consummation of the transactions contemplated herein or the Other Transaction or the Guarantee, (a) will violate or conflict with (i) the Articles of Association, Certificate of Incorporation, or Bylaws of Seller or Parent, as applicable or (ii) any of the leases constituting Transferred Assets (subject to obtaining all required landlord consents) or (b) will violate or conflict in any material respect with (i) any provision of any agreement or any other restriction of any kind to which Seller or Parent is a party or by which Seller or Parent, the Transferred Assets or the Transferred Liabilities are bound; (ii) any statute, law, decree, regulation, or order of any Governmental Authority applicable to Seller or Parent; or (iii) any provision that will result in a default under, or cause the acceleration of the maturity of, any obligations or loans to which Seller or Parent is a party.

     SECTION 6.3 ENFORCEABLE AGREEMENT.

     This Agreement has been duly executed and delivered by Seller, and upon execution and delivery by Purchaser, will be the legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms, and the Guarantee has been duly executed and delivered by Parent, and upon execution and delivery by Purchaser, will be the legal, valid and binding agreement of Parent enforceable in accordance with its terms, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC in particular.

     SECTION 6.4 NO BROKERS.

     All negotiations relative hereto and the transactions contemplated hereby have been carried on by Seller or Parent and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Seller or Parent in such a manner as to give rise to any valid claim against Seller or Purchaser for a brokerage commission, finder’s fee or like commission, except that Seller and Parent have engaged Credit Suisse First Boston Corporation and will be solely responsible for its fees and expenses.

     SECTION 6.5 PERSONAL PROPERTY.

     Seller owns, and will convey to Purchaser at the Closing, all of Seller’s right, title, and interest to all of the Personal Property, which constitutes good title, free and clear of any mortgages, liens, security interests, pledges or encumbrances of any kind or nature (“LIENS”), other than any such Liens that are reflected in the Net Book Value of the Personal Property for purposes of Section 2.2 or that do not materially detract from the value of or interfere with the use of the Personal Property. Except for the Excluded Assets, the Personal Property and other Transferred Assets constitute (or, in the case of the books and records, provide access to) all of the assets required to conduct the Branch Banking Operations in all material respects as presently conducted.

     SECTION 6.6 REAL PROPERTY AND THE LEASED PREMISES.

          (a) Except as set forth on Schedule 6.6, Seller has good, marketable and insurable fee simple title to the Real Property, subject to any applicable Permitted Encumbrances and any Title Defect addressed pursuant to the provisions of Section 2.4 and Section 2.8, and valid leasehold interests in all of the Leased Premises, subject to any applicable Permitted Encumbrances, a complete and accurate description of which properties (together with a complete and accurate list of all tenants under Tenant Leases) is set forth on Schedule 2.1(a)(1)(A), Schedule 2.1(a)(1)(B), Schedule 2.1(a)(2)(A), Schedule 2.1(a)(2)(B), and Schedule 2.1(a)(2)(C).

          (b) Except as specifically set forth on Schedule 2.1(a)(1)(A) or Schedule 2.1(a)(1)(B), there are no pending, or, to the knowledge of Seller, threatened or contemplated condemnation or similar proceedings affecting the Real Property or any portion thereof. Seller will present to Purchaser, within five (5) days after receipt by Seller, any notices that it receives relating to such a proceeding or any condemnation that relates to the Real Property. To the knowledge of Seller, there exists no fact or condition that would result in the termination of the existing access to the Real Property.

          (c) Except as specifically set forth on Schedule 2.1(a)(1)(A), Schedule 2.1(a)(1)(B), Schedule 2.1(a)(2)(A), Schedule 2.1(a)(2)(B) or Schedule 2.1(a)(2)(C), Seller has not entered into any agreement for the sale, transfer, assignment or other disposition of the Real Property or the Leased Premises or any interest therein.

          (d) Except as specifically set forth on Schedule 2.1(a)(1)(A) or Schedule 2.1(a)(1)(B), and other than the Assumed Contracts, Seller has not contracted for any services or made any commitments or obligations therefor that will become binding upon Purchaser with respect to the Real Property.

          (e) The Real Property Leases are valid, binding, and existing leases that are in full force and effect and under which Seller, as lessee, is entitled to possession of the Leased Premises. Seller has made available to Purchaser true and complete copies of all Real Property Leases. No Real Property Lease is subject to any lease, mortgage, deed or trust or other lien or interest that would entitle the holder thereof to interfere materially with or disturb the lessee’s rights under such Real Property Lease so long as the lessee is not in default under such Real Property Lease beyond any applicable cure period. To Seller’s knowledge, no event or circumstance has occurred and is continuing that constitutes a default or would, with the lapse of time or receipt of notice or both, constitute a default under any of the Real Property Leases. Subject to Seller’s obtaining any necessary landlord consents, the assignment of such Real Property Leases will transfer to Purchaser all of Seller’s rights under the Real Property Leases.

     SECTION 6.7 CONDITION OF PROPERTY.

     Except as would not individually or in the aggregate constitute a Seller Material Adverse Effect, each Real Property and Leased Premises (a) is in good operating condition and repair and, to Seller’s knowledge, structurally sound, with no material alterations or repairs being required thereto under applicable law or insurance company requirements, (b) consists of sufficient land and lawful means of access to permit the use thereof in the manner and for the purposes to which they are presently devoted, and (c) is otherwise suitable and sufficient in all material respects (whether physical, structural, legal, or otherwise, and including the import of relevant lease terms) for its current use, operation and occupancy as a bank branch. No Real Property or, to Seller’s knowledge, any Leased Premises, is subject to any mortgage, security agreement, sales contract, option, right of first refusal or similar agreement or arrangement with any third party. The Transferred Assets include all material real estate utilized by Seller in the Branch Banking Operations. To Seller’s knowledge, there is no pending or threatened imposition of material assessments or Tax increases against any Real Property or Leased Premises.

     SECTION 6.8 LABOR MATTERS; EMPLOYEES.

          (a) No Employee is a party to any collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type, nor is Seller, with respect to any Employee, the subject of any material proceeding asserting it has committed an unfair labor practice in violation of the National Labor Relations Act or any other similar or comparable state law seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, nor to Seller’s knowledge is there any strike or similar labor dispute by the Employees pending or threatened. Seller is unaware of any efforts during the past five years involving any Employee seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

          (b) Schedule 6.8 contains a complete and accurate list in all material respects (and Seller will deliver a revised Schedule 6.8 no fewer than five (5) days prior to the Closing complete and accurate in all material respects) of all Employees, their date of commencement of employment, their positions, their business locations, their annual/weekly/hourly rates of compensation, average scheduled hours per week and their status as full or part-time and active or on leave. Schedule 6.8 sets forth a complete and accurate list of each Employee who is a party to any written employment, retention, severance or similar agreement with Seller, and Seller has made available true and complete copies of each such agreement. Schedule 6.8 lists and Seller has made available to Purchaser each employee benefit plan, program or other arrangement providing benefits to any Employee or any beneficiary or dependent thereof that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, agreement, program or policy (collectively, the “BENEFIT PLANS”). Except as set forth on Schedule 6.8 or any implied contract arising solely as a result of California law, no Employee is a party to any individual contract, written or oral, express or implied, for the employment of such Employee or the provision of severance or change of control benefits. Except as set forth on Schedule 6.8, no Benefit Plan is a multiemployer plan with the meaning of Section 3(37) of ERISA.

          (c) Except as set forth on Schedule 6.8, there are no material complaints, charges or claims against Seller pending or, to the knowledge of Seller, threatened in respect of Employees.

     SECTION 6.9 CERTAIN CONTRACTS.

     Each of the material Personal Property Leases, Safe Deposit Contracts and Assumed Contracts is valid and subsisting, in full force and effect, and Seller (and, to the knowledge of Seller, all other parties thereto) have performed in all material respects all obligations required to be performed by Seller (or such other party, as applicable) thereunder; and no condition exists that constitutes or, with notice, or lapse of time, or both, would constitute a default thereunder on the part of Seller, or, to the knowledge of Seller, on the part of any of the other parties to any thereof. True and complete copies of each Assumed Contract (including any addenda, annexes, attachments, exhibits, schedules or amendments thereto) have previously been made available to Purchaser.

     SECTION 6.10 PURCHASED LOANS.

          (a) Seller has full power and authority to hold each Purchased Loan, and has good and marketable title to the Purchased Loans, free and clear of any Liens. Seller is authorized to sell and assign the Purchased Loans to Purchaser and, upon assignment, Purchaser will have the rights of Seller with respect to the Purchased Loans in accordance with the terms and conditions thereof.

          (b) Each Purchased Loan (such term to include, for purposes of this paragraph, the principal documents relating to such Purchased Loans, including notes, mortgages, security instruments, and guarantees) was originated and has been administered in conformity in all material respects with applicable laws and regulations; and its principal balance as shown on Seller’s books and records is true and correct as of the last day shown thereon. Seller has complied in all material respects with all of its obligations under the Purchased Loans and, to Seller’s knowledge, each Purchased Loan represents the valid and binding obligation of the obligor(s) thereunder, enforceable by the holder thereof in accordance with its terms, except as (1) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, (2) the availability of equitable remedies may be limited by equitable principles of general applicability and (3) such modifications to the terms thereof as may be required pursuant to the Soldiers and Sailors Relief Act of 1940, as amended.

          (c) Each Purchased Loan that is secured by collateral is secured by a perfected mortgage or security interest in the collateral in favor of Seller as mortgagee or secured party. Except as set forth on Schedule 6.10, no collateral has been released from the lien granted to Seller, unless approved by Seller and documented in its files.

     SECTION 6.11 DEPOSIT LIABILITIES.

     The Deposit Liabilities are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance, and all premiums and assessments required to be paid in connection therewith have been paid when due by Seller. The Deposit Liabilities were opened, extended or made, and have been maintained, in all material respects in accordance with all applicable federal, state and local laws, regulations, rules and orders. The Deposit Liabilities (a) are in all respects genuine and enforceable obligations of Seller and (b) except as set forth in Schedule 6.11 were acquired in the ordinary course of Seller’ business. Seller has made available to Purchaser any material document setting forth the terms and agreements relating to the Deposit Liabilities. During the two (2) years preceding the date hereof, neither Seller nor any of its Affiliates has transferred or booked any material amount of deposit liabilities previously booked to a branch or business location of any Affiliate of Seller, other than a Branch. Except as set forth on Schedule 6.11, none of the Deposit Liabilities constitute Brokered Deposits.

     SECTION 6.12 BOOKS, RECORDS, DOCUMENTATION, ETC.

     The books and records being transferred to Purchaser hereunder are complete, correct and accurate in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements, and related documentation, as well as Seller’s policies, procedures, and practices with respect thereto, used in connection with the Branch Banking Operations comply in all material respects with applicable federal and state laws and regulations.

     SECTION 6.13 LITIGATION AND REGULATORY PROCEEDINGS.

     Except as set forth on Schedule 6.13 and processing in the ordinary course of regulatory applications contemplated by Section 6.15, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to any of the Transferred Assets or Transferred Liabilities or that could reasonably be expected to have a Seller Material Adverse Effect, whether at law or in equity or before or by a Governmental Authority. No Governmental Authority has notified Seller that it would oppose or not approve or consent to the transactions contemplated hereby or the Other Transaction and Seller knows of no reason (provided that Seller makes no representation or warranty with respect to any reason relating solely to Purchaser or its Affiliates) for any such opposition, disapproval or nonconsent. Except as set forth on Schedule 6.13, neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, nor has Seller been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum or understanding, commitment letter or submission.

     SECTION 6.14 TAX MATTERS.

     Except as set forth on Schedule 6.14:

          (a) Seller has filed all Tax Returns required to be filed relating to the ownership and operation of the Transferred Assets. All such Tax Returns were correct and complete in all material respects. All Taxes relating to the ownership and operation of the Transferred Assets owed by Seller (whether or not shown on any Tax Return) have been paid. Seller is not the beneficiary of any extension of time within which to file any Tax Return relating to the ownership and operation of the Transferred Assets. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns relating to the ownership and operation of the Transferred Assets that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Transferred Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

          (b) Seller has withheld and paid all Taxes relating to the ownership and operation of the Transferred Assets required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party through the Effective Time.

          (c) There is no dispute or claim concerning any Tax Liability of Seller relating to the ownership and operation of the Transferred Assets either (1) claimed or raised by any authority in writing or (2) as to which any of Seller’s directors and officers (and Employees responsible for Tax Matters) has knowledge.

          (d) None of the Transferred Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.

     SECTION 6.15 CONSENTS AND APPROVALS.

     Except for the Regulatory Approvals and third party consents set forth on Schedule 6.15, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required in connection with Seller’s consummation of the transactions contemplated hereby or the Other Transaction or Parent’s performance of the Guarantee, other than any required lessor consents to the assignment of the Real Property Leases and required consents to the assignment of the Assumed Contracts.

     SECTION 6.16 ENVIRONMENTAL LAWS.

          (a) Seller has made available to Purchaser true and complete copies of all Existing Environmental Reports. Except as disclosed on Schedule 6.16, (1) there are no violations of any Environmental Laws or any Environmental Liabilities or the presence (including in any underground or other storage tanks) of any Hazardous Substance on or under any Real Property or Leased Premises, (2) the Real Property and, to Seller’s knowledge, the Leased Premises are not subject to any Lien, court order, administrative order or decree, imposed by or arising under any Environmental Law, and there are no proceedings pending, or to Seller’s knowledge threatened, for the imposition of any Lien under, or alleging the violation of or any liability under, any Environmental Law, (3) Seller has complied and is now complying with, and each Real Property and Leased Premises has been operated in accordance with, in all material respects, all Environmental Laws applicable to the Real Property or Leased Premises, and (4) Seller has not received any notice from any person or Governmental Authority alleging that

Seller or any Real Property or Leased Premises are not in compliance with, or seeking to impose any liability under, any Environmental Law.

               (b) There are no present or, to Seller’s knowledge, past actions, activities, circumstances, events or incidents, including any storage or disposal, or release, discharge or emission, of Hazardous Substance, that could form the basis for assertion of any Environmental Liability with respect to any Real Property or Leased Premises.

               (c) To Seller’s knowledge, no Purchased Loan is secured by real property for which there is a threat of potential Environmental Liability that could reasonably be expected to exceed $100,000.

     SECTION 6.17 COMMUNITY REINVESTMENT COMPLIANCE.

     As of the date hereof, Seller is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” in its most recent exam under the CRA as of the date hereof.

     SECTION 6.18 DEPOSIT AND LOAN DATA.

     The amount, rate and accrued interest on Deposits and Purchased Loans as of May 31, 2002, and the past-due status of Purchased Loans as of May 31, 2002, and all other written or magnetically (or otherwise) recorded financial data and information, provided by, or to be provided by, Seller to Purchaser in connection with the transactions contemplated hereby was, or will be, complete and accurate in all material respects as of the date so provided based on Seller’s books and records and the internal accounting procedures of Seller consistently applied.

     SECTION 6.19 COMPLIANCE WITH LAWS.

     The Branch Banking Operations have been conducted by Seller in compliance in all material respects with all federal, state and local laws, regulations and ordinances applicable thereto.

     SECTION 6.20 ABSENCE OF CERTAIN CHANGES.

     Since March 31, 2002, and except as set forth on Schedule 6.20, (a) there has not been any action taken of the type described in Section 8.3(b)(9) that, had such action occurred after the date hereof, would be in violation of such Section 8.3(b)(9), and (b) Purchased Loans have been made in a manner consistent with past practice as relates to the normal and customary credit standards and policies of Seller and (c) the overall status of the Purchased Loans that were outstanding as of March 31, 2002 as relates to credit quality does not differ in any material respect from such status as of such date.

     SECTION 6.21 SOLVENCY.

     As of the date hereof, and immediately prior to and after giving effect to (a) the consummation of the transactions contemplated hereby, including the transfer of the Transferred Assets and the Transferred Liabilities, and (b) the consummation of the Other Transaction, Seller

(i)  owns assets the fair saleable value of which is (1) greater than the total amount of its liabilities (including the amount of any contingent liabilities estimated on a reasonable basis based on the probability of incurrence of such contingent liabilities and the magnitude of such contingent liabilities were they to be fully incurred, whether or not such contingent liabilities meet the criteria for accrual under generally accepted accounting principles) and (2) greater than the amount that will be required to pay the probable liabilities of Seller’s indebtedness as such becomes absolute and mature, (ii) has capital that is not unreasonably small in relation to Seller’s business as currently conducted, or as will be conducted after giving effect to the consummation of the transactions contemplated hereby and the Other Transaction, and (iii) will be able to pay its indebtedness and other liabilities (including the reasonably anticipated amount of subordinated, unmatured, unliquidated and contingent liabilities) as they become due.

     SECTION 6.22 FINANCING.

     Seller will have at the close of business on the fifth (5th) Business Day prior to the Effective Time, sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2.

     SECTION 6.23 OPINION OF FINANCIAL ADVISOR.

     Seller has received the opinion, dated as of the date hereof, of Credit Suisse First Boston Corporation, to the effect that the consideration to be received by the Seller hereunder is fair, from a financial point of view, to Seller. Seller have delivered to Purchaser a true and complete copy of the opinion referenced in the preceding sentence.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     SECTION 7.1 CORPORATE ORGANIZATION; CORPORATE AUTHORITY.

     Purchaser is a national bank duly organized and validly existing under the laws of the United States. Purchaser has the corporate power and authority to carry on the business being acquired, to assume the liabilities being transferred, to execute and deliver this Agreement and related documents and to effect the transactions contemplated herein and therein. No further corporate authorization is necessary for Purchaser to consummate the transactions contemplated hereby.

     SECTION 7.2 NO VIOLATION.

     Assuming receipt of the required approvals referenced under Section 7.4, neither the execution and delivery hereof, nor the consummation of the transactions contemplated herein will violate or conflict with (a) the Articles of Association or Bylaws of Purchaser; (b) provision of any agreement or any other restriction of any kind to which Purchaser is a party or by which Purchaser is bound; (c) any statute, law, decree, regulation or order of any Governmental

Authority applicable to Purchaser; or (d) any material provision that will result in a default under, or cause the acceleration of the maturity of, any obligations or loans to which Purchaser is a party, except, in the case of clauses (b), (c) and (d) as would not have a Purchaser Material Adverse Effect.

     SECTION 7.3 ENFORCEABLE AGREEMENT.

     This Agreement has been duly executed and delivered by Purchaser and, upon execution and delivery by Seller, will be the legal, valid, and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, and the Guarantee has been duly executed and delivered by Purchaser, and upon execution and delivery by Parent will be the legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except, in each case, as may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting creditors’ rights generally or the rights of creditors, or of the FDIC as insurer, regulator, conservator, or receiver, of banks the accounts of which are insured by the FDIC in particular.

     SECTION 7.4 CONSENTS AND APPROVALS.

     Except for required regulatory approvals set forth on Schedule 7.4, no consents, approvals, filings or registrations with any third party or any public body, agency or authority are required of Purchaser in connection with Purchaser’s consummation of the transactions contemplated hereby, other than what may be required as a result of any facts or circumstances relating solely to Seller. Purchaser has no reason to believe that it will not be able to obtain all required regulatory approvals in a prompt and timely manner.

     SECTION 7.5 FINANCING.

     Purchaser will have not later than the Effective Time sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2.

     SECTION 7.6 NO BROKERS.

     All negotiations relative hereto and the transactions contemplated hereby have been carried on by Seller or Parent and Purchaser, and there has been no participation or intervention by any other Person, firm or corporation employed or engaged by or on behalf of Purchaser in such a manner as to give rise to any valid claim against Seller or Parent for a brokerage commission, finder’s fee or like commission.

     SECTION 7.7 LITIGATION AND REGULATORY PROCEEDINGS.

     Except as set forth on Schedule 7.7 and proceedings relating to matters contemplated by Section 7.4, there are no actions, causes of action, complaints, claims, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser that would reasonably be expected to materially adversely affect Purchaser’s ability to timely perform its obligations hereunder or consummate the transactions contemplated hereby, whether at law or in equity or before or by a Governmental Authority. As of the date hereof, no Governmental Authority has notified Purchaser that it would oppose or not approve or consent to the transactions contemplated hereby and Purchaser knows of no reason (other than any reason relating to Seller and its Affiliates) for any such opposition, disapproval or nonconsent. Except as set forth on Schedule 7.7, neither Purchaser nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with or commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of depository institutions, in any case that would reasonably be expected to materially adversely affect Purchaser’s ability to timely perform its obligations hereunder.

     SECTION 7.8 COMMUNITY REINVESTMENT COMPLIANCE.

     As of the date hereof except as would not have a Purchaser Material Adverse Effect, Purchaser is in compliance with the applicable provisions of the CRA and has received a CRA rating of no lower than “satisfactory” in its most recent exam under the CRA as of the date hereof.

ARTICLE VIII

OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME

     SECTION 8.1 FULL ACCESS.

          (a) Until the Closing Date, Seller shall afford to the officers and representatives of Purchaser, upon reasonable prior notice, reasonable access during normal business hours of Seller to all properties, Employees, books, and records pertaining to the Branch Banking Operations, specifically including but not limited to all books and records relating to the Deposit Liabilities, the Purchased Loans, the Real Property, the Leased Premises and the Personal Property. In exercising its rights of access pursuant to the previous sentence, Purchaser will make reasonable efforts to minimize any disruption to Seller’s business activities and Seller’s relations with its customers. Seller will cooperate with Purchaser to the extent reasonably requested and to the extent permitted by law to provide Purchaser with information about Employees and a reasonable opportunity to meet with Employees. Nothing in this Section 8.1 shall require Seller to provide access to or disclose information where such access or disclosure would violate the rights of customers, result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment or decree. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) Between the date hereof and the Closing Date, the parties shall meet on at least a monthly basis to discuss matters relating to the Branch Banking Operations (including credit quality and related issues), systems conversion, customer communications, employee matters and other issues relating to the Transferred Assets and Transferred Liabilities and the transactions contemplated hereby to the extent permitted by applicable law. In addition, Seller shall provide to Purchaser monthly reports regarding the Purchased Loans and Deposits, as well as monthly asset quality reports as reasonably requested by Purchaser, including but not limited to watch loans, past due reports, non-performing assets, charge-offs, risk rating distribution, portfolio growth, industry and product concentrations and composition, and changes to off-balance sheet exposures.

          (c) Any information discovered, disclosed or revealed pursuant to Sections 2.4, 2.5 or 2.8, Article IV or this Section 8.1, or otherwise disclosed in connection with entering into or performing the covenants and agreements contemplated hereby, shall be subject to the provisions of the Confidentiality Agreement.

     SECTION 8.2 APPLICATION FOR APPROVAL.

          (a) As soon as reasonably practicable following the execution of this Agreement, Purchaser shall prepare and file applications and notices relating to the Regulatory Approvals. Purchaser agrees to process such applications as promptly as reasonably practicable and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence, and other documents with respect thereto, and to use its reasonable best efforts to obtain the Regulatory Approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has been accepted or denied. Seller shall provide all cooperation and information reasonably requested by Purchaser in connection with Purchaser’s obligations pursuant to this Section 8.2(a) and its compliance with the requirements of the applicable regulatory authorities.

          (b) The parties shall (1) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Regulatory Approvals, (2) subject to applicable law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Authority, including the applications referred to in Section 8.2(a), (3) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the OCC or any other Governmental Authority, in each case regarding or potentially affecting any of the transactions contemplated hereby, and (4) consult with each other in advance of any meeting or conference with the OCC or any other Governmental Authority.

     SECTION 8.3 CONDUCT OF BUSINESS.

     Except as expressly set forth herein or as may otherwise be agreed upon by Purchaser in writing, (a) Seller will continue to conduct the Branch Banking Operations (including Deposit and loan pricing) until the Closing in the ordinary course of business consistent with past practices, and (b) Seller shall not:

(1) increase or agree to increase, or enter into or modify any plans, practices or agreements with respect to, the salary, benefits, remuneration, severance or compensation of, or pay any bonus to, any Employee (other than, following notice to Purchaser, (A) normal individual increases in salary, remuneration or compensation to Employees in the ordinary course of business consistent with past practice, (B) increases or payments pursuant to agreements outstanding on the date hereof, including pursuant to any severance, retention or bonus program described on Schedule 6.8, and (C) any other changes to the extent required by applicable law), or materially increase or materially decrease the number of Employees;

(2) sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of, or permit any Lien to be created on, any of the Transferred Assets existing as of the date hereof;

(3) make or agree to make any material improvements to any Real Property or Leased Premises, except with respect to commitments for such made prior to the date hereof and previously disclosed to Purchaser in writing and for normal maintenance or refurbishing made in the ordinary course of business consistent with past practice;

(4) file any application or give any notice to relocate or close any Branch or ATM or relocate or close or, absent an emergency situation requiring such action, suspend operations at any Branch or ATM (in which event such suspension shall be permitted only for the duration of such emergency);

(5) subject to Section 4.7, except in the ordinary course of business consistent with past practice, amend, terminate or extend any Real Property Lease, Personal Property Lease, Safe Deposit Contract or Assumed Contract without the prior written consent of Purchaser (other than any amendment to any Personal Property Lease or Assumed Contract required in order to transfer the related assets to Purchaser pursuant to Article II);

(6) take, or permit any Affiliate to take, any action impairing in any material respect Purchaser’s rights in any Deposit Liabilities or Transferred Assets or waive any material right, whether in equity or at law, that it has with respect to any Purchased Loan (other than collection and work-out procedures undertaken in all material respects in accordance with Seller’s normal and customary practices relating thereto);

(7) take, or permit any Affiliate to take, any action or fail to take, or permit any Affiliate to fail to take, any action that is intended to or is reasonably likely to cause any of the representations or warranties set forth in Article VI that is not qualified as to materiality or Seller Material Adverse Effect to be or become untrue in any material respect individually or in the aggregate, any of the representations or warranties set forth in Article VI that is qualified as to materiality or Seller Material Adverse Effect to be or become untrue in any respect, or any of the conditions set forth in Articles IX or X not to be satisfied;

(8) increase its pricing on Deposits such that its rates exceed by more than 25 basis points the average of the rates being paid by Purchaser, Bank of America, Union Bank, Washington Mutual and Wells Fargo, or their respective Affiliates, in the greater San Francisco Bay Area; provided, however, that this Section 8.3 shall not be deemed to prohibit Seller from obtaining Deposits that are Brokered Deposits that are

Excluded Liabilities hereunder so long as such activity complies with all applicable law, regulation and regulatory guidance and does not prevent, impair or materially delay the completion of the transactions contemplated hereby or increase the likelihood that any condition to the parties’ obligations to consummate the transactions contemplated hereby will not be satisfied;

(9) fail to follow Seller’s normal and customary practices and procedures regarding loan pricing, underwriting and recognition of charge-offs in a manner consistent with past practice;

(10) except as set forth on Schedule 8.3(b)(10), make or approve any new loan that constitutes a Purchased Loan, or extend or renew any Purchased Loan, (A) the principal amount of which (together with any related commitments to extend credit) (i) is equal to or in excess of $1 million, if such loan, extension or renewal is a secured loan, or (ii) is equal to or in excess of $500,000 if such loan, extension or renewal is an unsecured loan, (B) which loan, extension or renewal is made to a small business customer, or (C) which loan extension, or renewal would be, if made as of the date hereof, classified as a high-loan-to-value home equity on Seller’s books;

(11) issue any Letter of Credit (A) with a commitment in excess of (i) $1 million if any amounts drawn on such commitment are to be secured, or (ii) $500,000 if any amounts drawn on such commitment are not to be unsecured, or (B) to any obligor with respect to which is a small business customer; or

(12) agree with, or commit to, any Person to do any of the things described in the foregoing (1) through (11) except as expressly permitted hereunder.

     SECTION 8.4 SOLICITATION OF CUSTOMERS BY PURCHASER PRIOR TO CLOSING.

     At any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates, if any, to conduct any mass marketing that is specifically targeted to induce customers whose Deposit Liabilities are to be assumed or whose Purchased Loans are to be acquired by Purchaser pursuant hereto to discontinue or limit their account relationships with Seller or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, that are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser.

     SECTION 8.5 NO SOLICITATION BY SELLER AND ITS AFFILIATES.

     For a period of three (3) years following the Effective Time, Seller and its Affiliates will not, directly or indirectly, (a) establish or conduct a branch deposit and loan business, or other commercial or retail banking business, in Northern California, provided, however, that this Section 8.5(a) shall not apply to the continued conduct of the businesses of Seller or its Affiliates that are not being acquired by Purchaser hereunder, to the solicitation or acceptance of deposits of types that are excluded from the definition of “Average Deposit Balance” hereunder or are otherwise gathered from wholesale sources, or to the establishment and subsequent conduct of new lines of business that are unrelated to the business conducted through the Branch Banking Operations, (b) solicit deposit or loan business or other commercial or retail banking business from customers whose Deposit Liabilities and/or Purchased Loans are assumed or acquired by Purchaser pursuant hereto, or (c) solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser’s employment relationship with any Branch Employee; provided, however, that this Section 8.5(c) shall not apply if such Branch Employee has been terminated by Purchaser or if such Branch Employee is hired by Seller or its Affiliates as a result of a general solicitation for employment in newspaper advertisements or other periodicals of general circulation not specifically targeted to employees of Purchaser.

     SECTION 8.6 EFFORTS TO CONSUMMATE; FURTHER ASSURANCES.

     The parties hereto agree to use all reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to Closing. Without limiting the foregoing, Seller shall act diligently in good faith, and shall use its reasonable best efforts, to assure that it will have sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2, as soon as practicable following the date hereof. After the Effective Time, (a) Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall at any time be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Transferred Assets, and (b) Purchaser will duly execute and deliver such assumptions, acknowledgments and other instruments of assumption and transfer as shall at any time be necessary or appropriate to cause the Transferred Liabilities to be assumed by Purchaser and to cause Seller to be discharged from all liability and obligation thereunder.

     SECTION 8.7 FEES AND EXPENSES.

     Unless expressly stated to the contrary herein, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities hereunder; provided, however, that (a) Purchaser shall pay all fees and expenses associated with the regulatory application process, (b) each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction, (c) except as provided in Section 2.2(d) with respect to Transfer Taxes that are payable or that arise as a result of the consummation of the transactions contemplated hereby, Purchaser shall be responsible for the costs, charges and expenses relating to all title examinations, title search fees, surveys, title insurance (including but not limited to premiums and the costs of any endorsements), environmental investigation costs, its own attorneys’ and accountants’ fees and expenses, software license and transfer fees, recording fees, transfer fees, regulatory applications and other expenses arising in connection therewith as well as all costs and expenses associated with the transfer or perfection of any security interests or liens securing Purchased Loans and related motor vehicles transferred hereunder, (d) Purchaser shall be responsible for the costs of removing Seller’s signage from the Branches and (e) Seller shall be responsible for its own attorneys’ and accountants’ fees and expenses related to this transaction.

     SECTION 8.8 THIRD PARTY CONSENTS.

          (a) Seller shall use its reasonable best efforts to obtain from lessors or sublessors under Real Property Leases any consents to the assignment of such leases required under the terms thereof in connection with the consummation of the transactions contemplated hereby and the removal of Seller’s signage and the installation of Purchaser’s signage (the “LANDLORD CONSENTS”). If any such Landlord Consent shall not have been obtained prior to the Closing then, notwithstanding any other provision hereof, the applicable Real Property Lease shall not be assigned to Purchaser at Closing (and the Purchase Price shall not include the Net Book Value thereof) but all other Transferred Assets and Transferred Liabilities associated with the relevant Leased Premises shall nevertheless be transferred to Purchaser at the Closing and the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the maximum extent reasonably possible, the benefits and burdens of the underlying Leased Premises in a manner that does not violate the applicable Real Property Lease (for the same cost as would have applied if the relevant consent had been obtained). If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise commercially reasonable efforts to obtain the related consents that could not be obtained prior to the Closing, and if such consent is obtained, Seller shall assign to Purchaser the applicable Real Property Lease pursuant to the terms of this Agreement applicable to leases assigned at the Closing and the parties shall restructure the applicable alternative arrangement and Purchaser shall pay Seller any consideration for the lease assignment that Seller would have received had the lease been assigned at the Closing.

          (b) Seller shall use its reasonable best efforts to obtain from the parties to any material contract, agreement, license or Personal Property Lease to be transferred hereunder, any consents to the assignment of any such material contracts, agreements, licenses and leases required under the terms of such contract, agreement, license or lease in connection with the consummation of the transactions contemplated hereby.

     SECTION 8.9 INSURANCE.

     Seller shall maintain in effect until the Closing Date all casualty and public liability policies relating to the Real Property and Leased Premises and the activities conducted thereon and maintained by Seller on the date hereof or procure comparable replacement policies and maintain such replacement policies in effect until the Effective Time.

     SECTION 8.10 PUBLIC ANNOUNCEMENTS.

     Other than the mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement, Seller and Purchaser agree that from and after the date hereof neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), unless and only to the extent that (a) the furnishing or use of such information is required in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereunder or (b) the furnishing or use of such information is required by applicable law, legal proceedings or the rules or regulations of the SEC, the Nasdaq Stock Market or the New York Stock Exchange applicable to the announcing party or its controlling Affiliate.

     SECTION 8.11 TAX REPORTING.

     Subject to Section 4.5, Seller shall comply with all Tax reporting obligations in connection with the Transferred Assets and the Transferred Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, and Purchaser shall comply with all Tax reporting obligations with respect to the Transferred Assets and the Transferred Liabilities for taxable periods (or portions thereof) beginning after the Closing Date.

     SECTION 8.12 ADVICE OF CHANGES.

     Seller and Purchaser shall each promptly advise the other party of any change or event (a) having a Seller Material Adverse Effect or Purchaser Material Adverse Effect, respectively, (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or (c) that it believes would or would be reasonably likely to cause any of the conditions set forth in Article IX or X not being satisfied.

     SECTION 8.13 DEPOSITS.

     Seller shall deliver to Purchaser on the date of the calculation of the Average Deposit Balance and on the Closing Date, a list in electronic format reasonably acceptable to Purchaser of all Deposits, as of such dates, used to calculate the Average Deposit Balance and the name, address and tax identification number of the applicable Deposit holder.

     SECTION 8.14 NON SOLICITATION OF TRANSACTIONS.

     Neither the Seller nor any of its Affiliates shall, directly or indirectly, through any officer, director or agent of any of them or otherwise, encourage, solicit, initiate, negotiate, enter into any agreement with respect to, or, except, prior to the receipt of the Stockholder Approval, as required by Parent’s fiduciary duties to its stockholders and solely with respect to a bona fide unsolicited offer (and only after three (3) Business Days’ prior written notice to Purchaser) participate in discussions with respect to or furnish any information in connection with the sale of all or any part of the Transferred Assets or Transferred Liabilities, other than the transactions contemplated hereby. Seller will notify Purchaser orally (within one (1) Business Day) and in writing (as promptly as practicable) of any inquiry or proposal received with respect to any such transaction. As of the date hereof, Seller shall, and shall cause its and its Affiliates’ officers, directors and agents to, cease any pending discussions or negotiations regarding any such transaction.

     SECTION 8.15 STOCKHOLDER APPROVAL.

     (a) As promptly as practicable following the date hereof, a proxy statement relating to the Stockholder Meeting (the “PROXY STATEMENT”), will be prepared and filed by Parent with the United States Securities and Exchange Commission (“SEC”), and Seller and its Affiliates shall use reasonable best efforts to have the Proxy Statement cleared by the SEC.

Seller shall notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and shall provide Purchaser copies of all correspondence with respect thereto. Seller shall afford Purchaser and its counsel the opportunity to review the Proxy Statement prior to its filing with the SEC and shall afford Purchaser and its counsel the opportunity to review all amendments and supplements thereto, and replies to comments thereon, prior to their being filed with or sent to the SEC, and Purchaser agrees to provide any comments thereon as promptly as reasonably practicable. As promptly as practicable following the Proxy Statement being cleared by the SEC, Parent shall mail and deliver the Proxy Statement to its stockholders. As of the date of first mailing of the Proxy Statement, the Proxy Statement shall not contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or that omits to state any material fact necessary in order to make the statements therein not false or misleading; provided, that neither Parent nor Seller makes any representation as to information furnished by Purchaser expressly for inclusion in the Proxy Statement. Prior to the date of Stockholder Meeting, Parent shall correct promptly any information in the Proxy Statement that shall have become false or misleading, and Parent shall take all steps necessary to file with, and have cleared by, the SEC any amendment or supplement to the Proxy Statement so as to correct the same and cause the Proxy Statement as so corrected to be mailed and delivered to the stockholders of the Parent.

          (b) A meeting of the stockholders of Parent shall be called to be held as soon as reasonably practicable after the date hereof (the “STOCKHOLDER MEETING”) for the purpose of obtaining the approval of the stockholders of Parent of the transactions contemplated hereby and a plan of liquidation of Parent (the “STOCKHOLDER APPROVAL”); Stockholder Approval as used in this Agreement shall not include any proposal regarding any other matter brought before the stockholders of Parent at the Stockholder Meeting except for the transactions contemplated hereby and a plan of liquidation of Parent. The Proxy Statement shall include the recommendation of Parent’s Board of Directors that Parent’s stockholders grant the Stockholder Approval, and Seller and its Affiliates shall use its reasonable best efforts to obtain the Stockholder Approval.

     SECTION 8.16 EMPLOYEE BENEFIT MATTERS.

          (a) Not later than the Business Day prior to the Effective Time, Purchaser shall offer Comparable Employment as of the Effective Time to each Employee listed on Schedule 6.8, as long as such Employee is then employed by and in good standing with Seller. Purchaser shall keep Seller informed on a reasonably prompt basis of any offer of employment made by Purchaser to an Employee excluded from Schedule 6.8.

          (b) During the period commencing on the Closing Date and ending no earlier than the first anniversary thereof, (1) Purchaser shall provide the Employees of the Branch Banking Operations who become employees of Purchaser in connection with the transactions contemplated by this Agreement (the “BRANCH EMPLOYEES”) with employee benefits substantially comparable in the aggregate to similarly situated employees of Purchaser, as in effect from time to time and (2) Purchaser shall maintain in place a severance plan for Branch Employees that provides severance benefits to eligible Branch Employees no less beneficial in the aggregate than those provided pursuant to the Parent Employee Severance Plans as set forth on Schedule 8.16(b) (the “SEVERANCE PLANS”) and any supplemental benefits provided to those

Branch Employees referenced on Schedule 8.16(b), and otherwise subject to the payment provisions of the Severance Plans; provided, however, that the provision thereof relating to a Branch Employee signing a separation agreement as a condition to eligibility to receive severance payments shall be deemed to refer to Purchaser’s form of separation agreement.

          (c) For purposes of eligibility and vesting under the employee benefit plans of Purchaser for which service is taken into account or recognized, and that provide benefits to any Branch Employees after the Closing Date (the “NEW PLANS”), each Branch Employee shall be credited with his or her years of service from his or her most recent date of hire with Seller or any predecessor of Seller before the Closing Date, to the same extent as such Branch Employee was entitled, before the Closing Date, to credit for such service under any similar employee benefit plans of Seller, except to the extent such credit would result in a duplication of benefits or for purposes of benefit accrual. In addition, and without limiting the generality of the foregoing: (1) each Branch Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable employee benefit plans of Seller in which such Branch Employee participated immediately before the Closing Date (such plans, collectively, the “OLD PLANS”); and (2) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Branch Employee, Purchaser shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided, that Seller provides Purchaser as promptly as practicable, but in no event later than thirty (30) days following a request therefor, with such data as may be reasonably requested by Purchaser in connection therewith (whether from Seller or the applicable plan administrator or insurer), and Seller delivers to Purchaser an update of such information as of the Closing Date no later than sixty (60) days following the Closing Date.

     SECTION 8.17 PHYSICAL DAMAGE TO REAL PROPERTY.

     In the event of any physical damage or destruction, other than ordinary wear and tear, to any Real Property between the date hereof and the Closing Date, at the election of Seller, either (a) Seller shall prior to the Closing Date repair such damage or destruction to return such property to its condition prior to such damage or destruction, (b) the Property Price of such Real Property shall be adjusted in the same manner described in Section 2.8 with respect to Defect Reduction Amounts or (c) Seller shall pay to Purchaser an amount equal to the sum of (1) the insurance proceeds received by Seller with respect to such damage or destruction, (2) any applicable deductible amount and (3) such additional amount as may be required to repair such damage or destruction to return such property to its condition prior to such damage or destruction, or, if the damage or destruction is not reasonably capable of repair, to reflect the difference between the amounts paid under the preceding clauses (1) and (2) and the Net Book Value of the applicable Real Property.

     SECTION 8.18 SOLVENCY MATTERS.

     As soon as practicable after the date hereof, Seller shall engage a nationally recognized business valuation expert reasonably satisfactory to Purchaser (the “APPRAISER”), to provide an opinion to the effect that as of Effective Time after giving effect to (a) the consummation of the transactions contemplated hereby, including the transfer of the Transferred Assets and the Transferred Liabilities, and (b) the consummation of the Other Transaction, Seller (i) will own assets the fair saleable value of which is (1) greater than the total amount of its liabilities (including the amount of any contingent liabilities estimated on a reasonable basis based on the probability of incurrence of such contingent liabilities and the magnitude of such contingent liabilities were they to be fully incurred, whether or not such contingent liabilities meet the criteria for accrual under generally accepted accounting principles) and (2) greater than the amount that will be required to pay the probable liabilities of Seller’s indebtedness as such becomes absolute and mature, (ii) has capital that is not unreasonably small in relation to Seller’s business as currently conducted, or as will be conducted after giving effect to the consummation of the transactions contemplated hereby and the Other Transaction, and (iii) will be able to pay its indebtedness and other liabilities (including the reasonably anticipated amount of subordinated, unmatured, unliquidated and contingent liabilities) as they become due (the “SOLVENCY OPINION”). Seller shall provide all information to the Appraiser as may necessary to enable to the Appraiser to render the Solvency Opinion, shall cause the Appraiser to deliver the Solvency Opinion as soon as reasonably practicable after the date hereof, and shall cause the Appraiser to reaffirm the Solvency Opinion as of the Closing Date. Except as otherwise set forth on Schedule 8.18, all costs and expenses for the Appraiser shall be borne equally by Seller and Purchaser.

     SECTION 8.19 ACTIONS WITH RESPECT TO IRA AND KEOGH PLAN DEPOSIT LIABILITIES.

          (a) On or before the Closing Date, Seller shall (1) resign as the trustee or custodian, as applicable, of each IRA and Keogh Plan of which it is the trustee or custodian and whose Deposit Liabilities are being assumed by Purchaser hereunder (a list of which Plans and the amount of related Deposits as of the date herein is set forth on Schedule 8.19(a)), (2) to the extent permitted by the documentation governing each such IRA and Keogh Plan and applicable law, appoint Purchaser as successor trustee or custodian, as applicable, of each such IRA and Keogh Plan, and Purchaser hereby accepts each such trusteeship or custodianship under their terms and conditions of Purchaser’s plan documents for its IRA and Keogh Plans, and assumes all fiduciary and custodial obligations with respect thereto as of the close of business the day on which the Deposit Liabilities of such IRA and Keogh Plans are being assumed by Purchaser pursuant to the terms hereof, and (3) deliver to the IRA grantor or Keogh Plan named fiduciary of each such IRA or Keogh Plan such notice of the foregoing as is required by the documentation governing each such IRA or Keogh Plan or applicable law. If, pursuant to the terms of the documentation governing any such IRA or Keogh Plan or applicable law, (A) Seller is not permitted to appoint Purchaser as successor trustee or custodian, or the IRA grantor or Keogh Plan named fiduciary objects in writing to such designation, or is entitled to, and does, in fact, name a successor trustee or custodian other than Purchaser, or (B) such IRA or Keogh Plan includes assets that are not Deposit Liabilities and are not being transferred to Purchaser, or the assumption of such deposit liabilities included in such IRA or Keogh Plan would result in a loss of qualification of such IRA or Keogh Plan under the Code or applicable Treasury Regulations, all deposit liabilities of Seller held under such IRA or Keogh Plan shall be excluded from the Deposit Liabilities (such excluded deposit liabilities being herein called the “EXCLUDED IRA/KEOGH PLAN DEPOSITS”). Upon appointment as a successor custodian for such IRA Deposit Liabilities or as a successor trustee for such IRAs or Keogh Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Code and applicable federal and state laws and regulations.

          (b) To the extent that the Deposit Liabilities include certain IRAs or Keogh Plans that are required to make certain periodic distributions to the IRA account owner or Keogh Plan participant (or beneficiary) either at the account owner’s or participant’s request or because the account owner or participant has attained age 70 1/2, effective as of the Effective Time, Purchaser agrees to continue to make such periodic distributions in accordance with the distribution instructions forwarded by Seller to Purchaser. Purchaser hereby assumes the obligation to pay each minimum distribution required by federal law by December 31 of the calendar year in which the Effective Time occurs and, in consideration thereof, Seller agrees not to withhold the amount of such distributions from the aggregate amount of the Deposit Liabilities.

     SECTION 8.20 LETTERS OF CREDIT.

          (a) It is the intention of the parties that Purchaser will assume all obligations accruing after the Effective Time with respect to the Letters of Credit. Accordingly, Seller and Purchaser agree to use their respective reasonable best efforts to obtain prior to the Closing Date the consent of the beneficiary (if necessary) to the assumption of (and the resulting release of Seller from) the Letters of Credit and/or to issue replacement letters of credit for those Letters of Credit that are standby Letters of Credit. At least five (5) Business Days prior to the Closing Date, Seller shall provide to Purchaser a list of all such Letters of Credit for which consent is required.

          (b) Until such time as there are no Letters of Credit, Seller hereby grants to Purchaser, and Purchaser hereby agrees and commits to acquire, as of the Closing Date, from Seller a participation in the Letters of Credit equal to one hundred percent (100%) of the amount thereof.

          (c) Seller agrees that, with respect to each request by a beneficiary for a draw under or payment of a Letter of Credit (a “REQUEST”), it will (1) promptly provide, by facsimile sent to Purchaser, copies of any and all documents submitted to support any Request; (2) wait twenty-four (24) hours, or such shorter time period as may be required under such Letter of Credit, after sending the facsimile before acting on a Request; (3) act in accordance with law in deciding whether or not to honor the Request unless directed in writing by Purchaser to otherwise honor or dishonor a Request, which written direction from Purchaser shall set forth Purchaser’s specific reasons for honor or dishonor, as the case may be, provided, however, in the event Purchaser has directed Seller in writing to dishonor a Request that Seller reasonably deems should be honored, Purchaser’s written direction just be accompanied by an indemnification from Purchaser holding Seller harmless from and against any and all Losses that Seller may incur arising from Purchaser’s direction to dishonor (nothing in this Section 8.20(c) is intended to limit Purchaser’s reimbursement obligation set forth in Section 8.20(d), and the indemnity herein shall not be subject to the time limitations or basket limitations set forth in Article V), and if such indemnification is not provided to Seller in writing in a timely fashion, Seller may honor such Request; (4) provide notice to Purchaser of the action taken on the Request and the amount of the Letter of Credit Disbursement that may become due pursuant to Section 8.20(d); and (5) after honoring a Request, send the documents submitted by the beneficiary in support of a Request as directed by Purchaser.

          (d) In the event Seller notifies Purchaser that a Letter of Credit Disbursement has been made, then Purchaser agrees to pay to Seller on the day so notified by Seller an amount equal to the Letter of Credit Disbursement; provided, however, that if such notice was not given by Seller to Purchaser prior to 2:00 p.m. Pacific Time on such day, then such amount shall be paid by Purchaser not later than 10:00 a.m. on the next Business Day. Purchaser agrees to pay Seller any amounts due under this Section 8.20(d) by wire transfer of immediately available funds to an account previously designated by Seller.

          (e) Purchaser also agrees to pay Seller (1) interest on any and all amounts unpaid by Purchaser when due under Section 8.20(d), from the date such amounts become due until payment in full, such interest being payable on demand and accruing at the Federal Funds Rate and (2) any and all out-of-pocket expenses (including reasonable attorneys’ fees) reasonably incurred by Seller in exercising or enforcing any rights or performing any obligations under Section 8.20(d) and 8.20(e).

          (f) Seller shall promptly remit to Purchaser any amounts subsequently received by Seller from Letter of Credit Customers in respect of all Letter of Credit Disbursements, and agrees to use reasonable best effects to collect all amounts that may be owed to Seller from Letter of Credit Customers in respect of all Letter of Credit Disbursements. Seller also agrees to pay to Purchaser (1) interest on any and all amounts due to Purchaser under this Section 8.20(f), from the date Seller receives such amounts until payment in full, such interest being payable on demand and accruing at the Federal Funds Rate and (2) any and all out-of-pocket expenses (including reasonable attorneys’ fees) reasonably incurred by Purchaser in exercising or enforcing any rights under this Section 8.20(f).

ARTICLE IX

CONDITIONS TO PURCHASER’S OBLIGATIONS

     The obligation of Purchaser to complete the transactions contemplated herein is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

     SECTION 9.1 REPRESENTATIONS AND WARRANTIES TRUE.

     Each of the representations and warranties made by Seller herein that is qualified as to materiality or Seller Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time, and each of the representations and warranties made by Seller herein that is not qualified as to materiality or Seller Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Effective Time, in each case as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be so true and correct as of such date).

     SECTION 9.2 OBLIGATIONS PERFORMED.

     Seller shall have performed and complied in all material respects with all obligations, covenants and agreements, taken as a whole, required hereby to be performed or complied with by it prior to or at the Effective Time.

     SECTION 9.3 DELIVERY OF DOCUMENTS.

     Seller shall have delivered to Purchaser those items required by Section 3.2(b).

     SECTION 9.4 APPROVALS.

     The parties shall have obtained the Regulatory Approvals and the Stockholder Approval. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, judgment, decree, legal restraint or other order (whether temporary, preliminary or permanent) (an “ORDER”) that is in effect and prohibits or makes illegal the consummation of the transactions contemplated hereby.

     SECTION 9.5 NO SELLER MATERIAL ADVERSE EFFECT.

     There shall not have been any change, condition, event or development that, individually or in the aggregate, would constitute a Seller Material Adverse Effect.

     SECTION 9.6 FINANCING.

     Seller shall have sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2.

     SECTION 9.7 SOLVENCY OPINION.

     Purchaser shall have received the Solvency Opinion, dated as of the Closing Date, in form and substance satisfactory to Purchaser.

     SECTION 9.8 LANDLORD CONSENTS.

     Seller shall have obtained each Landlord Consent other than those set forth on Schedule 9.8.

ARTICLE X

CONDITIONS TO SELLER’S OBLIGATIONS

     The obligation of Seller to complete the transactions contemplated herein is conditioned upon fulfillment or, where legally permitted, waiver, on or before the Closing Date, of each of the following conditions:

     SECTION 10.1 REPRESENTATIONS AND WARRANTIES TRUE.

     Each of the representations and warranties made by Purchaser herein that is qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time, and each of the representations and warranties made by Purchaser herein that is not qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct in all material respects as of the date hereof and as of the Effective Time, in each case as though such representations and warranties were made at and as of such time (except that representations and warranties that speak as of a specified date shall be so true and correct as of such date).

     SECTION 10.2 OBLIGATIONS PERFORMED.

     Purchaser shall have performed and complied in all material respects with all obligations and agreements, taken as a whole, required hereby to be performed or complied with by it prior to or on the Effective Time.

     SECTION 10.3 DELIVERY OF DOCUMENTS.

     Purchaser shall have delivered to Seller those items required by Section 3.2(c).

     SECTION 10.4 APPROVALS.

     The parties shall have obtained all Regulatory Approvals and the Stockholder Approval. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order that is in effect and prohibits or makes illegal the consummation of the transactions contemplated hereby.

     SECTION 10.5 NO PURCHASER MATERIAL ADVERSE EFFECT.

     There shall not have been any change, condition, event or development that, individually or in the aggregate, would constitute a Purchaser Material Adverse Effect.

ARTICLE XI

TERMINATION

     SECTION 11.1 METHODS OF TERMINATION.

     This Agreement may be terminated in any of the following ways:

          (a) by either Purchaser or Seller, in writing five (5) days in advance of such termination, if the Closing has not occurred by March 31, 2003 (provided that no party shall be permitted to terminate this Agreement hereunder if the failure of the Closing to occur prior to such date arises out of or results from the actions or omissions of the terminating party; provided, further, the failure of the representations and warranties contained in Section 6.22 to be true and correct, without more, shall not prevent Seller from exercising its rights under this Section 11.1(a) if Seller has fully complied with its obligations under Section 8.6);

          (b) at any time on or prior to the Effective Time by the mutual consent in writing of Seller and Purchaser;

          (c) by Purchaser, as a result of any breach of any representation, warranty or covenant of Seller contained herein, which breach would cause any condition set forth in Sections 9.1 or 9.2 to not be satisfied, if Purchaser has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice;

          (d) by Seller, as a result of any breach of any representation, warranty or covenant of Purchaser contained herein, which breach would cause any condition set forth in Sections 10.1 or 10.2 to not be satisfied, if Seller has given notice of such breach and such breach is not, or is not capable of being, cured within thirty (30) days after such notice;

          (e) by either Purchaser or Seller, if the Stockholder Approval shall not have been received at the meeting of Parent’s stockholders called to act thereon; or

          (f) by either Purchaser or Seller, if (1) any Regulatory Approval shall have been denied by final, nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested permanent withdrawal of any application therefor or (2) any injunction, decree or other order issued by any Governmental Authority or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby shall have been entered by any Governmental Authority of competent jurisdiction or any applicable law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby and such injunction, decree or other order shall be final and nonappealable.

     SECTION 11.2 PROCEDURE UPON TERMINATION.

          (a) In the event of termination pursuant to Section 11.1, and except as otherwise stated therein, written notice thereof shall be given to the other party, and, except as set forth in Section 11.2(b), this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate. If this Agreement is terminated as provided herein:

(1) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after the execution hereof, to the party furnishing the same;

(2) all information received by either party hereto with respect to the business of the other party (other than information that is a matter of public knowledge or that has heretofore been published in any publication for public distribution or filed as public information with any Governmental Authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third Persons; and

(3) each party will pay its own expenses, except as otherwise specifically provided in this Agreement.

          (b) In the event of termination of this Agreement pursuant to this Article XI, this Agreement (other than as set forth in Sections 8.1, 11.3 and 12.4) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, no such termination shall absolve the breaching party from any liability to the other party arising out of its knowing or willful breach of this Agreement.

     SECTION 11.3 CERTAIN OBLIGATIONS UPON TERMINATION.

          (a) Notwithstanding Section 8.7, should the transactions contemplated herewith not be consummated because of a party’s breach of this Agreement, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization, and documentation, its reasonable outside legal, accounting, consulting, and other out-of-pocket expenses incurred in connection herewith.

          (b) Without limiting Section 11.3(a),

(1) if this Agreement is terminated (A) by Purchaser pursuant to Section 11.1(c) as a result of Seller’s breach of any covenants of Seller contained in Section 8.6, or (B) by Purchaser or Seller pursuant to Section 11.1(a), if, at the time of such termination, Seller shall not have sufficient funds available to consummate the transactions contemplated hereby, including to make any payment pursuant to Section 2.2, Seller shall promptly, but in no event later than five (5) Business Days following the date of receipt of the notice required by Section 11.2(a), pay to Purchaser, via wire transfer of immediately available funds to such account as Purchaser may from time to time designate, $5 million; and

(2) if this Agreement is terminated by Seller pursuant to Section 11.1(d) as a result of Purchaser’s breach of any representation or warranty contained in Section 7.5, Purchaser shall promptly, but in no event later than five (5) Business Days following the date of receipt of the notice required by Section 11.2(a), pay to Seller, via wire transfer of immediately available funds to such account as Seller may from time to time designate, $5 million.

          (c) Without limiting Section 11.3(a) or (b) and subject to the final sentence of this Section 11.3(c), if (1) this Agreement is terminated by either Purchaser or Seller pursuant to Section 11.1(e), and (2) within nine (9) months following the date of such termination, Seller or Parent shall enter into a definitive agreement with respect to, or consummate, an Acquisition Proposal, Seller shall promptly, but in no event later than five (5) Business Days thereafter, pay to Purchaser, via wire transfer of immediately available funds to such account as Purchaser may from time to time designate, $20 million. For purposes of this Section 11.3(c), the term “ACQUISITION PROPOSAL” shall mean any proposal relating to any tender offer or exchange offer for, or proposal for merger, consolidation or other business combination with, or any proposal for the acquisition of a substantial equity interest in, or of a substantial portion of the assets of, or any similar transaction involving, Seller or any of its Subsidiaries, other than the transactions contemplated hereby, including the Other Transaction, it being understood that any proposal to acquire, or that would result directly or indirectly in the acquisition of, any significant portion of the Branch Banking Operations, the Transferred Assets or the Transferred Liabilities shall constitute an Acquisition Proposal. In the event that (A) Seller, Parent or any of their respective Affiliates exercises their right under Section 8.14 to participate in discussions with a third party, or furnishes any information in connection with discussions with a third party, to satisfy a fiduciary duty to its stockholders any unsolicited offer, or (B) Seller, Parent or any of their respective Affiliates breaches Section 8.14 or Section 8.15, the nine (9) month period cited in the first sentence of this Section 11.3(c) shall be extended to eighteen (18) months.

          (d) The parties hereto acknowledge that the agreements contained in Sections 11.3(b) and (c) are an integral part of the transactions contemplated hereby, and that, without these agreements, neither party to this Agreement would enter into this Agreement; accordingly, if a party fails promptly to pay any amount due pursuant to Sections 11.3(b) and (c), and, in order to obtain such payment, the other party commences a suit that results in a judgment against the obligated party for either of the fees set forth in Sections 11.3(b) or (c), the obligated party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the Federal Funds Rate. The parties hereto agree that any remedy or amount payable pursuant to Sections 11.3(b) or (c) shall not preclude any other remedy or amount payable hereunder with respect to, and shall not be the exclusive remedy for, any willful and material breach of any representation, warranty, covenant or agreement contained herein.

ARTICLE XII

MISCELLANEOUS PROVISIONS

     SECTION 12.1 AMENDMENT AND MODIFICATION; WAIVER.

     This Agreement may not be amended or modified in any manner except by mutual agreement of the parties and as set forth in a writing signed by each of the parties hereto or their respective successors in interest.

     Subject to applicable law, each party, by written instrument signed by a duly authorized officer thereof, may extend the time for the performance of any of the obligations or other acts of any of the other parties and may waive (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein. The waiver of any breach of or compliance with any provision hereof by a party shall not be deemed to be a wavier of any preceding or subsequent breach or a failure to comply with this Agreement.

     SECTION 12.2 SURVIVAL.

     Except as otherwise provided herein, the parties’ respective representations and warranties contained herein shall survive (a) in all cases other than with respect to the representations and warranties contained in Sections 6.3, 6.14, and 7.3, until the first anniversary of the Effective Time, (b) in the case of the representations and warranties contained in Sections 6.3 and 7.3, the sixth anniversary of the Effective Time and (c), in the case of the representations and warranties contained in Section 6.14, the thirtieth (30th) day after the expiration of the applicable statute of limitations with respect thereto; provided that any representation or warranty shall be deemed to survive its relevant Claim Limitation Anniversary solely for the purpose of resolving any claim with respect thereto submitted by an indemnified party in accordance with Article V prior to such relevant Claim Limitation Anniversary with respect to Losses incurred by the applicable indemnified party prior to such Claim Limitation Anniversary and asserted under such claim and relating to the relevant surviving representations and warranties. The covenants and agreements contained herein that by their terms contemplates performance after the Effective Time shall survive the Effective Time in accordance with such terms.

     SECTION 12.3 ASSIGNMENT.

     This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

     SECTION 12.4 CONFIDENTIALITY.

     Purchaser and Seller agree that the Confidentiality Agreement shall survive the execution hereof, any termination hereof or any consummation of the transactions contemplated herein.

     SECTION 12.5 ADDRESSES FOR NOTICES, ETC.

     All notices, consents, waivers, and other communications hereunder must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) deposited in the United States Mail by registered or certified mail, return receipt requested, (c) sent by telecopier (with electronic confirmation of receipt), provided that a copy is mailed by registered or certified mail, return receipt requested, or (d) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Seller, to:	Bay View Bank 1840 Gateway Drive San Mateo, California 94404-4030 Attention: Carolyn Williams-Goldman, Esq. Telephone Number: (650) 312-7286 Facsimile Number: (650) 573-6381

with a copy to:	Duane Morris LLP One Liberty Place, 42nd Floor Philadelphia, Pennsylvania 19103 Attention: Frederick W. Dreher, Esq. Telephone Number: (215) 979-1234 Facsimile Number: (215) 979-1213

If to Purchaser, to:	U.S. Bank National Association U.S. Bank Place 601 Second Avenue South Minneapolis, Minnesota 55402 Attention: Lee R. Mitau, Esq. Telephone Number: (612) 973-0363 Facsimile Number: (612) 340-4333

with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Lawrence S. Makow, Esq. Telephone Number: (212) 403-1000 Facsimile Number: (212) 403-2000

     SECTION 12.6 COUNTERPARTS.

     This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     SECTION 12.7 GOVERNING LAW.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

     SECTION 12.8 ENTIRE AGREEMENT.

     Except for the Confidentiality Agreement, this Agreement and the schedules, exhibits and attachments hereto, the Transition and Services Agreement and the Guarantee represent the entire agreement between the parties hereto respecting the transactions contemplated hereby and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties with respect to such matters are superseded hereby and by the Transition and Services Agreement and the Guarantee and merged herein and therein.

     SECTION 12.9 NO THIRD PARTY BENEFICIARIES.

     Nothing herein is intended to or shall confer upon or give to any Person (other than the parties hereto, their successors and permitted assigns) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein, other than the beneficiaries of the provisions of Article V as set forth therein.

     SECTION 12.10 CALCULATION OF DATES AND DEADLINES.

     Unless otherwise specified, any period of time to be determined hereunder shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated hereunder shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in the State of California.

     SECTION 12.11 CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

     Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any court in the State of Delaware and any federal court sitting in the State of Delaware, and irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocably waives any objection that he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 12.12 SEVERABILITY.

     Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 12.13 SPECIFIC PERFORMANCE.

     Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By:

Name:
Title:

BAY VIEW BANK

By:

Name:
Title:

EXECUTION COPY

FORM OF GUARANTEE

          BAY VIEW CAPITAL CORPORATION (“PARENT”) irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of Seller, and/or any of its permitted assigns (and where any such representation or warranty is made to the knowledge of Seller, such representation or warranty shall be deemed made to the knowledge of Parent), and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement and the Transition and Services Agreement. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Seller’s obligations or liabilities (other than in accordance with the terms of the foregoing Agreement or the Transition and Services Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Parent.

          Parent hereby waives, for the benefit of Purchaser, (1) any right to require Purchaser, as a condition of payment or performance by Parent, to proceed against Seller or pursue any other remedy whatsoever and (2) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Seller.

          Without limiting in any way the foregoing guarantee, Parent covenants and agrees to take all actions to enable Seller to adhere to each provision of the foregoing Agreement and of the Transition and Services Agreement that requires an act or omission on the part of Parent or any of its subsidiaries to enable Seller to comply with its obligations under the foregoing Agreement and the Transition and Services Agreement.

          The provisions of Article XII of the foregoing Agreement are incorporated herein, mutatis mutandis, except that notices and other communications hereunder to Parent shall be delivered to:

Bay View Capital Corporation 1840 Gateway Drive San Mateo, California 94404-4030 Attention: Carolyn Williams-Goldman, Esq. Telephone Number: (650) 312-7286 Facsimile Number: (650) 573-6381

          Parent understands that Purchaser is relying on this guarantee in entering into the foregoing Agreement and the Transition and Services Agreement and may enforce this guarantee as if Parent were a party thereto.

BAY VIEW CAPITAL CORPORATION

By:

Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:

Name:
Title:

APPENDIX C

(CREDIT SUISSE LOGO)
CREDIT SUISSE FIRST BOSTON CORPORATION
Fox Plaza	Telephone	310 282 7622
2121 Avenue of the Stars	Telefax	310 785 5167
Los Angeles, CA 90067

July 22, 2002

Board of Directors
Bay View Bank, N.A.
136 Second Avenue
San Mateo, CA 94401

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Bay View Bank, N.A. (the “Bank”), a wholly-owned subsidiary of Bay View Capital Corporation (the “Company”), of the Consideration (as defined below) to be received by the Bank pursuant to the terms of the Purchase and Assumption Agreement, dated as of July 22, 2002 (the “Purchase Agreement”), between the Bank and U.S. Bank National Association (the “Buyer”). The Purchase Agreement provides for, among other things, the sale (the “Sale”) of the Transferred Assets and Transferred Liabilities by the Bank to the Buyer in exchange for an amount equal to the sum of (i) 14% of the Average Deposit Balance, (ii) $5 million, (iii) the Loan Purchase Amount, (iv) the Net Book Value of the Real Property, the Personal Property, the improvements associated with the Real Property Leases and the Leased Premises, in each case as of the Effective Time, and (v) the face amount of the Coins and Currency (together, the “Consideration”). Capitalized terms used but not defined in this letter shall have the respective meanings set forth in the Purchase Agreement.

In arriving at our opinion, we have reviewed the Purchase Agreement as well as certain publicly available business and financial information relating to the Transferred Assets and Transferred Liabilities. We have also reviewed certain other information relating to the Transferred Assets and Transferred Liabilities, including financial forecasts provided to or discussed with us by the Company and the Bank, and we have met with the managements of the Company and the Bank to discuss the business and prospects of the Bank. We have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts of the Transferred Assets and Transferred Liabilities that we have reviewed, we have been advised and we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Bank as to the future financial performance of the Transferred Assets and Transferred Liabilities. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the Transferred Assets and Transferred Liabilities or any other assets or liabilities (contingent or otherwise) of the Company or the Bank, nor have we been furnished with any such evaluations or

C-1

APPENDIX C

appraisals. We have also relied upon, without independent verification, the assessments of the managements of the Company, the Bank and the Buyer as to the potential cost savings and synergies (including the amount, timing and achievability thereof) and strategic benefits anticipated by the managements of the Company, the Bank and the Buyer to result from the Sale. We have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the Sale, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Bank or the contemplated benefits of the Sale, and that the Sale will be consummated in accordance with the terms of the Purchase Agreement, without waiver, amendment or modification of any material terms, conditions or agreements therein and without any material decrease in the consideration to be received by the Bank as a result of any purchase price adjustment or indemnification provision thereof. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Sale as compared to other business strategies that may be available to the Bank, nor does it address the underlying business decision of the Bank to proceed with the Sale.

We have acted as financial advisor to the Company and the Bank in connection with the Sale and will receive a fee for our services paid by the Company, a significant portion of which is contingent upon the consummation of the Sale. We will also receive a fee upon rendering the opinion. In the past, we and our affiliates have provided certain investment banking and financial services unrelated to the proposed transaction to the Company and the Buyer and their respective affiliates for which we have received compensation, and may in the future provide, certain investment banking and financial services to the Buyer and its affiliates, for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Buyer for our and such affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Bank in connection with its consideration of the Sale and does not constitute a recommendation to any stockholder of the Bank or the Company as to how such stockholder should vote or act on any matter relating to the Sale.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Bank in the Sale is fair to the Bank, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

By:

Name:	Richard Barrett
Title:	Managing Director

C-2

BAY VIEW CAPITAL CORPORATION

PROXY

SPECIAL MEETING OF STOCKHOLDERS
SEPTEMBER __, 2002

     The undersigned hereby appoints the Board of Directors of Bay View Capital Corporation (the “Company”), proxies of the undersigned with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote at a Special Meeting of Stockholders (the “Meeting”) to be held at the Company’s main offices located at 1840 Gateway Drive, San Mateo, California, on September      , 2002 at 11:00 a.m., local time, as indicated on the reverse side of this proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of the Board of Directors to act as attorney or proxy for the undersigned shall be deemed terminated and of no further force or effect.

(Continued and to be SIGNED on Reverse Side)

FOLD AND DETACH HERE

[x]  Please mark your votes as in this example

1.	[ ] FOR [ ] AGAINST [ ] ABSTAIN

The proposal to authorize a plan of dissolution and stockholder liquidity under which we will sell or otherwise dispose of all of our assets, including the sale of our retail banking assets to U.S. Bank and, after we pay or make arrangements to pay our liabilities and expenses we will distribute the net proceeds of our asset sales to our stockholders. The Board of Directors recommends a vote “FOR” this proposal.

2.	[ ] FOR [ ] AGAINST [ ] ABSTAIN

The proposal to approve the sale of the Bank’s retail banking assets to U.S. Bank pursuant to the terms of the Purchase and Assumption Agreement dated as of July 22, 2002 between the Bank and U.S. Bank. The Board of Directors recommends a vote “FOR” this proposal

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) TO THE LEFT. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

(SEAL)

Signature of Stockholder_____________________________

Signature of Stockholder_____________________________

Date:__________________, 2002

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

FOLD AND DETACH HERE

VOTE BY TELEPHONE OR MAIL

24 Hours a Day, 7 Days a Week

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone 1-800-435-6710		Mail

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number located in the box below, and then follow the directions given	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.

CONTROL NUMBER

THIS AREA MUST BE LEFT BLANK